Exhibit 10.1

CREDIT AGREEMENT
DATED AS OF
JULY __, 2007
AMONG
QUICKSILVER GAS SERVICES LP,
AS BORROWER,
THE LENDERS PARTY HERETO,
BANK OF AMERICA, N.A.,
AS ADMINISTRATIVE AGENT,
BNP PARIBAS,
AS SYNDICATION AGENT
AND
JPMORGAN CHASE BANK, N.A.,
THE ROYAL BANK OF SCOTLAND plc
AND
FORTIS CAPITAL CORP.,
AS CO-DOCUMENTATION AGENTS

BANC OF AMERICA SECURITIES LLC
AND
BNP PARIBAS SECURITIES CORP.,
AS CO-LEAD ARRANGERS AND JOINT BOOKRUNNERS

i

		Page No.
Section 10.17	Security Instruments	115
Section 10.18	Waiver of Consumer Credit Loans	115
Section 10.19	NO ORAL AGREEMENTS	115
Section 10.20	No Recourse to Parent	115

SCHEDULES:

Schedule 2.01	—	Commitments
Schedule 3.06	—	Disclosed Matters
Schedule 3.12	—	Capital Structure; Material Subsidiaries
Schedule 3.14	—	List of Material Contracts
Schedule 3.17	—	Insurance
Schedule 7.01	—	Existing Indebtedness
Schedule 7.02	—	Existing Liens
Schedule 7.04	—	Investments
Schedule 7.06	—	Transactions with Affiliates
Schedule 7.07	—	Negative Pledge Agreements
EXHIBITS:

Exhibit A	—	Form of Assignment and Acceptance
Exhibit B-1	—	Form of Revolving Borrowing Request
Exhibit B-2	—	Form of Interest Election Request (Revolving Borrowing)
Exhibit B-3	—	Form of Swingline Borrowing Request
Exhibit B-4	—	Form of Interest Election Request (Swingline Borrowing)
Exhibit C-1	—	List of Security Instruments
Exhibit C-2	—	Form of Mortgage
Exhibit C-3	—	Form of Guaranty and Collateral Agreement
Exhibit D	—	Form of Note
Exhibit E	—	Form of Commitment Increase Certificate
Exhibit F	—	Form of Additional Lender Certificate
Exhibit G	—	Form of Parent Subordinated Note

v

LIST OF DEFINED TERMS

Page No.
$10
ABR	1
Acquisition	1
Acquisition Period	1
Act	114
Additional Lender	50
Additional Lender Certificate	50
Adjusted Eurodollar Rate	2
Administrative Agent	2
Administrative Questionnaire	2
Affiliate	2
Agents	2
Aggregate Credit Exposure	2
Agreement	2
Alternate Base Rate	2
Applicable Lending Office	3
Applicable Percentage	3
Applicable Rate	3
Approved Fund	4
Arrangers	4
Asset Disposition	4
Assignee Group	4
Assignment and Acceptance	4
Availability Period	4
Available Cash	4
Bank of America	4
BAS	4
BBA LIBOR	12
BNP Fee Letter	13
BNPPSC	4
Board	5
BofA Fee Letter	13
Borrower	1
Borrowing	5
Borrowing Request	5
Business Day	5
Capital Expenditures	5
Capital Lease Obligations	5
Cash Collateral	5
Cash Collateralization	5
Cash Collateralize	46
Cash Collateralized	5

Page No.
Casualty Event	5
CERCLA	6
Change in Control	6
Change in Law	6
Class	6
Closing Date	6
Closing Distributions	6
Closing Transaction Documents	6
Closing Transactions	6
Code	7
Co-Documentation Agents	7
Collateral	7
Commitment	7
Commitment Increase Certificate	50
Commodity Swap Agreement	7
Common Units	7
Consolidated EBITDA	7
Consolidated Interest Coverage Ratio	8
Consolidated Leverage Ratio	8
Consolidated Net Income	8
Consolidated Net Interest Expense	9
Consolidated Subsidiaries	9
Consolidated Total Funded Debt	9
Contribution Agreement	9
control	2
controlled by	2
Cowtown Entities	9
Cowtown Gas	9
Cowtown Pipeline	9
Credit Exposure	9
Credit Parties	10
Credit Party	10
Current Information	10
Debt Offering	10
deeds	67
Default	10
Defensible Title	10
Disclosed Matters	10
disposal	11
Distribution	10
dollars	10
Effective Date	10
Eligible Assignee	11
Environmental Laws	11
Environmental Liability	11
Equity Interests	11

Page No.
ERISA	11
ERISA Affiliate	11
Eurodollar	12
Eurodollar Rate	12
Events of Default	92
Exchange Act	12
Excluded Taxes	12
Federal Funds Effective Rate	12
Fee Letters	13
FERC	13
Financing Transactions	13
Fiscal Quarter	13
Fiscal Year	13
Foreign Entity	13
Foreign Lender	13
Foreign Subsidiary	13
Fund	13
Funded Indebtedness	13
GAAP	14
Gathering and Processing Agreement	14
General Partner	14
Governmental Authority	14
Governmental Rule	14
GP LLC Agreement	14
Guarantee	14
Guaranty and Collateral Agreement	15
Hazardous Material	15
Hedging Agreement	15
Highest Lawful Rate	113
Honor Date	42
Incumbent Directors	15
Indebtedness	15
Indemnified Taxes	16
Indemnitee	104
Interest Election Request	16
Interest Payment Date	16
Interest Period	16
Interest Rate Swap Agreement	16
Investment	17
IPO	17
ISP	17
Issuer Documents	17
L/C Advance	17
L/C Borrowing	17
L/C Credit Extension	17
L/C Issuer	17

Page No.
L/C Obligations	17
Lender Indebtedness	17
Lenders	17
Letter of Credit Application	18
Letter of Credit Fee	47
Letters of Credit	18
Lien	18
Limited Partnership Agreement	18
Loan Documents	18
Loans	18
Major Asset	18
Margin Stock	18
Material Acquisition	18
Material Adverse Effect	18
Material Asset Disposition	19
Material Contracts	19
Material Indebtedness	19
Material Subsidiary	19
Maturity Date	19
Midstream Activities	19
Moody’s	20
Mortgaged Property	20
Mortgages	20
Multiemployer Plan	20
Net Cash Proceeds	20
Non-Consenting Lender	65
Non-Recourse Indebtedness	20
Notes	21
Omnibus Agreement	21
Operating	21
Operating GP	21
Operating Lease	21
Other Taxes	21
parent	31
Parent	21
Parent Credit Agreement	21
Parent Distribution	22
Parent Subordinated Note	22
Participant	107
Payment Dates	22
PBGC	22
Permitted Encumbrances	22
Permitted Investments	25
Person	27
Pipeline Systems	27
Plan	27

Page No.
Pledging Subsidiary	27
Prime Rate	27
Private Investor Distribution	28
Processing Plants	28
Property	28
Purchase Debt	28
Quarterly Dates	28
RCRA	11
Register	107
Registration Statement	28
Regulation U	28
Reinvestment Notice	28
Reinvestment Period	28
Reinvestment Prepayment Amount	29
Related Parties	29
release	11
Required Lenders	29
Responsible Officer	29
Restricted Payment	29
Revolving Loan	30
rights of way	66
Rolling Period	30
S&P	30
Secondment Agreement	30
Secured Affiliate	30
Security Instruments	30
SFAS 133	30
SFAS 143	30
SFAS 144	30
Solvent	30
Specified Assets	31
Specified Rate	31
State Pipeline Regulatory Agency	31
Statutory Reserve Rate	31
subsidiary	31
Subsidiary	32
Supermajority Lenders	32
Supplemental Indenture	32
Sweep Accounts	32
Swingline Exposure	32
Swingline Lender	32
Swingline Loan	32
Syndication Agent	32
Taxes	32
Total Commitment	32
transfer	88

x

Page No.
Type	32
UCC	32
under common control with	2
Unreimbursed Amount	42
Wholly Owned Subsidiary	33

CREDIT AGREEMENT
     THIS CREDIT AGREEMENT is entered into effective as of July ___, 2007, among QUICKSILVER GAS SERVICES LP, a Delaware limited partnership (the “Borrower”), the LENDERS party hereto, BANK OF AMERICA, N.A., as the Administrative Agent, BNP PARIBAS, as the Syndication Agent, and JPMORGAN CHASE BANK, N.A., THE ROYAL BANK OF SCOTLAND plc and FORTIS CAPITAL CORP., as Co-Documentation Agents.
WITNESSETH:
     WHEREAS, concurrently with the closing and consummation of the Closing Transactions (as hereinafter defined), the Borrower has requested that the Lenders provide the Borrower with the credit facilities described and provided herein, and the Lenders are willing to provide such facilities on the terms and subject to the conditions hereinafter set forth; and
     WHEREAS, the Lenders have appointed Bank of America, N.A. as Administrative Agent hereunder, BNP Paribas as Syndication Agent hereunder, and JPMorgan Chase Bank, N.A., The Royal Bank of Scotland plc and Fortis Capital Corp., as Co-Documentation Agents hereunder; and
     WHEREAS, Banc of America Securities LLC and BNP Paribas Securities Corp. have been appointed Co-Lead Arrangers and Joint Bookrunners for the credit facilities provided herein.
     NOW, THEREFORE, in consideration of the premises, representations, warranties, covenants and agreements contained herein, and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto hereby agree as follows:
ARTICLE I
DEFINITIONS
     Section 1.01 Defined Terms. As used in this Agreement, the following terms have the meanings specified below:
          “ABR,” when used in reference to any Loan or Borrowing, means that such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.
          “Acquisition” means the direct or indirect purchase or acquisition, whether in one or more related transactions, of (a) any Person or group of Persons, or (b) any assets or securities of any Person or group of Persons; provided, however, that notwithstanding the foregoing, the term “Acquisition” shall be deemed not to include purchases and acquisitions (other than, for clarity, Material Acquisitions) by a Person of Property in the ordinary course of business.
          “Acquisition Period” means a period elected by the Borrower, such election to be exercised by the Borrower delivering written notice thereof to the Administrative Agent (who shall thereafter promptly notify the Lenders), commencing with the funding date of the purchase price for any Material Acquisition and ending on the earlier of (a) the date ending 270 days after such funding date or (b) the Borrower’s election (provided that the Borrower is in compliance with all applicable provisions of Section 7.14 after giving effect to such election) to terminate such Acquisition Period, such election to be exercised by the Borrower delivering notice thereof to the Administrative Agent (who shall thereafter promptly notify the Lenders); provided, that, (i) once any Acquisition Period is in effect, the next Acquisition Period may not commence until the termination of such Acquisition Period in effect, and (ii) after giving effect to the termination of such Acquisition Period in effect, the Borrower shall be in compliance with the applicable provisions of Section 7.14 and no Default shall have occurred and be continuing.
          “Additional Lender” has the meaning given such term in Section 2.08(d)(i).
          “Additional Lender Certificate” has the meaning given such term in Section 2.08(d)(ii)(F).
          “Adjusted Eurodollar Rate” mean, with respect to any Eurodollar Borrowing for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/100 of 1%) equal to (a) the Eurodollar Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate.
          “Administrative Agent” means Bank of America, N.A., in its capacity as administrative agent for the Lenders hereunder, and its successors in such capacity.
          “Administrative Questionnaire” means an Administrative Questionnaire to be delivered by each Lender to the Administrative Agent, in a form supplied by the Administrative Agent.
          “Affiliate” of any Person means any Person directly or indirectly controlled by, controlling or under common control with such first Person. For purposes of this definition, any Person which owns directly or indirectly 10% or more of the securities having ordinary voting power for the election of directors or other governing body of a corporation or 10% or more of the partnership or other ownership interests of any other Person (other than as a limited partner of such other Person) will be deemed to “control” (including, with its correlative meanings, “controlled by” and “under common control with”) such corporation or other Person.
          “Agents” means each of the Administrative Agent, the Syndication Agent and the Co-Documentation Agents.
          “Aggregate Credit Exposure” means the sum of all of the Lenders’ Credit Exposures.
          “Agreement” means this Credit Agreement, as the same may be amended, supplemented, restated or otherwise modified and in effect from time to time.
          “Alternate Base Rate” means, for any day, a rate per annum equal to the greater of (a) the Prime Rate in effect on such day and (b) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1%. Any change in the Alternate Base Rate due to a change in the Prime

Rate or the Federal Funds Effective Rate shall be effective from and including the effective date of such change in the Prime Rate or the Federal Funds Effective Rate, respectively.
          “Applicable Lending Office” means, for each Lender and for each Type of Loan, such office of such Lender (or an Affiliate of such Lender) as such Lender may from time to time specify in writing to the Administrative Agent and the Borrower as the office by which its Loans of such Type are to be made and/or issued and maintained.
          “Applicable Percentage” means, with respect to any Lender, the percentage of the Total Commitment constituted by its Commitment (or, if the Commitments have terminated or expired, the percentage which such Lender’s Credit Exposure at such time constitutes of the Aggregate Credit Exposure at such time).
          “Applicable Rate” means, for any day, with respect to any ABR Loan, any Eurodollar Loan or any Specified Rate Swingline Loan, or with respect to the commitment fees payable hereunder, as the case may be, the applicable rate per annum set forth in the appropriate intersection in the table below, based on the Consolidated Leverage Ratio as of the most recent Quarterly Date with respect to which the Administrative Agent shall have received the Current Information required to be delivered to the Administrative Agent pursuant to Section 6.01(a) or Section 6.01(b) and the calculation certificate required to be delivered pursuant to Section 6.01(c) in respect of such Current Information:

		Eurodollar	Specified Rate	Commitment
	ABR Loan	Loan	Swingline Loan	Fee
Consolidated Leverage Ratio	Percentage	Percentage	Percentage	Percentage
Category 1 Greater than 5.00 to 1.00	1.250%	2.500%	2.500%	0.500%

Category 2 Greater than 4.50 to 1.00 but less than or equal to 5.00 to 1.00	1.000%	2.250%	2.250%	0.500%

Category 3 Greater than 4.00 to 1.00 but less than or equal to 4.50 to 1.00	0.750%	2.000%	2.000%	0.375%

Category 4 Greater than 3.50 to 1.00 but less than or equal to 4.00 to 1.00	0.500%	1.750%	1.750%	0.375%

Category 5 Greater than 3.00 to 1.00 but less than or equal to 3.50 to 1.00	0.250%	1.500%	1.500%	0.300%

Category 6 Less than or equal to 3.00 to 1.00	0.000%	1.250%	1.250%	0.250%
Each change in the Applicable Rate based on a change in the Current Information shall become effective on the date on which the Current Information is delivered to the Lenders pursuant to Section 6.01 (but in any event not later than the 60th day after the end of each of the first three Fiscal Quarters of each Fiscal Year or the 120th day after the end of each Fiscal Year, as the case may be) and shall remain in effect until the next change to be effected pursuant to this paragraph.

If any Current Information is not delivered within the time periods specified in Section 6.01, then, commencing on the day following the applicable due date for such Current Information as specified in Section 6.01 until such Current Information is delivered, the Consolidated Leverage Ratio as at the end of the Fiscal Quarter that would have been covered thereby shall for the purposes of this definition be deemed to be in Category 1 (Greater than 5.00 to 1.00). Furthermore, and notwithstanding any other provision to the contrary, for the period from the Effective Date until the date on which the Current Information for the Fiscal Quarter ending September 30, 2007 is delivered to the Lenders, the Consolidated Leverage Ratio as at the end of each Fiscal Quarter during such period shall, for the purposes of this definition, be deemed to be in Category 1 (Greater than 5.00 to 1.00).
          “Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender, or (c) an entity or an Affiliate of an entity that administers or manages a Lender.
          “Arrangers” means BAS and BNPPSC, in their capacity as co-lead arrangers and joint bookrunners.
          “Asset Disposition” means the sale, assignment, lease, license, transfer, exchange, conveyance or other disposition by any Credit Party of any of its right, title and interest in any Mortgaged Property, including pursuant to any casualty or condemnation proceeding affecting such Mortgaged Property, but excluding any of the foregoing expressly permitted by Section 7.10(a), (b), (c), (d), (f), (g), (h) and (i). The term “Asset Disposition” shall include, without limitation, any Material Asset Disposition.
          “Assignee Group” means two or more Eligible Assignees that are Affiliates of one another or two or more Approved Funds managed by the same investment advisor.
          “Assignment and Acceptance” means an assignment and acceptance entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 10.04), and accepted by the Administrative Agent, in the form of Exhibit A or any other form approved by the Administrative Agent.
          “Available Cash” has the meaning given such term in the Limited Partnership Agreement.
          “Availability Period” means the period from and including the Effective Date to but excluding the earlier of the Maturity Date or the date of termination of the Commitments.
          “Bank of America” means Bank of America, N.A., a national banking association, in its individual capacity and not as the Administrative Agent.
          “BAS” means Banc of America Securities LLC, and its successors.
          “BNP Fee Letter” has the meaning given such term in the definition of “Fee Letter” in this Section 1.01.
          “BNPPSC” means BNP Paribas Securities Corp., and its successors.

          “Board” means the Board of Governors of the Federal Reserve System of the United States of America.
          “BofA Fee Letter” has the meaning given such term in the definition of “Fee Letter” in this Section 1.01.
          “Borrower” has the meaning given such term in the initial paragraph hereof.
          “Borrowing” means (a) Revolving Loans of the same Type, made, converted or continued on the same date and, in the case of Eurodollar Loans, as to which a single Interest Period is in effect, and (b) Swingline Loans.
          “Borrowing Request” means a request by the Borrower for (a) a Revolving Borrowing pursuant to Section 2.03 and substantially in the form of Exhibit B-1 or any other form approved by the Administrative Agent, or (b) a Swingline Borrowing pursuant to Section 2.05 and substantially in the form of Exhibit B-3 or any other form approved by the Administrative Agent.
          “Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in Dallas, Texas are authorized or required by law to remain closed; provided that, when used in connection with a Eurodollar Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in dollar deposits in the London interbank market.
          “Capital Expenditures” means, for any period, all expenditures (whether paid in cash or accrued as a liability, including the portion of Capital Lease Obligations originally incurred during such period that are capitalized on the consolidated balance sheet of the Borrower) by the Borrower and its Consolidated Subsidiaries during such period that, in conformity with GAAP, are included in “capital expenditures,” “additions to property, plant or equipment” or comparable items in the consolidated financial statements of the Borrower, but excluding expenditures for the restoration, repair or replacement of any fixed or capital asset that was destroyed or damaged, in whole or in part, in an amount equal to any insurance proceeds received in connection with such damage or destruction.
          “Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) Property to the extent such obligations are required to be classified and accounted for as a capital lease on a balance sheet of such Person under GAAP, and, for purposes of this Agreement, the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.
          “Cash Collateralize” has the meaning given such term in Section 2.06(g). “Cash Collateral,” “Cash Collateralized” and “Cash Collateralization” have meanings correlative thereto.
          “Casualty Event” means any loss, casualty or other insured damage to, or any taking under power of eminent domain or by condemnation or similar proceeding of, any Collateral.

          “CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S. C. §9601, et. seq., as amended from time to time.
          “Change in Control” means (a) the General Partner is no longer the sole general partner of the Borrower, (b) Parent no longer owns, directly or indirectly, at least 51% of the aggregate ordinary voting power represented by the outstanding Equity Interests of the General Partner and a majority of the Board of Directors of the General Partner thereafter ceases to be comprised of Incumbent Directors, (c) except as permitted by Section 7.03(a) and Section 7.10, the Borrower is no longer the sole owner of all of the Equity Interests of Operating, (d) except as permitted by Section 7.03(a) and Section 7.10, the Borrower shall cease to own, directly or indirectly, 100% of the outstanding Equity Interests of each Material Subsidiary, (e) a “Change of Control” as defined in the Parent Credit Agreement shall have occurred, (f) any amendment, supplement or restatement of the Limited Partnership Agreement shall be made that results in the General Partner ceasing to have the authority to make any decision that is within its authority under the terms of the Limited Partnership Agreement as in effect on the Closing Date after giving effect to the Closing Transactions or (g) any amendment, supplement or restatement of the GP LLC Agreement shall be made that results in Quicksilver Gas Services Holdings LLC, a Delaware limited liability company, ceasing to have the right to appoint a majority of the members of the Board of Directors of the General Partner.
          “Change in Law” means (a) the adoption of any law, rule or regulation after the date of this Agreement, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement or (c) compliance by any Lender or L/C Issuer (or, for purposes of Section 2.15(b) by any lending office of such Lender or L/C Issuer or by such Lender’s or L/C Issuer’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement.
          “Class,” when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Revolving Loans or Swingline Loans.
          “Closing Date” means the date of this Agreement.
          “Closing Distributions” means, collectively, the Private Investor Distribution and the Parent Distribution.
          “Closing Transaction Documents” means the Contribution Agreement, the Limited Partnership Agreement, the Gathering and Processing Agreement, the Parent Subordinated Note, the Secondment Agreement and the Omnibus Agreement.
          “Closing Transactions” means the transactions to occur on the Closing Date, including, without limitation: (a) the contribution of the limited partnership interests of the Cowtown Entities pursuant to and in accordance with the terms of the Contribution Agreement, (b) consummation of the IPO and the receipt by the Borrower of not less than $62,000,000, net of underwriting discounts and fees, and the application of such proceeds to finance in part the Closing Distributions, together with costs and expenses related to the Closing Transactions, (c) the payment by the Borrower to Parent of the Parent Distribution with the net cash proceeds of the IPO and the initial Borrowing hereunder, (d) the payment by the Borrower to certain private investors of the Private Investor Distribution with the net cash proceeds of the IPO and the initial Borrowing hereunder, and (e) the payment of (i) all fees and expenses of the Administrative Agent in connection with the credit facilities provided herein that are required to be paid on the Closing Date, and (ii) all fees of the Agents and Arrangers as set forth in, and in accordance with, the Fee Letters that are required to be paid on the Closing Date.
          “Code” means the Internal Revenue Code of 1986, as amended from time to time.
          “Co-Documentation Agents” means JPMorgan Chase Bank, N.A., The Royal Bank of Scotland plc and Fortis Capital Corp., in their capacity as co-documentation agents hereunder, and their respective successors in such capacity.
          “Collateral” means, collectively, all Mortgaged Property and all other “Collateral” or similar terms as defined, as the case may be, in the Guaranty and Collateral Agreement, the Mortgages or any other Security Instrument.
          “Commitment” means, with respect to each Lender, the commitment of such Lender to make Revolving Loans and to acquire participations in Letters of Credit and Swingline Loans hereunder, and the commitment of the Swingline Lender to make Swingline Loans, as such commitment may be (a) reduced from time to time pursuant to Section 2.08 or Section 2.10, (b) increased from time to time pursuant to Section 2.08, and (c) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 10.04. The initial amount of each Lender’s Commitment is set forth on Schedule 2.01, or in the Assignment and Acceptance pursuant to which such Lender shall have assumed its Commitment, as applicable. The initial Total Commitment is $150,000,000.
          “Commitment Increase Certificate” has the meaning given such term in Section 2.08(d)(ii)(E).
          “Commodity Swap Agreement” means any financial derivative transaction that is a commodity or basis swap, cap, floor, collar, forward agreement or other protection agreement or option with respect to any such transaction, designed to address the risk of fluctuations in commodity prices.
          “Common Units” means the common units and subordinated units representing limited partner interests in the Borrower.
          “Consolidated EBITDA” means, for any period, Consolidated Net Income for such period plus, without duplication and to the extent deducted in determining Consolidated Net Income for such period, the sum of (a) any provision for (or less any benefit from) income, sales or franchise Taxes included in determining Consolidated Net Income; (b) Consolidated Net Interest Expense deducted in determining Consolidated Net Income; (c) depreciation, depletion and amortization expense deducted in determining Consolidated Net Income; (d) any unusual or non-recurring non-cash expenses or losses (including, whether or not otherwise includable as a separate item in the statement of such Consolidated Net Income for such period, non-cash losses on sales of assets outside of the ordinary course of business); and (e) other non-cash charges deducted in determining Consolidated Net Income to the extent not already included in clauses

          (b), (c) and (d) of this definition; provided, that, if the Borrower or any Consolidated Subsidiary shall make any Material Acquisition during the period of four Fiscal Quarters ending on the last day of the Fiscal Quarter immediately preceding the date of determination for which Current Information is available, then Consolidated EBITDA may be calculated, at the Borrower’s election (by written notice to the Administrative Agent) and, if so elected, in a manner satisfactory to the Administrative Agent in its reasonable discretion, after giving pro forma effect to such Material Acquisition (including the revenues of the properties acquired) as if such Material Acquisition had occurred on the first day of such period.
          “Consolidated Interest Coverage Ratio” means, as of the end of any Fiscal Quarter, the ratio of (a) Consolidated EBITDA for the Rolling Period then ended to (b) Consolidated Net Interest Expense for the Rolling Period then ended; provided, that, notwithstanding the foregoing, for purposes of this definition (i) with respect to the Fiscal Quarter ending June 30, 2007, Consolidated EBITDA shall be measured by multiplying actual Consolidated EBITDA for the three-month period then ended by four, and Consolidated Net Interest Expense shall be measured by multiplying actual Consolidated Net Interest Expense for the three-month period then ended by four, (ii) with respect to the Fiscal Quarter ending September 30, 2007, Consolidated EBITDA shall be measured by multiplying actual Consolidated EBITDA for the six-month period then ended by two, and Consolidated Net Interest Expense shall be measured by multiplying actual Consolidated Net Interest Expense for the six-month period then ended by two, and (iii) with respect to the Fiscal Quarter ending December 31, 2007, Consolidated EBITDA shall be measured by multiplying actual Consolidated EBITDA for the nine-month period then ended by 1.333, and Consolidated Net Interest Expense shall be measured by multiplying actual Consolidated Net Interest Expense for the nine-month period then ended by 1.333.
          “Consolidated Leverage Ratio” means (a) for purposes of calculating the Applicable Rate (but subject in all respects to the terms contained in the definition of “Applicable Rate” with respect to the delivery (or non-delivery) of Current Information) for any day, the ratio of (i) Consolidated Total Funded Debt as of the last day of the Rolling Period ending on the most recent Quarterly Date with respect to which the Administrative Agent shall have received the Current Information to (ii) Consolidated EBITDA for such Rolling Period, (b) for purposes of determining satisfaction of the closing condition set forth in Section 4.01(p), the ratio of (i) Consolidated Total Funded Debt as of the Closing Date to (ii) actual Consolidated EBITDA calculated with respect to the Cowtown Entities only for the three month period ended March 31, 2007, multiplied by four, and (c) for purposes of calculating the covenant set forth in Section 7.14, the ratio of (i) Consolidated Total Funded Debt as of the last day of the Rolling Period then ended to (ii) Consolidated EBITDA for the Rolling Period then ended; provided, that, notwithstanding the foregoing, for purposes of this definition (A) with respect to the Fiscal Quarter ending June 30, 2007, Consolidated EBITDA shall be measured by multiplying actual Consolidated EBITDA for the six-month period then ended by two, and (B) with respect to the Fiscal Quarter ending September 30, 2007, Consolidated EBITDA shall be measured by multiplying actual Consolidated EBITDA for the nine-month period then ended by 1.333.
          “Consolidated Net Income” means, with respect to the Borrower and its Consolidated Subsidiaries on a consolidated basis, for each period of determination, the net income (or loss) of the Borrower and its Consolidated Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP, but excluding: (a) the income of any other Person (other than its Consolidated Subsidiaries) in which such Person or any of its subsidiaries has an ownership interest, unless received by such Person or its Consolidated Subsidiaries in a cash distribution; (b) any after-tax gains attributable to asset dispositions; (c) any non-cash gains, losses or charges on any Hedging Agreement resulting from the requirements of SFAS 133 for that period; (d) any non-cash gains, losses or charges resulting from the requirements of SFAS 143 or SFAS 144 for that period; and (e) to the extent not included in clauses (a), (b), (c) and (d) above, any after-tax (i) extraordinary gains (net of extraordinary losses) or (ii) non-cash nonrecurring gains.
          “Consolidated Net Interest Expense” means, with respect to the Borrower and its Consolidated Subsidiaries on a consolidated basis, for each period of determination, (a) an amount equal to interest expense determined on a consolidated basis in accordance with GAAP, less (i) any interest paid by capitalizing the accrued and unpaid interest on the Parent Subordinated Note and adding it to the principal thereof in accordance with the terms of the Parent Subordinated Note, and (ii) non-cash interest expense accrued in accordance with GAAP on the principal of the Purchase Debt, minus (b) interest income determined on a consolidated basis in accordance with GAAP.
          “Consolidated Subsidiaries” means each subsidiary of a Person (whether now existing or hereafter created or acquired) the financial statements of which shall be (or should have been) consolidated with the financial statements of such Person in accordance with GAAP. Unless otherwise indicated, each reference to the term “Consolidated Subsidiary” means a subsidiary consolidated with the Borrower.
          “Consolidated Total Funded Debt” means all Funded Indebtedness of the Borrower and its Consolidated Subsidiaries, determined on a consolidated basis.
          “Contribution Agreement” means that certain Contribution, Conveyance and Assumption Agreement dated as of ___, 2007, among the General Partner, the Borrower, Operating and certain other Persons party thereto, as the same may be amended, supplemented, restated or otherwise modified from time to time to the extent permitted hereunder.
          “Cowtown Entities” means each of Cowtown Gas and Cowtown Pipeline.
          “Cowtown Gas” means Cowtown Gas Processing Partners L.P., a Texas limited partnership.
          “Cowtown Pipeline” means Cowtown Pipeline Partners L.P., a Texas limited partnership.
          “Credit Exposure” means, with respect to any Lender at any time, without duplication, the sum of (a) the outstanding principal amount of such Lender’s Revolving Loans plus (b) its Applicable Percentage of the total L/C Obligations at such time, plus (c) its Swingline Exposure at such time.

          “Credit Parties” means the Borrower and each of its Material Subsidiaries that executes a Loan Document collectively, and “Credit Party” means any such Person individually.
          “Current Information” means the most recent financial statements and other information required to be delivered to the Administrative Agent pursuant to Section 6.01(a) or Section 6.01(b) and the calculation certificate required to be delivered pursuant to Section 6.01(c) in respect of such financial statements.
          “Debt Offering” means the incurrence (but without waiving the requirement of the Required Lenders’ consent to any such incurrence in violation of any Loan Document) by any Credit Party of secured Indebtedness for borrowed money other than Indebtedness permitted by Section 7.01 hereof.
          “Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.
          “Defensible Title” means, with respect to any Property of any Credit Party, ownership by such Credit Party of such Property, or valid leasehold interests therein, as applicable, defensible against the claims and demands of all Persons claiming the same, save and except (a) Permitted Encumbrances and other Liens permitted by the Loan Documents, (b) easements or rights of way included in such Property as to which such Credit Party has a partial interest or which may be held jointly with third parties, (c) other defects in title that do not materially interfere with such Credit Party’s ability to conduct its business as currently conducted or to utilize such Property for its intended purpose, and (d) other Liens approved in writing by the Administrative Agent.
          “Disclosed Matters” means the actions, suits and proceedings and the environmental matters disclosed in Schedule 3.06, or in a replacement Schedule that is delivered to the Administrative Agent and approved by the Required Lenders in their sole discretion.
          “Distribution” by any Person, means (a) with respect to any stock issued by such Person or any partnership, joint venture, limited liability company, membership or other Equity Interest of such Person, the retirement, redemption, purchase, or other acquisition for value of any such stock or partnership, joint venture, limited liability company, membership or other Equity Interest, (b) the declaration or payment of any dividend or other distribution on or with respect to any stock, partnership, joint venture, limited liability company, membership or other Equity Interest of any Person, and (c) any other payment by such Person with respect to such stock, partnership, joint venture, limited liability company, membership or other Equity Interest of such Person.
          “dollars” or “$” refers to lawful money of the United States of America.
          “Effective Date” means the date on which the conditions specified in Section 4.01 are satisfied (or waived in accordance with Section 10.02).

          “Eligible Assignee” means (a) a Lender; (b) an Affiliate of a Lender; (c) an Approved Fund; and (d) any other Person (other than a natural person) approved by (i) the Administrative Agent and L/C Issuer, and (ii) unless an Event of Default has occurred and is continuing, the Borrower (each such approval not to be unreasonably withheld, conditioned or delayed); provided that notwithstanding the foregoing, “Eligible Assignee” shall not include the Borrower or any of the Borrower’s Affiliates or Subsidiaries.
          “Environmental Laws” means any and all applicable Governmental Rules pertaining to health (with respect to exposure to Hazardous Materials) or the environment in effect in any and all jurisdictions in which the Borrower or any other Credit Party is conducting or at any time has conducted business, or where any Property of the Borrower or any other Credit Party is located, including, without limitation, the Clean Air Act, as amended, CERCLA, the Federal Water Pollution Control Act, as amended, the Occupational Safety and Health Act of 1970, as amended, the Resource Conservation and Recovery Act of 1976 (“RCRA”), as amended, the Safe Drinking Water Act, as amended, the Toxic Substances Control Act, as amended, the Superfund Amendments and Reauthorization Act of 1986, as amended, the Hazardous Materials Transportation Act, as amended, and other environmental conservation or protection laws. The term “release” (or “threatened release”) shall have the meaning specified in CERCLA, and the term “disposal” (or “disposed”) shall have the meaning specified in RCRA; provided, however, that (a) in the event either CERCLA or RCRA is amended so as to broaden the meaning of any term defined thereby, such broader meaning shall apply subsequent to the effective date of such amendment and (b) to the extent the laws of the state or province in which any Property of the Borrower or any Subsidiary is located establish a meaning for “release” or “disposal” which is broader than that specified in either CERCLA or RCRA, such broader meaning shall apply.
          “Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower or any of the other Credit Parties resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract or agreement pursuant to which liability is assumed or imposed with respect to any of the foregoing.
          “Equity Interests” means, with respect to any Person, shares of the capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity interest in such Person or any warrants, options or other rights to acquire any of the foregoing.
          “ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any successor statute of similar import, together with the rules, regulations and interpretations thereunder, in each case as in effect from time to time.
          “ERISA Affiliate” means each member of a controlled group of corporations or each member of a controlled group of trades or businesses (whether or not incorporated) under common control which, together with the Borrower, is treated as a single employer under Section 414(b) or 414(c) of the Code or Section 4001(b)(1) of ERISA.
          “Eurodollar,” when used in reference to any Revolving Loan or Revolving Borrowing, means that such Revolving Loan, or the Revolving Loans comprising such Revolving Borrowing, are bearing interest at a rate determined by reference to the Adjusted Eurodollar Rate.
          “Eurodollar Rate” applicable to any Interest Period means a rate per annum equal to the British Bankers’ Association LIBOR Rate (“BBA LIBOR”), as published by Reuters (or other commercially available, generally recognized financial information source providing quotations of BBA LIBOR as designated by the Administrative Agent from time to time) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, for dollar deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period. If such rate is not available at such time for any reason, then the “Eurodollar Rate” for such Interest Period shall be the rate per annum determined by the Administrative Agent to be the rate at which deposits in dollars for delivery on the first day of such Interest Period in same day funds in the amount of the Eurodollar Loan being made, continued or converted by Bank of America and with a term equivalent to such Interest Period would be offered by Bank of America’s London Branch to major banks in the London interbank eurodollar market at their request at approximately 11:00 a.m. (London time) two Business Days prior to the commencement of such Interest Period.
          “Event of Default” has the meaning assigned to such term in Section 8.01.
          “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time.
          “Excluded Taxes” means, with respect to any Agent, any Lender, L/C Issuer or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (a) income or franchise taxes imposed on (or measured by) its net income by the United States of America, or by the jurisdiction under the laws of which such recipient is or was organized or in which its principal office is or was located or, in the case of any Lender, in which its Applicable Lending Office is or was located, (b) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction in which the recipient is or was located and (c) in the case of a Foreign Lender (other than an assignee pursuant to a request by the Borrower under Section 2.19(b)), any withholding tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party to this Agreement (or designates a new lending office) or is attributable to such Foreign Lender’s failure or inability to comply with Section 2.17(e) except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from the Borrower with respect to such withholding tax pursuant to Section 2.17(a).
          “Federal Funds Effective Rate” means, for any day, an interest rate per annum equal to the weighted average (rounded upwards, if necessary, to the next 1/100th of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published for such day (or if such day is not a Business Day, for the immediately preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average (rounded upwards, if necessary, to the next 1/100th of 1%) of the quotations at approximately 10:00 a.m. (Dallas, Texas time) on such day on such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by the Administrative Agent in its sole reasonable discretion.
          “Fee Letters” means, collectively, that certain (a) fee letter from Bank of America and BAS to the Borrower dated as of April 13, 2007, concerning certain fees in connection with this Agreement, as the same may be amended, supplemented or restated from time to time (the “BofA Fee Letter”), and (b) fee letter from BNP Paribas and BNPPSC to the Borrower dated as of April 13, 2007, concerning certain fees in connection with this Agreement, as the same may be amended, supplemented or restated from time to time (the “BNP Fee Letter”).
          “FERC” means the Federal Energy Regulatory Commission, and any successor agency thereto.
          “Financing Transactions” means the execution, delivery and performance by each Credit Party of the Loan Documents to which it is a party, the borrowing of the Loans, the use of the proceeds thereof, and the issuance of Letters of Credit hereunder.
          “Fiscal Quarter” means a fiscal quarter of the Borrower ending on the last day of March, June, September or December of each year.
          “Fiscal Year” means the fiscal year of the Borrower ending on December 31 of each year.
          “Foreign Entity” means any Person (other than a natural person and a Foreign Subsidiary) that is organized under the laws of a jurisdiction other than the United States of America or any State thereof or the District of Columbia.
          “Foreign Lender” means any Lender that is organized under the laws of a jurisdiction other than the United States of America or any State thereof or the District of Columbia.
          “Foreign Subsidiary” means any Subsidiary that is organized under the laws of a jurisdiction other than the United States of America or any State thereof or the District of Columbia.
          “Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial bank loans and similar extensions of credit in the ordinary course of its business.
          “Funded Indebtedness” means, as to any Person, without duplication, all Indebtedness (other than (a) Indebtedness evidenced by the Parent Subordinated Note, and (b) the Purchase Debt) of such Person for borrowed money (including, without limitation, the

Loans), all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, all Capital Lease Obligations of such Person, obligations in respect of letters of credit of such Person, and all guaranties by such Person of Funded Indebtedness of other Persons, in each case determined in accordance with GAAP.
          “GAAP” means generally accepted accounting principles in the United States of America as in effect from time to time.
          “Gathering and Processing Agreement” means that certain Fifth Amended and Restated Cowtown Gas Facilities Gas Gathering and Processing Agreement dated as of ___, 2007, among Parent and the Cowtown Entities, as the same may be amended, supplemented, restated or otherwise modified from time to time to the extent permitted hereunder.
          “General Partner” means Quicksilver Gas Services GP LLC, a Delaware limited liability company.
          “Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.
          “Governmental Rule” means any statute, law, regulation, ordinance, rule, judgment, order, decree, permit, concession, grant, franchise, license, agreement, directive or other governmental restriction or binding form of decision of or determination by, or binding interpretation or administration of any of the foregoing by, any Governmental Authority, whether now or hereafter in effect.
          “GP LLC Agreement” means that certain Limited Liability Company Agreement of the General Partner, dated as of ___, 2007, as the same may be amended, supplemented, restated or otherwise modified from time to time.
          “Guarantee” by any Person means any obligation, contingent or otherwise, of such Person directly or indirectly guaranteeing any Indebtedness or other obligation of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of such Person (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation (whether arising by virtue of partnership arrangements, by agreement to keep-well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions, by “comfort letter” or other similar undertaking of support or otherwise) or (b) entered into for the purpose of assuring in any other manner the obligee of such Indebtedness or other obligation of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part), provided, that the term “Guarantee” shall not include (x) endorsements of instruments for collection or deposit in the ordinary course of business or (y) indemnities given in connection with asset sales or otherwise provided in the ordinary course of business. The terms “Guarantee” and “Guaranteed” used as a verb shall have a correlative meaning.

          “Guaranty and Collateral Agreement” means a Guaranty and Collateral Agreement, substantially in the form of Exhibit C-3 hereto, among the Credit Parties in favor of the Administrative Agent, as amended, supplemented, restated or otherwise modified from time to time.
          “Hazardous Material” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law, and any petroleum, petroleum products or petroleum distillates and associated oil or natural gas exploration, production and development wastes that are not exempted or excluded from being defined as “hazardous substances”, “hazardous materials”, “hazardous wastes” and “toxic substances” under such Environmental Laws.
          “Hedging Agreement” means any Interest Rate Swap Agreement, Commodity Swap Agreement or foreign currency exchange agreement.
          “Highest Lawful Rate” has the meaning given such term in Section 10.13(b).
          “Incumbent Directors” means the individuals who, as of the date of this Agreement, are directors of the General Partner, and any individual becoming a director of the General Partner subsequent to such date whose election, nomination for election by the General Partner’s members, or appointment, was approved by a vote of a majority of the then Incumbent Directors (either by a specific vote or by approval of the proxy statement of the General Partner in which such person is named as a nominee for director, without objection to such nomination).
          “Indebtedness” means, for any Person, (without duplication): (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (c) all other indebtedness (including Capital Lease Obligations) of such Person on which interest charges are customarily paid or accrued, (d) all Guarantees by such Person, (e) the unfunded or unreimbursed portion of all letters of credit, banker’s acceptances, surety or other bonds or instruments issued for the account of such Person, (f) any amount owed by such Person representing the deferred purchase price of property or services (other than accounts payable incurred in the ordinary course of business and which have not been outstanding for more than ninety (90) days past the applicable due date, or if outstanding beyond such date, such account payable is being contested in good faith and such Person has established appropriate reserves, if any, as required in conformity with GAAP), (g) all obligations of such Person secured by a Lien on any property or asset owned or held by that Person regardless of whether the indebtedness secured thereby shall have been assumed by that Person, (h) all obligations under Operating Leases (i) which require such Person or its Affiliate to make payments over the term of such lease, including payments at termination, based on the purchase price or appraisal value of the Property subject to such lease plus a marginal interest rate, and (ii) that are used primarily as a financing vehicle for such Property, (i) net liabilities of such Person under all Hedging Agreements determined in accordance with GAAP, and (j) all liability of such Person as a general partner of a partnership for obligations of such partnership of the nature described in clauses (a) through (i) preceding. Without limiting the foregoing, the Indebtedness of any Person shall include the Indebtedness of any other entity to the extent such

Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness expressly provide that such Person is not liable therefor.
          “Indemnified Taxes” means Taxes other than Excluded Taxes and Other Taxes.
          “Interest Election Request” means a request by the Borrower to (a) convert or continue a Revolving Borrowing in accordance with Section 2.07, which if written shall be in substantially the form of Exhibit B-2 or any other form approved by the Administrative Agent, or (b) convert a Swingline Borrowing in accordance with Section 2.05, which if written shall be substantially in the form of Exhibit B-4 or any other form approved by the Administrative Agent.
          “Interest Payment Date” means (a) with respect to any ABR Revolving Loan, each Payment Date, (b) with respect to any Eurodollar Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurodollar Borrowing with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period, and (c) with respect to any Swingline Loan, the day that such Swingline Loan is required to be repaid pursuant to Section 2.09(b)(ii); provided, that, if a Swingline Loan is converted to a Revolving Loan in accordance with Section 2.05 on a day which is not an Interest Payment Date with respect to Revolving Loans as provided in clauses (a) or (b) of this definition, then the Interest Payment Date for such converted Swingline Loan shall, as of the effective date of such conversion to a Revolving Loan and thereafter, be the Interest Payment Date for such Revolving Loan. The Maturity Date shall also be an Interest Payment Date.
          “Interest Period” means with respect to any Eurodollar Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day, or, with the consent of the Administrative Agent and if available to all Lenders, such other day, in the calendar month that is one, two, three or six months or, if available to all Lenders, nine or twelve months thereafter, as the Borrower may elect; provided, that (a) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, (b) any Interest Period pertaining to a Eurodollar Borrowing that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period, and (c) no Interest Period may end later than the last day of the Availability Period. For purposes hereof, the date of a Eurodollar Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.
          “Interest Rate Swap Agreement” means any financial derivative transaction that is a rate swap, rate cap, rate floor, rate collar, forward rate agreement or other rate protection agreement or option with respect to any such transaction, designed to hedge against fluctuations in interest rates.

          “Investment” means, with respect to any Person, any loan, advance, extension of credit or capital contribution to, investment in or purchase of the stock or other securities of, or interest in, any other Person.
          “IPO” means the initial offering and sale of Common Units to the public, as described in the Registration Statement.
          “ISP” means, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice (or such later version thereof as may be in effect at the time of issuance).
          “Issuer Documents” means, with respect to any Letter of Credit, the Letter of Credit Application and any other document, agreement and instrument entered into by L/C Issuer and any Credit Party or in favor of L/C Issuer and relating to any such Letter of Credit.
          “L/C Advance” means, with respect to each Lender, such Lender’s funding of its participation in any L/C Borrowing in accordance with its Applicable Percentage.
          “L/C Borrowing” means an extension of credit resulting from a drawing under any Letter of Credit which has not been reimbursed on the date when made or refinanced as a Borrowing.
          “L/C Credit Extension” means, with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the increase of the amount thereof, or other amendment or renewal thereof.
          “L/C Issuer” means Bank of America, in its capacity as issuer of Letters of Credit hereunder, or any successor issuer of Letters of Credit hereunder.
          “L/C Obligations” means, at any date of determination, the aggregate amount available to be drawn under all outstanding Letters of Credit plus the aggregate of all Unreimbursed Amounts, including all L/C Borrowings. For purposes of computing the amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.05. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.
          “Lender Indebtedness” means any and all amounts now or hereafter owing by any Credit Party to the Administrative Agent or the Lenders with respect to or in connection with the Loans, the L/C Obligations, the Notes, this Agreement, any other Loan Document, any Issuer Document or any Hedging Agreement between the Borrower or any of its Subsidiaries and any Lender or, as to any Hedging Agreements, any and all amounts owing or to be owing thereunder by the Borrower or any of its Subsidiaries to any Secured Affiliate.
          “Lenders” means the Persons listed in Schedule 2.01 and any other Person that shall have become a party hereto pursuant to an Assignment and Acceptance (other than any such Person that ceases to be a party hereto pursuant to an Assignment and Acceptance), and any

Person that shall have become a party hereto as an Additional Lender pursuant to Section 2.08(d). Unless the context otherwise requires, the term “Lenders” shall include the Swingline Lender.
          “Letter of Credit Application” means an application and agreement for the issuance or amendment of a Letter of Credit in a form from time to time in use by L/C Issuer.
          “Letter of Credit Fee” has the meaning given such term in Section 2.06(i).
          “Letters of Credit” means, collectively, standby letters of credit issued hereunder.
          “Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset and (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset.
          “Limited Partnership Agreement” means that certain First Amended and Restated Agreement of Limited Partnership of Quicksilver Gas Services LP, dated as of ___, 2007, as the same may be amended, supplemented, restated or otherwise modified from time to time to the extent permitted hereunder.
          “Loan Documents” means this Agreement, the Notes, the Security Instruments, the Borrowing Requests, the Interest Election Requests, the Issuer Documents, the Fee Letters, any Commitment Increase Certificate and any Additional Lender Certificate, together with any other document, instrument or agreement now or hereafter entered into in connection with the Loans, the Letters of Credit, the Lender Indebtedness or the transactions contemplated by this Agreement, as such documents, instruments or agreements may be amended, modified or supplemented from time to time.
          “Loans” means the loans made by the Lenders to the Borrower pursuant to this Agreement.
          “Major Asset” means any business unit of any Person, any pipeline system, any gas gathering system or any gas gathering or processing plant.
          “Margin Stock” means “margin stock” within the meaning of Regulation U.
          “Material Acquisition” means an Acquisition of Major Assets with a fair market value equal to or greater than $50,000,000.
          “Material Adverse Effect” means a material adverse effect on (a) the financial condition, business operations, properties or assets of the Borrower and its Subsidiaries taken as a whole, (b) (i) the validity and enforceability of this Agreement, the Notes, the Security Instruments or any other material Loan Document, or (ii) the perfection or priority of any material Lien purported to be created thereby, or (c) the right or ability of the Credit Parties to fully, completely and timely pay and perform their obligations under the Loan Documents.

          “Material Asset Disposition” means one or more Asset Dispositions pursuant to Section 7.10(j) in respect of which (either before or after giving effect thereto) the Credit Parties (or one or more of them) have received (a) in the aggregate during any Fiscal Year, Net Cash Proceeds in an amount in excess of $7,500,000, or (b) in the aggregate and on a cumulative basis during the term of this Agreement, Net Cash Proceeds in an amount in excess of $20,000,000.
          “Material Contracts” means, collectively, the Gathering and Processing Agreement and each other “material contract” (within the meaning of Item 601(b)(10) of Regulation S-K under the Exchange Act) to which any Credit Party is a party, by which any Credit Party or its properties is bound or to which any Credit Party is subject; provided, however, that, notwithstanding that such contract may be a “material contract” within the meaning of Item 601(b)(10) of Regulation S-K, any management contract or any compensatory plan, contract or arrangement, including but not limited to plans relating to Equity Interests, pension, retirement or deferred compensation or bonus, incentive or profit sharing (or if not set forth in any formal document, a written description thereof), in which any director or any executive officer of the General Partner participates and any compensatory plan, contract or arrangement adopted without the approval of the Equity Interest holders pursuant to which Equity Interests may be awarded (or if not set forth in any formal document, a written description thereof), in which any director, officer or employee of the General Partner or the Borrower or the Affiliates of either of them participates, shall not be a “Material Contract” for purposes of this Agreement.
          “Material Indebtedness” means Indebtedness (other than the Lender Indebtedness), or principal obligations in respect of one or more Hedging Agreements, of any one or more of the Credit Parties in a principal amount exceeding $5,000,000. For purposes of determining Material Indebtedness, the “principal obligations” of any Credit Party in respect of any Hedging Agreement at any time shall be the aggregate amount (giving effect to any netting agreements) that such Credit Party would be required to pay if such Hedging Agreement were terminated at such time.
          “Material Subsidiary” means (a) Operating, Operating GP and the Cowtown Entities, (b) any Subsidiary of the Borrower listed on Schedule 3.12 as a “Material Subsidiary,” and (c) any Subsidiary of the Borrower that (i) is designated by the Borrower in writing to the Administrative Agent as a Material Subsidiary, (ii) owns Mortgaged Properties or other Collateral, or (iii) is a direct or indirect parent of any Material Subsidiary.
          “Maturity Date” means July ___, 2012, as such date may be extended pursuant to Section 2.08(e).
          “Midstream Activities” means, with respect to any Person, collectively, the treatment, processing, gathering, dehydration, compression, blending, transportation, storage, transmission, marketing, buying or selling or other disposition, whether for such Person’s own account or for the account of others, of oil, natural gas, natural gas liquids or other liquid or gaseous hydrocarbons, including that used for fuel or consumed in the foregoing activities, and all other businesses permitted by Section 7.03(b); provided, that “Midstream Activities” shall in no event include the drilling, completion or servicing of oil or gas wells, including, without limitation, the ownership of drilling rigs.

          “Moody’s” means Moody’s Investors Service, Inc. and any successor thereto that is a nationally recognized rating agency.
          “Mortgaged Property” means the Property owned by any Credit Party which is subject to the Liens existing and to exist under the terms of the Mortgages.
          “Mortgages” means, individually and collectively, all mortgage and deed of trust instruments creating, evidencing, perfecting or otherwise establishing the Liens required by the terms of this Agreement as may have been heretofore or may hereafter be granted or assigned to the Administrative Agent to secure the Lender Indebtedness or any part thereof, as amended, supplemented, restated or otherwise modified from time to time. All Mortgages shall be in the form of Exhibit C-2 or in such other form satisfactory to the Administrative Agent.
          “Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA that is subject to Title IV of ERISA.
          “Net Cash Proceeds” means, with respect to any Asset Disposition (including, without limitation, any Material Asset Disposition) or Debt Offering, the cash proceeds (including cash equivalents and any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or otherwise, but only as and when received) of such Asset Disposition or Debt Offering received by the Borrower or any of its Subsidiaries, net of (a) all attorneys’ fees, accountants’ fees, investment banking fees and other customary expenses, fees and commissions actually incurred by the Borrower or any of its Subsidiaries, (b) Taxes paid as of the date of receipt of such Net Cash Proceeds as a result of such Asset Disposition or Debt Offering by the Borrower or any of its Subsidiaries, (c) amounts required to be applied to the repayment of any Indebtedness secured by a Lien expressly permitted hereunder on any Property that is the subject of such Asset Disposition (other than any Lien pursuant to a Security Instrument), (d) cash payments made to satisfy obligations resulting from early termination of Hedging Agreements, and (e) any portion of the purchase price from such Asset Disposition held as a reserve or placed in escrow, whether as a reserve for adjustment of the purchase price, for satisfaction of indemnities in respect of such Asset Disposition, or otherwise, to the extent directly attributable to such Asset Disposition; provided, however, that upon termination of such reserve or escrow, Net Cash Proceeds will be increased by the portion of funds in such reserve or escrow that are released to the Borrower or any of its Subsidiaries.
          “Non-Consenting Lender” has the meaning given such term in Section 2.19(c).
          “Non-Recourse Indebtedness” means Indebtedness of any Subsidiary which does not own Mortgaged Properties (a) secured solely by the assets acquired with the proceeds of such Indebtedness and (b) with respect to which (i) no Credit Party shall have any liability to any Person for repayment of all or any portion of such Indebtedness beyond the assets so secured and (ii) the holders thereof (A) shall have recourse only to, and shall the right to require the obligations of such Subsidiary to be performed, satisfied or paid only out of, the assets so secured and (B) shall have no direct or indirect recourse (including by way of indemnity or guaranty) to any Credit Party, whether for principal, interest, fees, expenses or otherwise; provided, however, that any such Indebtedness shall not cease to be “Non-Recourse

Indebtedness” solely as a result of the instrument governing such Indebtedness containing terms pursuant to which such Indebtedness becomes recourse upon (1) fraud or misrepresentation by the Person in connection with such Indebtedness, (2) such Person failing to pay taxes or other charges that result in the creation of Liens on any portion of the specific property securing such Indebtedness or failing to maintain any insurance on such property required under the instruments securing such Indebtedness, (3) the conversion of any of the collateral for such Indebtedness, (4) such Person failing to maintain any of the collateral for such Indebtedness in the condition required under the instruments securing the Indebtedness, (5) any income generated by the specific property securing such Indebtedness being applied in a manner not otherwise allowed in the instruments securing such Indebtedness, (6) the violation of any Environmental Law or otherwise affecting the environmental condition of the specific property securing the Indebtedness or (7) the rights of the holder of such Indebtedness to the specific property becoming impaired, suspended or reduced by any act, omission or misrepresentation of such Person; provided further, however, that, upon the occurrence of any of the foregoing clauses (1) through (7) above, any such Indebtedness shall cease to be “Non-Recourse Indebtedness” and shall be deemed to be Indebtedness incurred by such Person at such time.
          “Notes” means, collectively, the promissory notes of the Borrower provided for by Section 2.09(a) payable to any Lender and being substantially in the form set forth on Exhibit D, together with any renewals, extensions for any period, increases, rearrangements, substitutions or modifications thereof.
          “Omnibus Agreement” means that certain Omnibus Agreement dated as of                     , 2007, among the General Partner, the Borrower, Operating and the Parent, as the same may be amended, supplemented, restated or otherwise modified from time to time to the extent permitted hereunder.
          “Operating” means Quicksilver Gas Services Operating LLC, a Delaware limited liability company.
          “Operating GP” means Quicksilver Gas Services Operating GP LLC, a Delaware limited liability company.
          “Operating Lease” means any lease, sublease, license or similar arrangement (other than a capital lease and other than leases with a primary term of one year or less or which can be terminated by the lessee upon notice of one year or less without incurring a penalty) pursuant to which a Person leases, subleases or is otherwise granted the right to occupy, take possession of, or use property whether real, personal or mixed.
          “Other Taxes” means any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made under any Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, any Loan Document, other than Excluded Taxes and Indemnified Taxes.
          “Parent” means Quicksilver Resources Inc., a Delaware corporation.
          “Parent Credit Agreement” means that certain Amended and Restated Credit Agreement, dated as of February 9, 2007, among Parent, the financial institutions party thereto,

JPMorgan Chase Bank, N.A., as global administrative agent for such financial institutions, and the other agents party thereto, as the same may be amended, modified, restated or supplemented from time to time.
          “Parent Distribution” means the one-time cash distribution to be made by the Borrower to Parent on the Closing Date in an amount not to exceed $120,000,000, such cash distribution to be made with the proceeds of the IPO and the initial Borrowing hereunder.
          “Parent Subordinated Note” means that certain Subordinated Promissory Note, in the form attached hereto as Exhibit G, dated as of the Closing Date, made by the Borrower payable to the Parent in an initial aggregate principal amount not to exceed $50,000,000, as the same may be amended, modified, restated or supplemented from time to time to the extent permitted by the terms of such Subordinated Promissory Note and the terms hereof.
          “Payment Dates” means each Quarterly Date, commencing with the Quarterly Date occurring on September 30, 2007. The Maturity Date shall also be a Payment Date.
          “PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.
          “Permitted Encumbrances” means, with respect to any asset:
     (a) Liens securing the Lender Indebtedness;
     (b) Liens for taxes, assessments or other governmental charges or levies that are not at the time delinquent or are being contested in compliance with Section 6.04;
     (c) inchoate statutory or operators’ Liens securing obligations for labor, services, materials and supplies arising in the ordinary course of business that are not overdue or are being contested in compliance with Section 6.04.
     (d) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, operators’, landlords’, vendors’ and other like Liens, arising in the ordinary course of business and securing obligations that are not overdue or are being contested in compliance with Section 6.04;
     (e) pledges and deposits (i) made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations and (ii) securing liabilities to insurance carriers under insurance or self-insurance arrangements;
     (f) deposits to secure the performance of tenders, bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business;
     (g) irregularities in title, boundaries, or other survey defects, easements, leases, restrictions, servitudes, licenses, permits, reservations, exceptions, zoning restrictions, rights-of-way, conditions, covenants, mineral or royalty rights or reservations or oil, gas and mineral leases and rights of others in any property of the Credit Parties, including rights of eminent domain (including those for streets, roads, bridges, pipes, pipelines, natural gas gathering systems, processing facilities, railroads, electric transmission and distribution lines, telegraph and telephone lines, the removal of oil, gas or other minerals or other similar purposes, flood control, air rights, water rights, rights of others with respect to navigable waters, sewage and drainage rights) that exist as of the Closing Date or at the time the affected property is acquired, or are granted by any Credit Party in the ordinary course of business and other similar charges or encumbrances which do not secure the payment of Indebtedness and otherwise do not materially interfere with the occupation, use and enjoyment by any Credit Party of any of the Mortgaged Property in the normal course of business or materially impair the value thereof;
     (h) licenses granted in the ordinary course of business and leases of property of the Credit Parties that are not material to the business and operations of the Credit Parties;
     (i) security interests arising by operation of law solely under Article 2 of the UCC to the extent and so long as the “debtor” with respect to such security interests does not have or does not lawfully obtain possession of the goods subject thereto;
     (j) Liens securing indebtedness neither created, assumed nor guaranteed by any Credit Party upon lands over which easements or similar rights are currently owned or which are acquired by any Credit Party in the ordinary course of business of such Credit Party so long as such Liens do not materially interfere with the occupation, use and enjoyment by any Credit Party of any of the Mortgaged Property in the normal course of business or materially impair the value thereof;
     (k) any Lien or privilege vested in any lessor, licensor or permittor for rent to become due or for other obligations or acts to be performed, the payment of which rent or the performance of which other obligations or acts is required under leases, subleases, licenses or permits;
     (l) any obligations or duties affecting any of the Mortgaged Property to any municipality or public authority with respect to any franchise, grant, license or permit which do not materially impair the use of such Mortgaged Property for the purpose for which it is held;
     (m) any Lien on any Property of any Credit Party existing on the date hereof and set forth in Schedule 7.02; provided, that, (i) such Lien shall not apply to any other Property of any Credit Party other than the Property subject thereto on the date hereof, additions or accessions thereto, and proceeds thereof, and (ii) such Lien shall secure only those obligations which it secures on the date hereof and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof;
     (n) any Lien existing on any Property prior to the acquisition thereof by any Credit Party or existing on any Property of any Person that becomes a Subsidiary after the date hereof prior to the time such Person becomes a Subsidiary; provided, that, (i)

such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Subsidiary, as the case may be, (ii) such Lien shall not apply to any Property of any Credit Party other than the Property subject thereto on the date of such acquisition or the date such Person becomes a Subsidiary, as the case may be, additions or accessions thereto, and proceeds thereof, and (iii) such Lien shall secure only those obligations which it secures on such date and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof; and
     (o) Liens on fixed or capital assets acquired, constructed or improved by any Credit Party; provided, that, (i) such security interests secure Indebtedness permitted by Section 7.01(e), (ii) such security interests and the Indebtedness secured thereby are incurred prior to or within 90 days after such acquisition or the completion of such construction or improvement, (iii) the Indebtedness secured thereby does not exceed 100% of the cost of acquiring, constructing or improving such fixed or capital assets, and (iv) such security interests shall not apply to any other property or assets of any Credit Party other than the acquired asset, additions or accessions thereto, and proceeds thereof;
     (p) Liens securing Non-Recourse Indebtedness permitted by Section 7.01(f);
     (q) judgment Liens in respect of judgments that do not constitute an Event of Default under Section 8.01(j);
     (r) any interest or title of a lessor under any lease or of a grantor under any right-of-way, easement, license or permit entered into by any Credit Party in the ordinary course of business and in accordance with the Loan Documents and covering only the assets so leased or granted;
     (s) Liens perfected by the filing of UCC financing statements, financing statements or other applicable filings regarding any Permitted Encumbrance;
     (t) Liens arising solely by virtue of any statutory or common law provision relating to banker’s liens, rights of set-off or similar rights and remedies and burdening only deposit accounts or other funds maintained with a creditor depository institution;
     (u) any Lien or encumbrance permitted by the Mortgages or the Guaranty and Collateral Agreement;
     (v) contractual Liens that arise in the ordinary course of business under operating agreements, joint venture agreements, oil and gas partnership agreements, oil and gas leases, farm-out agreements, division orders, contracts for the sale, transportation or exchange of oil and natural gas, unitization and pooling declarations and agreements, area of mutual interest agreements, overriding royalty agreements, marketing agreements, processing agreements, net profits agreements, development agreements, gas balancing or deferred production agreements, injection, repressuring and recycling agreements, salt water or other disposal agreements, seismic or other geophysical permits or agreements, and other agreements which are usual and customary in the oil and gas business and are for claims which are not delinquent or which are being contested in good faith by appropriate action and for which adequate reserves have been maintained in accordance with GAAP; provided, that any such Lien referred to in this clause (v) does not materially impair (i) the use of the Property covered by such Lien for the purposes for which such Property is held by any Credit Party, or (ii) the value of such Property subject thereto; or
     (w) Liens not otherwise included in this definition so long as neither (i) the aggregate outstanding principal amount of the obligations of all of the Credit Parties secured thereby nor (ii) the aggregate fair market value (determined as of the date such Lien is incurred) of the assets subject thereto exceeds (as to the Borrower and all Credit Parties) $5,000,000 at any one time.
     For the avoidance of doubt, to the extent any Lien could be attributable to more than one subsection of this definition of “Permitted Encumbrances,” the Borrower or any other Credit Party may categorize all or a portion of such Lien to any one or more subsections of this definition as it elects and unless as otherwise expressly provided, in no event shall the same portion of any Lien be deemed to utilize or be attributable to more than one subsection of this definition.
          “Permitted Investments” means:
     (a) readily marketable direct obligations of the United States of America (or investments in mutual funds or similar funds which invest solely in such obligations);
     (b) fully insured time deposits and certificates of deposit with maturities of one year or less of any commercial bank operating in the United States having capital and surplus in excess of U.S.$100,000,000;
     (c) all Investments held by any Credit Party in the form of cash or cash equivalents;
     (d) all Investments by any Credit Party in Sweep Accounts;
     (e) commercial paper of a domestic issuer if at the time of purchase such paper is rated in one of the two highest ratings categories of S&P or Moody’s;
     (f) money market mutual or similar funds having assets in excess of U.S.$100,000,000, at least 95% of the assets of which are comprised of assets specified in clauses (a) through (e) above;
     (g) all Investments described in the Current Information or on Schedule 7.04 hereto;
     (h) all Investments by any Credit Party in a direct or indirect Material Subsidiary (other than Foreign Subsidiaries) of the Borrower, so long as such Material Subsidiary (other than Foreign Subsidiaries) has executed and delivered a Guaranty and Collateral Agreement and/or Mortgage in accordance with Section 4.01 and Section 6.09, and the Equity Interests of such Material Subsidiary owned by the Borrower or a Subsidiary of the Borrower has been pledged to the Administrative Agent pursuant to a

Guaranty and Collateral Agreement in accordance with, and as and to the extent required by, Section 4.01 or Section 6.09;
     (i) extensions of customer or trade credit in the ordinary course of business;
     (j) Guarantee obligations permitted by Section 7.01;
     (k) all Investments constituting Indebtedness permitted by Section 7.01;
     (l) all Investments arising from transactions by the Borrower or any Subsidiary with customers or suppliers in the ordinary course of business, including endorsements of negotiable instruments, debt obligations and other Investments received by the Borrower or any Subsidiary in connection with the bankruptcy or reorganization of customers and in settlement of delinquent obligations of, and other disputes with, customers; and
     (m) Acquisitions permitted by Section 7.16;
     (n) Investments pursuant to the Closing Transactions;
     (o) Investments pursuant to the Closing Transaction Documents to the extent not otherwise restricted by the other terms hereof;
     (p) all Investments by any Credit Party in any one or more direct or indirect Subsidiaries of the Borrower (other than a Material Subsidiary) (i) that own, lease, hold and/or are party to (A) any gas processing or gas gathering systems, and/or (B) any gathering systems, pipelines or other similar arrangements, in each case located within or related to the geographic boundaries of the United States of America, or (ii) the purpose of which is to act as a direct or indirect holding company for any Subsidiary that satisfies one or more provisions of subclause (i) of this clause (p), so long as the Equity Interests of any such Subsidiary owned by such Credit Party have been pledged to the Administrative Agent pursuant to a Guaranty and Collateral Agreement in accordance with, and as and to the extent required by, Section 6.08, Section 6.09 and Section 6.13;
     (q) all Investments by any Credit Party in Persons in which such Credit Party owns an Equity Interest (other than a Material Subsidiary or a direct or indirect Subsidiary of the Borrower) (i) that own, lease, hold and/or are party to (A) any gas processing or gas gathering systems, and/or (B) any gathering systems, pipelines or other similar arrangements, in each case located within or related to the geographic boundaries of the United States of America, or (ii) the purpose of which is to act as a direct or indirect holding company for any Person that satisfies one or more provisions of subclause (i) of this clause (q), so long as the Equity Interests of such Person owned by such Credit Party have been pledged to the Administrative Agent pursuant to a Guaranty and Collateral Agreement in accordance with, and as and to the extent required by, Section 6.08, Section 6.09 and Section 6.13, provided, except to the extent any such Investments constitute “Permitted Investments” under any other subsection of this definition, (x) the Credit Parties do not make more than $2,000,000 in the aggregate of any such Investments during any Fiscal Year and (y) the total amount of any such Investments at any one time does not exceed $7,500,000 in the aggregate;
     (r) entry into operating agreements, processing agreements, contracts for the sale, transportation or exchange of oil, natural gas or CO2, or other similar or customary agreements, transactions, properties, interests or arrangements, and Investments and expenditures in connection therewith or pursuant thereto, in each case made in the ordinary course of the Credit Parties’ Midstream Activities; and
     (s) any Investments by any Credit Party in any Persons; provided that, the aggregate amount of all such Investments made pursuant to this clause (s) outstanding at any time shall not exceed U.S.$5,000,000 (measured on a cost basis).
          For the avoidance of doubt, to the extent any Investment could be attributable to more than one subsection of this definition of “Permitted Investments,” the Borrower or any other Credit Party may categorize all or any portion of such Investment to any one or more subsections of this definition as it elects and unless as otherwise expressly provided, in no event shall the same portion of any Investment be deemed to utilize or be attributable to more than one subsection of this definition.
          “Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.
          “Pipeline Systems” means, collectively, (a) the natural gas gathering pipelines located in the southern portion of the Fort Worth Basin in the State of Texas that are owned or leased by the Credit Parties in connection with their Midstream Activities, and (b) any other pipelines now or hereafter owned or leased by any Credit Party that are used in connection with their Midstream Activities.
          “Plan” means an employee benefit plan within the meaning of Section 3(3) of ERISA under which any Credit Party or an ERISA Affiliate has any current or future obligation or liability or under which any present or former employee of any Credit Party or an ERISA Affiliate, or such present or former employee’s dependents or beneficiaries, has any current or future right to benefits resulting from the present or former employee’s employment relationship with any Credit Party or an ERISA Affiliate.
          “Pledging Subsidiary” means each existing and future Subsidiary (other than a Foreign Subsidiary) of the Borrower that executes and delivers a Guaranty and Collateral Agreement in accordance with the Loan Documents pursuant to which such Subsidiary pledges to the Administrative Agent, for the ratable benefit of the Lenders, all of the outstanding Equity Interests of a Material Subsidiary or other Person owned by such Subsidiary to secure the Lender Indebtedness.
          “Prime Rate” means, for any day, a fluctuating rate per annum equal to the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its “prime rate.” The “prime rate” is a rate set by Bank of America based upon various factors including Bank of America’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such rate announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change.
          “Private Investor Distribution” means the one-time cash distribution to be made by the Borrower to certain private investors on the Closing Date in an amount not to exceed $10,000,000, such cash distribution to be made with the proceeds of the IPO and the initial Borrowing hereunder.
          “Processing Plants” means, collectively, (a) the natural gas processing plant located in Hood County, Texas that is owned by Cowtown Gas and that is used in the Credit Parties’ Midstream Activities and is integrated with the Pipeline Systems described in clause (a) of the definition thereof, and (b) any other processing plants and terminals now or hereafter owned or leased by the Credit Parties that are used in their Midstream Activities.
          “Property” means any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible.
          “Purchase Debt” means the aggregate principal amount of the indebtedness, liabilities and obligations of the Borrower and its Consolidated Subsidiaries, together with interest accrued thereon, in each case determined on a consolidated basis in accordance with GAAP, associated with or with respect to any and all of such Persons’ obligations and options to purchase the Specified Assets in accordance with and pursuant to the Gathering and Processing Agreement or the Omnibus Agreement, as applicable.
          “Quarterly Dates” means the last day of each March, June, September and December, in each year, the first of which shall be September 30, 2007.
          “Register” has the meaning set forth in Section 10.04(c).
          “Registration Statement” means the Registration Statement on Form S-1 as it has been or as it may be amended or supplemented from time to time, filed by the Borrower with the Securities and Exchange Commission under the Exchange Act to register the offering and sale of the Common Units in the IPO.
          “Regulation U” means any of Regulations T, U or X of the Board from time to time in effect and shall include any successor or other regulations or official interpretations of the Board or any successor Person relating to the extension of credit for the purpose of purchasing or carrying Margin Stock and which is applicable to member banks of the Federal Reserve System of any successor Person.
          “Reinvestment Notice” means a written notice executed by a Responsible Officer of the General Partner on behalf of the Borrower stating that the Credit Parties intend to use a portion of the Net Cash Proceeds of a Material Asset Disposition to make Capital Expenditures and/or acquisitions, reparation or restoration of assets useful in their Midstream Activities.
          “Reinvestment Period” means, with respect to any Material Asset Disposition, the period ending 180 days after receipt of the Net Cash Proceeds from such Material Asset

Disposition; provided, that, in the event the Borrower or any other Credit Party has, prior to the end of any such 180 day period, entered into a definitive contract or agreement to make Capital Expenditures and/or acquisitions, reparation or restoration of assets useful in their Midstream Activities utilizing all or a portion of the Net Cash Proceeds received from any such Material Asset Disposition, then the Reinvestment Period shall be extended until the terms of such contract or agreement are consummated, but in no event shall such Reinvestment Period be longer than 240 days after receipt of the Net Cash Proceeds from such Material Asset Disposition.
          “Reinvestment Prepayment Amount” means, with respect to any Material Asset Disposition, the amount of the Net Cash Proceeds received by the Borrower or any of its Subsidiaries in respect of such Material Asset Disposition (if and only to the extent such Net Cash Proceeds, taken together with the Net Cash Proceeds of all other Asset Dispositions (a) during the Fiscal Year of such Asset Disposition, exceed $7,500,000 in the aggregate, or (b) during the term of this Agreement, exceed $20,000,000 in the aggregate) less any amount expended after receipt of the Net Cash Proceeds from such Material Asset Disposition on or prior to the end of the relevant Reinvestment Period to make Capital Expenditures and/or acquisitions, reparation or restoration of assets useful in the Borrower’s or any other Credit Party’s Midstream Activities.
          “Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.
          “Required Lenders” means (a) at any time that the Total Commitment then in effect is in an amount less than $250,000,000, Lenders having 66 2/3% or more of the Total Commitment at such time, or, if the Commitments comprising such Total Commitment have terminated, Lenders having 66 2/3% or more of the Aggregate Credit Exposure, and (b) at any time that the Total Commitment then in effect is equal to or greater than $250,000,000, Lenders having greater than 50% of the Total Commitment at such time, or, if the Commitments comprising such Total Commitment have terminated, Lenders having greater than 50% of the Aggregate Credit Exposure; provided, that, for purposes of Article VIII hereof and the exercise by the Lenders and/or the Administrative Agent of remedies hereunder and under any other Loan Document, the term “Required Lenders” shall mean Lenders having 66 2/3% or more of the Total Commitment at such time or, if the Commitments have terminated, Lenders having 66 2/3% or more of the Aggregate Credit Exposure.
          “Responsible Officer” means, as to any Person, its Chief Executive Officer, its President, its Chief Financial Officer, its Vice President-Treasurer, its Assistant Treasurer, its Vice President-General Counsel, its Vice President and Chief Accounting Officer or any other officer specified as such to the Administrative Agent in writing by any of the aforementioned officers of such Person or by resolution of the board of directors or similar governing body of such Person. Unless otherwise indicated, all references to a Responsible Officer herein means a Responsible Officer of the General Partner acting on behalf of the Borrower.
          “Restricted Payment” means, with respect to any Person, any Distribution by such Person.

          “Revolving Loan” means a Loan made pursuant to Section 2.03.
          “Rolling Period” means, for purposes of calculating the Consolidated Interest Coverage Ratio and the Consolidated Leverage Ratio as of the last day of each Fiscal Quarter, the period of four (4) consecutive Fiscal Quarters ending on the last day of such applicable Fiscal Quarter.
          “S&P” means Standard & Poor’s Ratings Services, a division of the McGraw-Hill Companies, Inc. and any successor thereto that is a nationally recognized rating agency.
          “Secondment Agreement” means that certain Services and Secondment Agreement, dated as of ___, 2007, between the Parent and the General Partner, as the same may be amended, supplemented, restated or otherwise modified from time to time.
          “Secured Affiliate” means any Affiliate of any Lender that has entered into, or hereafter enters into, a Hedging Agreement with any Credit Party.
          “Security Instruments” means all Mortgages now or hereafter executed and delivered, all Guaranty and Collateral Agreements now or hereafter executed and delivered, and all other agreements or instruments described or referred to in Exhibit C-1, together with any amendments, supplements, restatements or other modifications to any of the foregoing, and any and all other agreements or instruments now or hereafter executed and delivered by the Borrower or any other Credit Party (other than participation or similar agreements between any Lender and any other lender or creditor with respect to any Indebtedness pursuant to this Agreement) pursuant to Article V or Section 6.09 to secure the payment or performance of the Lender Indebtedness.
          “SFAS 133” means the Statement of Financial Accounting Standard Number 133 entitled “Accounting for Derivative Instruments and Hedging Activities” issued by the Financial Accounting Standards Board in June of 1998, as amended and in effect from time to time.
          “SFAS 143” means the Statement of Financial Accounting Standard Number 143 entitled “Accounting for Asset Retirement Obligations” issued by the Financial Accounting Standards Board in June of 2001, as amended and in effect from time to time.
          “SFAS 144” means the Statement of Financial Accounting Standard Number 144 entitled “Accounting for the Impairment or Disposal of Long-Lived Assets” issued by the Financial Accounting Standards Board in August of 2001, as amended and in effect from time to time.
          “Solvent” means, with respect to any Person at any time, a condition under which (a) the fair saleable value of such Person’s assets is, on the date of determination, greater than the total amount of such Person’s liabilities (including contingent and unliquidated liabilities) at such time, (b) such Person is able to pay all of its liabilities as such liabilities mature, (c) such Person does not intend to, and such Person does not believe it will, incur debts or liabilities beyond its ability to pay as such debts and liabilities mature, and (d) such Person is not engaged in a business or transaction, and such Person is not about to engage in a business or transaction for which such Person’s property would constitute unreasonably small capital after giving due consideration to the prevailing practice in the industry in which such Person is engaged. For purposes of this definition (i) the amount of a Person’s contingent or unliquidated liabilities at any time shall be that amount which, in light of all the facts and circumstances then existing, represents the amount which can reasonably be expected to become an actual or matured liability, (ii) the “fair saleable value” of an asset shall be the amount which may be realized within a reasonable time either through collection or sale of such asset at its regular market value, and (iii) the “regular market value” of an asset shall be the amount which a capable and diligent business person could obtain for such asset from an interested buyer who is willing to purchase such asset under ordinary selling conditions.
          “Specified Assets” means all of the assets that the Borrower and/or any of its Subsidiaries have an obligation or option to purchase pursuant to Section 4.4 of the Gathering and Processing Agreement and Sections 2.2(b) and 2.3 of the Omnibus Agreement, as such assets are generally described in “Management Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources — Asset Repurchase Obligation” of the Registration Statement.
          “Specified Rate” means, with respect to any Swingline Borrowing for any day, a rate per annum equal to the Money Market Loan Cost of Funds Rate most recently quoted by Bank of America and provided to the Borrower and in effect on such day. If for any reason the Administrative Agent shall have determined (which determination shall be conclusive and binding, absent manifest error) that it is unable to ascertain the Money Market Loan Cost of Funds Rate for any reason, the Alternate Base Rate shall be the Specified Rate until the circumstances giving rise to such inability no longer exist. “Specified Rate,” when used in reference to any Swingline Loan or Swingline Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Specified Rate.
          “State Pipeline Regulatory Agency” means the Railroad Commission of Texas, and any successor Governmental Authority thereto.
          “Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the applicable maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board to which the Administrative Agent is subject with respect to the Adjusted Eurodollar Rate for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board). Such reserve percentages shall include those imposed pursuant to such Regulation D. Eurodollar Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.
          “subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership (limited or general), association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date.
          “Subsidiary” means any subsidiary of the Borrower.
          “Supermajority Lenders” means Lenders holding Commitments (or Aggregate Credit Exposure, as applicable) in the aggregate greater than or equal to 90% of the Total Commitment, or, if the Commitments have been terminated, the Aggregate Credit Exposure.
          “Supplemental Indenture” means that certain First Supplemental Indenture, dated as of March 16, 2006, by and among the Parent, the subsidiary guarantors parties thereto and The Bank of New York, as Trustee (as successor in interest to JPMorgan Chase Bank, National Association), as such First Supplemental Indenture may be amended, modified, restated, supplemented or replaced from time to time.
          “Sweep Accounts” means deposit accounts, the proceeds of which are transferred nightly to an interest-bearing concentration account maintained by the Administrative Agent or another Lender (provided that upon an Event of Default such Lender shall, at the request of the Administrative Agent, enter into a control agreement with the Administrative Agent and the appropriate Credit Party in form and substance reasonably satisfactory to the Administrative Agent), and re-transferred each morning to the applicable Credit Party’s deposit accounts, all on terms and conditions reasonably satisfactory to the Administrative Agent.
          “Swingline Exposure” means, at any time, the aggregate principal amount of all Swingline Loans outstanding at such time. The Swingline Exposure of any Lender at any time shall be its Applicable Percentage of the total Swingline Exposure at such time.
          “Swingline Lender” means Bank of America in its capacity as lender of Swingline Loans hereunder.
          “Swingline Loan” means a Loan made pursuant to Section 2.05.
          “Syndication Agent” means BNP Paribas, in its capacity as syndication agent for the Lenders hereunder, and its successors in such capacity.
          “Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority.
          “Total Commitment” means the aggregate of all Lenders’ Commitments. The initial Total Commitment is $150,000,000.
          “Type,” when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted Eurodollar Rate, the Alternate Base Rate or, with respect to Swingline Loans or Swingline Borrowings only, the Specified Rate.
          “UCC” means the Uniform Commercial Code as from time to time in effect in any applicable state or jurisdiction, as the same may be amended from time to time.

          “Unreimbursed Amount” has the meaning given such term in Section 2.06(c)(i)
          “Wholly Owned Subsidiary” means, as to any Person, any Subsidiary of which all of the outstanding shares of Equity Interests (other than directors’ qualifying shares) on a fully-diluted basis, are owned (whether legally or beneficially by agreement) directly or indirectly by such Person or one or more of its Wholly-Owned Subsidiaries or by such Person and one or more of its Wholly-Owned Subsidiaries. Unless otherwise indicated, each reference to a “Wholly-Owned Subsidiary” means a Wholly-Owned Subsidiary of the Borrower.
     Section 1.02 Classification of Loans and Borrowings. For purposes of this Agreement, Loans and Borrowings may be classified and referred to by Class (e.g., a “Revolving Loan” or Revolving Borrowing”), or by Type (e.g., a “Eurodollar Loan” or “Eurodollar Borrowing”) or by Class and Type (e.g., an “ABR Revolving Loan” or “ABR Revolving Borrowing”).
     Section 1.03 Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, increased, renewed, extended, supplemented or otherwise modified (subject to any restrictions on such amendments, restatements, increases, renewals, extensions, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, provided such successors and assigns are permitted by the Loan Documents, (c) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.
     Section 1.04 Accounting Terms; GAAP. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.

     Section 1.05 Letter of Credit Amounts. Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the stated amount of such Letter of Credit in effect at such time; provided, however, that with respect to any Letter of Credit that, by its terms or the terms of any Issuer Document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.
     Section 1.06 Designation of Material Subsidiaries. The Borrower shall from time to time, by notice in writing to the Administrative Agent, be entitled to designate that either (a) a Subsidiary which is not a Material Subsidiary become a Material Subsidiary (in which event the Borrower will comply (or cause compliance) with the provisions of Section 6.09 with respect to such Subsidiary), or (b) a Material Subsidiary which has previously been designated in writing by the Borrower as a Material Subsidiary (and is not otherwise a Material Subsidiary pursuant to clauses (c)(ii) or (c)(iii) of the definition thereof) cease to be a Material Subsidiary; provided, that the Borrower shall not be entitled to designate that a Material Subsidiary cease to be a Material Subsidiary if a Default or Event of Default has occurred and is continuing or would result from or exist immediately after such a designation.
     Section 1.07 Rounding. Any financial ratios required to be maintained by the Borrower pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).
     Section 1.08 Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Central time (daylight or standard, as applicable).
ARTICLE II
THE CREDITS
     Section 2.01 Revolving Commitments. Subject to the terms and conditions set forth herein, each Lender severally agrees to make Revolving Loans to the Borrower from time to time during the Availability Period in an aggregate principal amount that will not result in such Lender’s Credit Exposure exceeding such Lender’s Commitment; provided, however, that, the Aggregate Credit Exposure at any one time outstanding shall not exceed the Total Commitment. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Revolving Loans.
     Section 2.02 Loans and Borrowings.
          (a) Each Revolving Loan shall be made as part of a Revolving Borrowing consisting of Revolving Loans made by the Lenders ratably in accordance with their respective Applicable Percentages. Any Swingline Loan shall be made in accordance with the procedures set forth in Section 2.05. The failure of any Lender to make any Revolving Loan required to be made by it hereunder shall not relieve any other Lender of its obligations hereunder; provided, that, the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make a Revolving Loan as required.
          (b) Subject to Section 2.13 and Section 2.14, each Revolving Borrowing shall be comprised entirely of ABR Revolving Loans or Eurodollar Loans as the Borrower may request in accordance herewith. Each Swingline Borrowing shall be comprised entirely of ABR Loans or Specified Rate Loans as the Borrower may request in accordance herewith. Each Lender at its option may make any Eurodollar Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided, that, any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement.
          (c) At the commencement of each Interest Period for any Eurodollar Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of $500,000 and not less than $1,000,000. At the time that each ABR Revolving Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of $100,000 and not less than $500,000; provided, that, an ABR Revolving Borrowing may be in an aggregate amount that is equal to the entire unused balance of the Total Commitment. Each Swingline Borrowing shall be in an amount that is an integral multiple of $100,000 and not less than $500,000. Borrowings of more than one Type and Class may be outstanding at the same time; provided, that, there shall not be more than a total of five (5) Eurodollar Borrowings outstanding at any time.
          (d) Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to elect to convert or continue any Borrowing if the Interest Period (as applicable) requested with respect thereto would end after the Maturity Date.
     Section 2.03 Requests for Revolving Borrowings. To request a Revolving Borrowing, the Borrower shall notify the Administrative Agent of such request by telephone, telecopy or electronic mail (a) in the case of a Eurodollar Borrowing, not later than 12:00 noon, Dallas, Texas time, three Business Days before the date of the proposed Borrowing, or (b) in the case of an ABR Revolving Borrowing, not later than 12:00 noon, Dallas, Texas time, on the Business Day of the proposed Borrowing. Each such Borrowing Request shall be irrevocable and shall be confirmed promptly by hand delivery, telecopy or electronic mail to the Administrative Agent of a written Borrowing Request substantially in the form of Exhibit B-1, or otherwise in a form approved by the Administrative Agent, and signed by a Responsible Officer of the General Partner on behalf of the Borrower. Each such telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.02:
               (i) the aggregate amount of the requested Revolving Borrowing;
               (ii) the date of such Revolving Borrowing, which shall be a Business Day;
               (iii) whether such Revolving Borrowing is to be an ABR Revolving Borrowing or a Eurodollar Borrowing;

               (iv) in the case of a Eurodollar Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period;” and
               (v) the location and number of the Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.04.
          If no election as to the Type of Revolving Borrowing is specified, then the requested Revolving Borrowing shall be an ABR Revolving Borrowing. If no Interest Period is specified with respect to any requested Eurodollar Borrowing, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration. Promptly following receipt of a Borrowing Request in accordance with this Section 2.03, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Revolving Loan to be made as part of the requested Revolving Borrowing.
     Section 2.04 Funding of Borrowings.
          (a) Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 1:00 p.m., Dallas, Texas time (or 2:00 p.m., Dallas Texas time in the case of an ABR Revolving Borrowing requested on the same date or pursuant to Section 2.06(c)), to the account of the Administrative Agent designated by it for such purpose by notice to the Lenders; provided, that Swingline Loans shall be made as provided in Section 2.05. The Administrative Agent will make such Loans available to the Borrower by promptly crediting the amounts so received, in like funds, to an account of the Borrower designated by the Borrower in the applicable Borrowing Request or otherwise by written notice to the Administrative Agent; provided, that ABR Revolving Loans made to finance any Unreimbursed Amount as provided in Section 2.06(c) shall be remitted by the Administrative Agent to the L/C Issuer.
          (b) Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.04(a) and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of such Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of the Borrower, the interest rate applicable to such Borrowing (provided that any such demand made to the Borrower shall be made within five (5) Business Days following disbursement by the Administrative Agent, or the Administrative Agent shall be deemed to have waived the right to make such demand for immediate reimbursement from the Borrower and such funded amount shall be, as with respect to the Borrower, deemed to be a

Loan hereunder). If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing.
     Section 2.05 Swingline Loans.
          (a) Subject to the terms and conditions set forth herein, the Swingline Lender agrees to make Swingline Loans to the Borrower from time to time during the Availability Period in an aggregate principal amount that will not result in (i) the aggregate Swingline Exposure exceeding $25,000,000, (ii) the Credit Exposure of any Lender exceeding the Commitment of such Lender then in effect, or (iii) the Aggregate Credit Exposure then in effect exceeding the Total Commitment then in effect; provided that the Swingline Lender shall not be required to make a Swingline Loan to refinance an outstanding Swingline Loan. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Swingline Loans.
          (b) To request a Swingline Loan, the Borrower shall notify the Administrative Agent of such request by telephone, telecopy or electronic mail not later than 12:00 noon, Dallas, Texas time, on the Business Day of a proposed Swingline Loan. Each such request shall be confirmed promptly by hand delivery, telecopy or electronic mail to the Administrative Agent of a written Borrowing Request executed by a Responsible Officer of the General Partner on behalf of the Borrower, substantially in the form of Exhibit B-3 or otherwise in a form approved by the Administrative Agent. Each such notice shall be irrevocable and shall specify the requested date (which shall be a Business Day) and amount of the requested Swingline Loan, and whether such Loan shall be an ABR Swingline Loan or Specified Rate Swingline Loan. The Administrative Agent will promptly advise the Swingline Lender of any such notice received from the Borrower. The Swingline Lender shall make each Swingline Loan available to the Borrower by means of a credit to an account designated by the Borrower (or, in the case of a Swingline Loan made to finance any Unreimbursed Amount as provided in Section 2.06(c), by remittance to the L/C Issuer, or pursuant to such other directions received by the Swingline Lender from the Borrower in connection with its request for such Swingline Loan) by 2:00 p.m., Dallas, Texas time, on the requested date of such Swingline Loan.
          (c) The Swingline Lender may by written notice given to the Administrative Agent not later than 9:00 a.m., Dallas, Texas time, on any Business Day, require the Lenders to acquire participations on such Business Day in all or a portion of the Swingline Loans outstanding. Such notice shall specify the aggregate amount of Swingline Loans in which Lenders will participate. Promptly upon receipt of such notice, the Administrative Agent will give notice thereof to each Lender, specifying in such notice such Lender’s Applicable Percentage of such Swingline Loan or Loans. Each Lender hereby absolutely and unconditionally agrees, upon receipt of notice as provided above, to pay to the Administrative Agent, for the account of the Swingline Lender, such Lender’s Applicable Percentage of such Swingline Loan or Loans. Each Lender acknowledges and agrees that its obligation to acquire participations in Swingline Loans pursuant to this paragraph is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Each Lender shall comply with its obligation under this paragraph by wire transfer of immediately available funds in the same manner as provided in Section 2.04 with respect to Loans made by such Lender (and Section 2.04 shall apply, mutatis mutandis, to the payment obligations of the Lenders), and the Administrative Agent shall promptly pay to the Swingline Lender the amounts so received by it from the Lenders. The Administrative Agent shall notify the Borrower of any participations in any Swingline Loan acquired pursuant to this paragraph, and thereafter payments in respect of such Swingline Loan shall be made to the Administrative Agent and not to the Swingline Lender. Any amounts received by the Swingline Lender from the Borrower (or other party on behalf of the Borrower) in respect of a Swingline Loan after receipt by the Swingline Lender of the proceeds of a sale of participations therein shall be promptly remitted to the Administrative Agent; any such amounts received by the Administrative Agent shall be promptly remitted by the Administrative Agent to the Lenders that shall have made their payments pursuant to this paragraph and to the Swingline Lender, as their interests may appear; provided that any such payment so remitted shall be repaid to the Swingline Lender or to the Administrative Agent, as applicable, if and to the extent such payment is required to be refunded to the Borrower for any reason. The purchase of participations in a Swingline Loan pursuant to this paragraph shall not relieve the Borrower of any default in the payment thereof.
          (d) The unpaid principal amount of each Swingline Loan shall be due and payable on the earlier of (i) the Maturity Date, and (ii) the first date after such Swingline Loan is made that is the 15th or last day of a calendar month and is at least five (5) Business Days after such Swingline Loan is made; provided that, on each date that a Revolving Borrowing (other than a Revolving Borrowing resulting from the conversion or continuation of an existing Revolving Borrowing) is made, the Borrower shall repay all Swingline Loans then outstanding; provided further, that, except with respect to Swingline Loans payable on the Maturity Date, in the event the Borrower has not paid the outstanding principal amount of any Swingline Loan on or prior to 12:00 noon, Dallas, Texas time, on the date due, the Borrower shall be deemed to have requested an ABR Revolving Loan (it being understood that if such Swingline Loan is being refinanced with an ABR Revolving Borrowing, such ABR Revolving Borrowing may be obtained on the same Business Day as the proposed Borrowing, notwithstanding the advance notice requirements of Section 2.03(b)) in an amount equal to the outstanding principal amount of such Swingline Loan maturing on such date, and such Swingline Loan shall be deemed converted to an ABR Revolving Loan on such date, and shall continue as an ABR Revolving Loan until converted in accordance with Section 2.07.
          (e) Each Swingline Borrowing initially shall be of the Type specified in the applicable Borrowing Request (or an ABR Swingline Borrowing if no Type is specified). Thereafter, the Borrower may elect from time to time to convert such Swingline Borrowing to a different Class, all as provided in this Section. This Section shall not apply to the continuation of Swingline Borrowings, or to the conversion of Swingline Borrowings to a different Type, which Swingline Borrowings may not be continued or so converted.
          (f) To make an election pursuant to Section 2.05(e), the Borrower shall notify the Administrative Agent of such election by telephone, telecopy or electronic mail by the time that a Borrowing Request would be required under Section 2.03 if the Borrower were requesting a Revolving Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery, telecopy or electronic mail to the Administrative Agent of a written

Interest Election Request executed by a Responsible Officer of the General Partner on behalf of the Borrower, substantially in the form of Exhibit B-4 or otherwise in a form approved by the Administrative Agent. The Administrative Agent will promptly advise the Swingline Lender of any such notice received from the Borrower.
          (g) Each telephonic and written Interest Election Request pursuant to this Section 2.05 shall specify the following information in compliance with this Section 2.05:
               (i) the Swingline Borrowing to which such Interest Election Request applies;
               (ii) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;
               (iii) whether the resulting Revolving Borrowing is to be an ABR Revolving Borrowing or a Eurodollar Borrowing; and
               (iv) if the resulting Revolving Borrowing is a Eurodollar Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.
If any such Interest Election Request requests a Eurodollar Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.
          (h) Promptly following receipt of an Interest Election Request pursuant to this Section 2.05, the Administrative Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Revolving Borrowing.
          (i) Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies the Borrower, then, so long as such Event of Default is continuing, no outstanding Swingline Borrowing may be converted to a Eurodollar Borrowing.
     Section 2.06 Letters of Credit.
     (a) (i) Subject to the terms and conditions set forth herein, (A) L/C Issuer agrees, in reliance upon the agreements of the Lenders set forth in this Section 2.06, (1) from time to time on any Business Day during the Availability Period, to issue Letters of Credit for the account of the Borrower or for the account of any of its Subsidiaries (other than a Foreign Subsidiary), and to amend Letters of Credit previously issued by it, in accordance with subsection (b) below, and (2) to honor drawings under the Letters of Credit; and (B) the Lenders severally agree to participate in Letters of Credit issued for the account of the Borrower or its Subsidiaries and any drawings thereunder; provided that after giving effect to any L/C Credit Extension with respect to any Letter of Credit, (y) the Aggregate Credit Exposure then in effect shall not exceed the Total Commitment then in effect, and (z) the Credit Exposure of any Lender shall not exceed such Lender’s Commitment. Each request by the Borrower for the issuance or amendment of a Letter of Credit shall be deemed to be a representation by the Borrower that the L/C Credit Extension so requested complies with the conditions set forth in the proviso to the preceding sentence. Within the foregoing limits, and subject to the terms and conditions hereof, the Borrower’s ability to obtain Letters of Credit for its own account or for the account of any of its Subsidiaries (other than a Foreign Subsidiary) shall be fully revolving, and accordingly the Borrower may, during the foregoing period, obtain Letters of Credit to replace Letters of Credit that have expired or that have been drawn upon and reimbursed.
               (ii) L/C Issuer shall not issue any Letter of Credit, if:
                (A) the expiry date of such requested Letter of Credit (which, in the case of an “evergreen” Letter of Credit, shall be the first date on which the L/C Issuer can cause such Letter of Credit to expire) would occur more than twelve months after the date of issuance or last extension or renewal, unless the Required Lenders have approved such expiry date; or
               (B) the expiry date of such requested Letter of Credit would occur after the Maturity Date, unless the Borrower shall, no later than five (5) days prior to the Maturity Date, Cash Collateralize, for the benefit of the Lenders and the L/C Issuer, the outstanding L/C Obligations with respect to such Letter of Credit.
               (iii) L/C Issuer shall not be under any obligation to issue any Letter of Credit if:
                (A) any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain L/C Issuer from issuing such Letter of Credit, or any Governmental Rule applicable to L/C Issuer or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over L/C Issuer shall prohibit, or request that L/C Issuer refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon L/C Issuer with respect to such Letter of Credit any restriction, reserve or capital requirement (for which L/C Issuer is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon L/C Issuer any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which L/C Issuer in good faith deems material to it;
                (B) the issuance of such Letter of Credit would violate one or more policies of L/C Issuer applicable to letters of credit generally;
                (C) such Letter of Credit is to be denominated in a currency other than dollars; or

                 (D) a default of any Lender’s obligations to fund under Section 2.06(c) exists, unless L/C Issuer has entered into reasonably satisfactory arrangements with the Borrower or such Lender to eliminate L/C Issuer’s risk with respect to such Lender.
               (iv) L/C Issuer shall not amend any Letter of Credit if L/C Issuer would not be permitted at such time to issue such Letter of Credit in its amended form under the terms hereof.
               (v) L/C Issuer shall be under no obligation to amend any Letter of Credit if (A) L/C Issuer would have no obligation at such time to issue such Letter of Credit in its amended form under the terms hereof, or (B) the beneficiary of such Letter of Credit does not accept the proposed amendment to such Letter of Credit.
               (vi) L/C Issuer shall act on behalf of the Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and L/C Issuer shall have all of the benefits and immunities (A) provided to the Administrative Agent in Article IX with respect to any acts taken or omissions suffered by L/C Issuer in connection with Letters of Credit issued by it or proposed to be issued by it and Issuer Documents pertaining to such Letters of Credit as fully as if the term “Administrative Agent” as used in Article IX included L/C Issuer with respect to such acts or omissions, and (B) as additionally provided herein with respect to L/C Issuer.
               (b) (i) Each Letter of Credit shall be issued or amended, as the case may be, upon the request of the Borrower delivered to L/C Issuer (with a copy to the Administrative Agent) in the form of a Letter of Credit Application, appropriately completed and signed by a Responsible Officer of the General Partner on behalf of the Borrower. Such Letter of Credit Application must be received by L/C Issuer and the Administrative Agent not later than 10:00 a.m., Dallas, Texas time, at least two Business Days (or such later date and time as the Administrative Agent and L/C Issuer may agree in a particular instance in their sole discretion) prior to the proposed issuance date or date of amendment, as the case may be. In the case of a request for an initial issuance of a Letter of Credit, such Letter of Credit Application shall specify in form and detail reasonably satisfactory to L/C Issuer: (A) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (B) the amount thereof; (C) the expiry date thereof; (D) the name and address of the beneficiary thereof; (E) the documents to be presented by such beneficiary in case of any drawing thereunder; (F) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; (G) the purpose and nature of the requested Letter of Credit; and (H) such other matters as L/C Issuer may reasonably require. In the case of a request for an amendment of any outstanding Letter of Credit, such Letter of Credit Application shall specify in form and detail reasonably satisfactory to L/C Issuer (1) the Letter of Credit to be amended; (2) the proposed date of amendment thereof (which shall be a Business Day); (3) the nature of the proposed amendment; and (4) such other matters as L/C Issuer may reasonably require. Additionally, the Borrower shall furnish to L/C Issuer and the Administrative Agent such other documents and information pertaining to such requested Letter of

Credit issuance or amendment, including any Issuer Documents, as L/C Issuer or the Administrative Agent may reasonably require.
               (ii) Promptly after receipt of any Letter of Credit Application, L/C Issuer will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has received a copy of such Letter of Credit Application from the Borrower and, if not, L/C Issuer will provide the Administrative Agent with a copy thereof. Unless L/C Issuer has received written notice from any Lender, the Administrative Agent or any Credit Party, at least one Business Day prior to the requested date of issuance or amendment of the applicable Letter of Credit, that one or more applicable conditions contained in Section 4.02 shall not then be satisfied, then, subject to the terms and conditions hereof, L/C Issuer shall, on the requested date, issue a Letter of Credit for the account of the Borrower (or the applicable domestic Subsidiary) or enter into the applicable amendment, as the case may be, in each case in accordance with L/C Issuer’s usual and customary business practices. Immediately upon the issuance of each Letter of Credit, each Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from L/C Issuer a risk participation in such Letter of Credit in an amount equal to the product of such Lender’s Applicable Percentage times the amount of such Letter of Credit.
               (iii) Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, L/C Issuer will also deliver to the Borrower and the Administrative Agent a true and complete copy of such Letter of Credit or amendment.
               (c) (i) Upon receipt from the beneficiary of any Letter of Credit of any notice of a drawing under such Letter of Credit, L/C Issuer shall promptly notify the Borrower and the Administrative Agent thereof. Not later than 1:00 p.m., Dallas, Texas time, on the date of any payment by L/C Issuer under a Letter of Credit, if the Borrower shall have received notice of such payment by L/C Issuer prior to 10:00 a.m., Dallas, Texas time, on such date, or, if such notice has not been received by the Borrower prior to such time on such date, then not later than 1:00 p.m., Dallas, Texas time, on the Business Day immediately following the day that the Borrower receives such notice (each such date, an “Honor Date”), the Borrower shall reimburse L/C Issuer through the Administrative Agent in an amount equal to the amount of such drawing. If the Borrower fails to so reimburse L/C Issuer by such time, or if the Borrower otherwise elects prior to 1:00 p.m., Dallas, Texas time on the Honor Date that such Unreimbursed Amount be financed with an ABR Revolving Borrowing or Swingline Borrowing, the Administrative Agent shall promptly notify each Lender of the Honor Date, the amount of the unreimbursed drawing (the “Unreimbursed Amount”), and the amount of such Lender’s Applicable Percentage thereof. In such event, the Borrower shall be deemed to have requested an ABR Revolving Borrowing (if the Borrower has failed to reimburse or otherwise make an election as provided above) or, as applicable, otherwise requested an ABR Revolving Borrowing or Swingline Borrowing (as the Borrower shall elect), to be disbursed on the Honor Date in an amount equal to the Unreimbursed Amount, without regard to the minimum and multiples specified in Section 2.02(c) and Section 2.05 for the principal amount of ABR Revolving Borrowings or Swingline Borrowings, as applicable, but subject to the amount of the unutilized portion of the Total Commitment and the conditions set forth in Section 4.02. Any notice given by L/C Issuer or the Administrative Agent pursuant to this Section 2.06(c)(i) may be given by telephone if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.
               (ii) Each Lender shall upon any notice pursuant to Section 2.06(c)(i) make funds available to the Administrative Agent for the account of L/C Issuer at the office of the Administrative Agent in an amount equal to its Applicable Percentage of the Unreimbursed Amount not later than 1:00 p.m., Dallas, Texas time, on the Business Day specified in such notice by the Administrative Agent, whereupon, subject to the provisions of Section 2.06(c)(iii), each Lender that so makes funds available shall be deemed to have made an ABR Loan to the Borrower in such amount. The Administrative Agent shall remit the funds so received to L/C Issuer.
               (iii) With respect to any Unreimbursed Amount that is not fully refinanced by an ABR Revolving Borrowing or Swingline Borrowing because the conditions set forth in Section 4.02 cannot be satisfied or for any other reason, the Borrower shall be deemed to have incurred from L/C Issuer an L/C Borrowing in the amount of the Unreimbursed Amount that is not so refinanced, which L/C Borrowing shall be due and payable on demand (together with interest) and, if such Unreimbursed Amount is not reimbursed within five days after such Unreimbursed Amount is due pursuant to Section 2.06(c)(i), shall bear interest at the rate set forth in Section 2.12(d). In such event, each Lender’s payment to the Administrative Agent for the account of L/C Issuer pursuant to Section 2.06(c)(ii) shall be deemed payment in respect of its participation in such L/C Borrowing and shall constitute an L/C Advance from such Lender in satisfaction of its participation obligation under this Section 2.06.
               (iv) Until each Lender funds its Loan or L/C Advance pursuant to this Section 2.06(c) to reimburse L/C Issuer for any amount drawn under any Letter of Credit, interest in respect of such Lender’s Applicable Percentage of such amount shall be solely for the account of L/C Issuer.
               (v) Each Lender’s obligation to make Loans or L/C Advances to reimburse L/C Issuer for amounts drawn under Letters of Credit, as contemplated by this Section 2.06(c), shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against L/C Issuer, the Borrower or any other Person for any reason whatsoever; (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Lender’s obligation to make Loans pursuant to this Section 2.06(c) is subject to the conditions set forth in Section 4.02. No such making of an L/C Advance shall relieve or otherwise impair the obligation of the Borrower to reimburse L/C Issuer for the amount of any payment made by L/C Issuer under any Letter of Credit, together with interest as provided herein.

               (vi) If any Lender fails to make available to the Administrative Agent for the account of L/C Issuer any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.06(c) by the time specified in Section 2.06(c)(ii), L/C Issuer shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to L/C Issuer at a rate per annum equal to the greater of the Federal Funds Effective Rate and a rate determined by L/C Issuer in accordance with banking industry rules on interbank compensation. A certificate of L/C Issuer submitted to any Lender (through the Administrative Agent) with respect to any amounts owing under this clause (vi) shall be conclusive absent manifest error.
               (d) (i) At any time after L/C Issuer has made a payment under any Letter of Credit and has received from any Lender such Lender’s L/C Advance in respect of such payment in accordance with Section 2.06(c), if the Administrative Agent receives for the account of L/C Issuer any payment in respect of the related Unreimbursed Amount or interest thereon (whether directly from the Borrower or otherwise, including proceeds of Cash Collateral applied thereto by the Administrative Agent), the Administrative Agent will distribute to such Lender its Applicable Percentage thereof (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s L/C Advance was outstanding) in the same funds as those received by the Administrative Agent.
               (ii) If any payment received by the Administrative Agent for the account of L/C Issuer pursuant to Section 2.06(c)(i) is required to be returned or set aside (including pursuant to any settlement entered into by L/C Issuer in its discretion), each Lender shall pay to the Administrative Agent for the account of L/C Issuer its Applicable Percentage thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Lender, at a rate per annum equal to the Federal Funds Effective Rate from time to time in effect. The obligations of the Lenders under this clause (ii) shall survive the payment in full of the Lender Indebtedness and the termination of this Agreement.
          (e) The obligation of the Borrower to reimburse L/C Issuer for each drawing under each Letter of Credit and to repay each L/C Borrowing shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following:
               (i) any lack of validity or enforceability of such Letter of Credit, any Issuer Document, this Agreement, or any other Loan Document;
               (ii) the existence of any claim, counterclaim, setoff, defense or other right that the Borrower or any Subsidiary may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), L/C Issuer or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;

               (iii) any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;
               (iv) any payment by L/C Issuer under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit (as amended); or any payment made by L/C Issuer under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any bankruptcy code or debtor relief law; or
               (v) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Borrower or any Subsidiary.
     The Borrower shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to it and, in the event of any claim of noncompliance with the Borrower’s instructions or other irregularity, the Borrower will immediately notify L/C Issuer. The Borrower shall be conclusively deemed to have waived any such claim against L/C Issuer and its correspondents unless such notice is given as aforesaid.
          (f) Each Lender and the Borrower agree that, in paying any drawing under a Letter of Credit, L/C Issuer shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document. None of L/C Issuer, the Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of L/C Issuer shall be liable to any Lender for (i) any action taken or omitted in connection herewith at the request or with the approval of Lenders or Required Lenders, as applicable; (ii) any action taken or omitted in the absence of gross negligence or willful misconduct; or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Issuer Document. The Borrower hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided, however, that this assumption is not intended to, and shall not, preclude the Borrower pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement. None of L/C Issuer, the Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of L/C Issuer shall be liable or responsible for any of the matters described in clauses (i) through (v) of Section 2.06(e); provided, however, that anything in such clauses to the contrary notwithstanding, the Borrower may have a claim against L/C Issuer, and L/C Issuer may be liable to the Borrower, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by the Borrower which the Borrower proves were caused by L/C Issuer’s willful misconduct or gross negligence or L/C Issuer’s willful failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit. In furtherance and not in limitation of the foregoing, L/C Issuer may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and L/C Issuer shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.
          (g) Upon the written request of the Administrative Agent if (i) as of the Maturity Date, any L/C Obligation for any reason remains outstanding (and has not otherwise been Cash Collateralized pursuant to, and in accordance with Section 2.06(a)(ii)(B)), or (ii) any Event of Default shall occur and be continuing, the Borrower shall, in each case, on the Business Day that the Borrower receives such written request, immediately Cash Collateralize the then outstanding L/C Obligations. For purposes of this Section 2.06 and the other applicable provisions of this Agreement, “Cash Collateralize” means to pledge and deposit with or deliver to the Administrative Agent, for the benefit of L/C Issuer and the Lenders, as collateral for the L/C Obligations, cash or deposit account balances pursuant to documentation in form and substance reasonably satisfactory to the Administrative Agent and L/C Issuer (which documents are hereby consented to by the Lenders). Cash Collateral shall be maintained in deposit accounts with the Administrative Agent. The Borrower hereby grants to the Administrative Agent, for the benefit of L/C Issuer and the Lenders, a security interest in all such cash, deposit accounts and all balances therein and all proceeds of the foregoing, and the Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account. Subject to Section 8.02, each such deposit hereunder shall be held by the Administrative Agent as collateral for the payment and performance of the L/C Obligations. Subject to the proviso at the end of this sentence, other than any interest, if any, earned on the investment of such deposits, which investments shall be made at the option and reasonable discretion of the Administrative Agent (provided that it has received sufficient protection and indemnities as it reasonably requests in connection with its investing such cash collateral) and at the Borrower’s risk and expense, such deposits shall not bear interest; provided, that, the Borrower may direct the Administrative Agent to invest amounts credited to such account, at the Borrower’s risk and expense, in Permitted Investments described in clauses (a), (b), (e) and (f) of the definition of “Permitted Investments.” Interest or profits, if any, on such investments shall accumulate in such account. Subject to Section 8.02, moneys in such account shall be applied by the Administrative Agent to reimburse L/C Issuer for L/C Borrowings for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrower for the aggregate L/C Obligations at such time or, if the maturity of the Loans has been accelerated (but subject to the consent of Lenders holding L/C Obligations greater than 50% of the aggregate L/C Obligations at such time), be applied to satisfy other obligations of the Borrower under this Agreement. Subject to Section 8.02, if the Borrower is required to provide an amount of Cash Collateral hereunder, such amount (to the extent not applied as aforesaid) shall be returned to the Borrower as L/C Obligations are satisfied or reimbursed, and as and to the extent that, after giving effect to such return, the Borrower would remain in compliance with Section 2.10 and no Event of Default shall have occurred and be continuing.

          (h) Unless otherwise expressly agreed by L/C Issuer and the Borrower when a Letter of Credit is issued the rules of the ISP shall apply to each Letter of Credit.
          (i) The Borrower shall pay to the Administrative Agent for the account of each Lender in accordance with its Applicable Percentage a Letter of Credit fee (the “Letter of Credit Fee”) for each Letter of Credit equal to the Applicable Rate for Eurodollar Loans times the daily amount available to be drawn under such Letter of Credit during the period from and including the date such Letter of Credit is issued to but excluding the date such Letter of Credit expires. For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.05. Letter of Credit Fees shall be (i) computed on a quarterly basis in arrears and (ii) due and payable on each Payment Date, commencing with the first such date to occur after the issuance of such Letter of Credit, on the Maturity Date and thereafter on demand. If there is any change in the Applicable Rate for Eurodollar Loans during any Fiscal Quarter, the daily amount available to be drawn under each Letter of Credit shall be computed and multiplied by the Applicable Rate for Eurodollar Loans separately for each period during such Fiscal Quarter that such Applicable Rate for Eurodollar Loans was in effect.
          (j) The Borrower shall pay directly to L/C Issuer for its own account a fronting fee with respect to each issued and outstanding Letter of Credit, at the rate per annum equal to 0.125%, computed on the daily amount available to be drawn under such Letter of Credit on a quarterly basis in arrears during the period from and including the date such Letter of Credit is issued to but excluding the date such Letter of Credit expires. Such fronting fee shall be due and payable on each Payment Date in respect of the most recently-ended quarterly period (or portion thereof, in the case of the first payment), commencing with the first such date to occur after the issuance of such Letter of Credit, on the Maturity Date and thereafter on demand. For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.05. In addition, the Borrower shall pay directly to L/C Issuer for its own account the customary issuance, presentation, amendment and other processing fees, and other standard costs and charges, of L/C Issuer relating to letters of credit as from time to time in effect. Such customary fees and standard costs and charges are due and payable within ten Business Days after Borrower’s receipt of written demand therefor and are nonrefundable.
          (k) In the event of any conflict between the terms hereof and the terms of any Issuer Document, the terms hereof shall control.
          (l) Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of, or is for the account of, a Subsidiary (other than a Foreign Subsidiary), the Borrower shall be obligated to reimburse L/C Issuer hereunder for any and all drawings under such Letter of Credit. The Borrower hereby acknowledges that the issuance of Letters of Credit for the account of Subsidiaries (other than Foreign Subsidiaries) inures to the benefit of the Borrower, and that the Borrower’s business derives substantial benefits from the businesses of such Subsidiaries.

     Section 2.07 Interest Elections.
          (a) Each Revolving Borrowing initially shall be of the Type specified in the applicable Borrowing Request or Interest Election Request and, in the case of a Eurodollar Borrowing, shall have an initial Interest Period as specified in such applicable Borrowing Request or Interest Election Request. Thereafter, the Borrower may from time to time elect to convert such Revolving Borrowing to a different Type or to continue such Revolving Borrowing and, in the case of a Eurodollar Borrowing, may elect Interest Periods therefor, all as provided in this Section 2.07. The Borrower may elect different options with respect to different portions of the affected Revolving Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Revolving Loans comprising such Revolving Borrowing, and the Revolving Loans comprising each such portion shall be considered a separate Revolving Borrowing. This Section shall not apply to Swingline Borrowings, which may not be converted except to the extent provided in Section 2.05.
          (b) To make an election pursuant to this Section 2.07, the Borrower shall notify the Administrative Agent of such election by telephone, telecopy or electronic mail by the time that a Borrowing Request would be required under Section 2.03 if the Borrower was requesting a Revolving Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery, telecopy or electronic mail to the Administrative Agent of a written Interest Election Request substantially in the form of Exhibit B-2 or otherwise in a form approved by the Administrative Agent and signed by a Responsible Officer of the General Partner on behalf of the Borrower.
          (c) Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.02:
          (i) the Revolving Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Revolving Borrowing (in which case the information to be specified pursuant to Section 2.07(c)(iii) and Section 2.07(c)(iv) below shall be specified for each resulting Revolving Borrowing);
          (ii) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;
          (iii) whether the resulting Revolving Borrowing is to be an ABR Revolving Borrowing or a Eurodollar Borrowing; and
          (iv) if the resulting Revolving Borrowing is a Eurodollar Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period.”
If no election as to the Type of Revolving Borrowing is specified, then the Borrower shall be deemed to have selected an ABR Revolving Borrowing. If any such Interest Election Request requests a Eurodollar Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.

          (d) Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof.
          (e) If the Borrower fails to deliver a timely Interest Election Request (or delivers an Interest Election Request that is inconsistent with a telephonic election) with respect to a Eurodollar Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Revolving Borrowing is repaid as provided herein, at the end of such Interest Period such Revolving Borrowing shall be converted to an ABR Revolving Borrowing. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies the Borrower, then, so long as such Event of Default is continuing (i) no outstanding Revolving Borrowing may be converted to or continued as a Eurodollar Borrowing and (ii) unless the Lender Indebtedness has been accelerated pursuant to Section 8.01, each Eurodollar Borrowing shall be converted to an ABR Revolving Borrowing at the end of the Interest Period applicable thereto.
     Section 2.08 Voluntary Termination, Reduction and Increase of Commitments; Extension of Maturity Date.
          (a) Unless previously terminated, the Commitments shall terminate on the Maturity Date.
          (b) The Borrower may at any time terminate, or from time to time reduce, without premium or penalty, the Commitments; provided, that, (i) each reduction of the Commitments shall be in an amount that is an integral multiple of $500,000 and not less than $1,000,000, and (ii) the Borrower shall not terminate or reduce the Commitments if, after giving effect to any concurrent prepayment of the Loans in accordance with Section 2.10, the Aggregate Credit Exposure would exceed the Total Commitment.
          (c) The Borrower shall notify the Administrative Agent of any election to terminate or reduce the Commitments under Section 2.08(b) at least three Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of such notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each notice delivered by a Responsible Officer of the General Partner pursuant to this Section 2.08(c) shall be irrevocable; provided, that, a notice of termination of the Commitments delivered by a Responsible Officer of the General Partner may state that such notice is conditioned upon the effectiveness of other credit facilities or the consummation of an equity offering, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent from a Responsible Officer of the General Partner on behalf of the Borrower prior to the specified effective date) if such condition is not satisfied. Except as provided in the immediately preceding sentence, any termination or reduction of the Commitments shall be permanent and may not be reinstated except pursuant to, and in accordance with, Section 2.08(d). Each reduction of the Commitments shall be made ratably among the Lenders in accordance with their respective Commitments.
     (d) (i) Subject to the conditions set forth in Section 2.08(d)(ii), the Borrower may from time to time and at any time increase the aggregate Commitments then in effect with the prior written consent of the Administrative Agent (such consent not to be unreasonably withheld, conditioned or delayed) by increasing the Commitment of a Lender or by causing a Person consented to by the Administrative Agent (such consent not to be unreasonably withheld, conditioned or delayed) that at such time is not a Lender or an Affiliate of a Lender to become a Lender (an “Additional Lender”).
          (ii) Any increase in the aggregate Commitments shall be subject to the following additional conditions:
          (A) such increase shall not be less than $5,000,000 unless the Administrative Agent otherwise consents, such consent not to be unreasonably withheld, conditioned or delayed, and no such increase shall be permitted if after giving effect thereto (1) the aggregate amount of all such increases exceeds $100,000,000 more than the initial Total Commitment on the Effective Date, or (2) the Total Commitment exceeds $250,000,000;
          (B) no Event of Default shall have occurred and be continuing at the effective date of such increase;
          (C) on the effective date of such increase, if any Eurodollar Borrowings are outstanding, then the effective date of such increase shall be the last day of the Interest Period in respect of such Eurodollar Borrowings unless the Borrower pays compensation required by Section 2.16;
          (D) no Lender’s Commitment may be increased without the consent of such Lender;
          (E) if the Borrower elects to increase the aggregate Commitments by increasing the Commitment of a Lender, the Borrower and such Lender shall execute and deliver to the Administrative Agent a certificate substantially in the form of Exhibit E (a “Commitment Increase Certificate”);
          (F) if the Borrower elects to increase the aggregate Commitments by causing an Additional Lender to become a party to this Agreement, then the Borrower and such Additional Lender shall execute and deliver to the Administrative Agent a certificate substantially in the form of Exhibit F (an “Additional Lender Certificate”), together with an Administrative Questionnaire and a processing and recordation fee of $3,500 (to the extent not waived by the Administrative Agent in its sole discretion), and the Borrower shall deliver a Note payable to the order of such Additional Lender in a principal amount equal to its Commitment, and otherwise duly completed and executed;
          (G) the Borrower may not increase the aggregate Commitments pursuant to this Section 2.08(d) more than three (3) times during the term of this Agreement; and
          (H) the Borrower shall have paid all fees required to be paid pursuant to any separate letter agreement or otherwise in connection with such increase in the Commitments, which fees shall be determined by the

Administrative Agent in consultation and agreement with the Borrower based on the then prevailing market rate for similar increases of comparable credit facilities.
          (iii) Subject to acceptance and recording thereof pursuant to Section 2.08(d)(iv), from and after the effective date specified in the Commitment Increase Certificate or the Additional Lender Certificate (or if any Eurodollar Borrowings are outstanding, then the last day of the Interest Period in respect of such Eurodollar Borrowings, unless the Borrower has paid compensation required by Section 2.16): (A) the amount of the aggregate Commitments shall be increased as set forth therein, and (B) in the case of an Additional Lender Certificate, any Additional Lender party thereto shall become a party to this Agreement and have the rights and obligations of a Lender under this Agreement and the other Loan Documents. In addition, the Lender or the Additional Lender, as applicable, and each of the other Lenders, shall take any such further action necessary such that each Lender (including any Additional Lender, if applicable) shall hold its Applicable Percentage of the outstanding Revolving Loans (and participation interests in the Letters of Credit and Swingline Loans) after giving effect to the increase in the aggregate Commitments.
          (iv) Upon its receipt of (A) a duly completed Commitment Increase Certificate or an Additional Lender Certificate, executed by the Borrower and the Lender or the Borrower and the Additional Lender party thereto, as applicable, (B) the processing and recordation fee referred to in Section 2.08(d)(ii)(F) (to the extent not waived by the Administrative Agent in its sole discretion), (C) the Administrative Questionnaire referred to in Section 2.08(d)(ii)(F), if applicable, and (D) the written consent of the Administrative Agent to such increase required by Section 2.08(d)(i), the Administrative Agent shall accept such Commitment Increase Certificate or Additional Lender Certificate and record the information contained therein in the Register required to be maintained by the Administrative Agent pursuant to Section 10.04(c).
          (e) The Borrower may, by notice to the Administrative Agent (which shall promptly deliver a copy to each of the Lenders) given not less than 90 days and not more than 120 days, prior to the Maturity Date at any time in effect, and, subject to the proviso below, on not more than two occasions, request that the Lenders extend the Maturity Date for an additional period of not more than one year as specified in such notice; provided, that, the Borrower may, in lieu of the foregoing and not in addition thereto, by notice to the Administrative Agent in accordance with the foregoing provisions of this clause (e), on not more than one occasion, request that the Lenders extend the Maturity Date for an additional period of not more than two years as specified in such notice. Each Lender shall, by notice to the Borrower and the Administrative Agent given not later than fifteen (15) days following receipt of the Borrower’s request, advise the Borrower and the Administrative Agent whether or not it agrees to such extension. The Administrative Agent shall promptly notify the Borrower and the Lenders of the Lenders’ responses. Any Lender that has not so advised the Borrower and the Administrative Agent by such day shall be deemed to have declined to agree to such extension. If the Borrower shall have requested, and if each Lender shall have agreed to, an extension of the Maturity Date, then the Maturity Date shall be extended for the additional period specified in the Borrower’s request in accordance with the terms above, and the Administrative Agent shall promptly notify the Borrower and the Lenders of the extension of the Maturity Date, whereupon the Maturity Date shall be extended, effective as of the Maturity Date in effect immediately prior to such extension, without the necessity for any further action; provided that, the Borrower shall (i) execute and deliver, or cause to be executed and delivered, any and all documents which may be reasonably required by the Administrative Agent in connection with such extension to evidence such extension and new Maturity Date, and (ii) pay to the Administrative Agent, for the account of each Lender, an extension fee in such amount as shall be agreed upon by the Borrower and the Administrative Agent based on the then prevailing market rate for similar extensions of comparable credit facilities. THE DECISION TO AGREE OR WITHHOLD AGREEMENT TO ANY EXTENSION OF THE MATURITY DATE HEREUNDER SHALL BE AT THE SOLE DISCRETION OF EACH LENDER. Notwithstanding the foregoing provisions of this paragraph, (A) the Maturity Date may not be extended to a date later than July ___, 2014 pursuant to this clause (e), (B) the effectiveness of any such extension shall be subject to (1) the absence of any Default or Event of Default as of the date of such extension and request therefor, (2) the absence of any material and adverse effect on the ability of any Credit Party to fully, completely and timely pay its obligations under this Agreement as of the date of such extension and request therefor, (3) the accuracy, in all material respects, of the representations and warranties of each Credit Party set forth in the Loan Documents to which it is a party as of the date of such extension and request therefor (or, if stated to have been made expressly as of an earlier date, the accuracy, in all material respects, as of such date), and (4) a simultaneous extension of the “Maturity Date” (as defined in the Parent Subordinated Note) to a date that is not less than six (6) months after the Maturity Date as extended hereby, (C) the Borrower shall have the right, pursuant to, and subject to the terms of, Section 2.19(c), to replace any Non-Consenting Lender that has declined to agree to any requested extension of the Maturity Date with a Lender or other financial institution that will agree to such extension of the Maturity Date, (D) the Borrower shall have the right, at any time prior to the Maturity Date then in effect, to withdraw its request for an extension under this clause (e) by notice to the Administrative Agent (which shall promptly deliver a notice to each Lender), in which case the Maturity Date will not be so extended, and (E) the Borrower shall have the right, at any time prior to the Maturity Date then in effect, to withdraw its request for an extension of the Maturity Date for an additional period of two (2) years and, in lieu thereof, request an extension of the Maturity Date for an additional period of one year, by providing notice to the Administrative Agent (which shall promptly deliver a notice to each Lender), in which case (1) the Maturity Date will be extended for one year in the event the Lenders have previously agreed to a two year extension pursuant to the Borrower’s request and in accordance with this Section 2.08(e), or (2) in the event any Lender has not previously agreed to a two year extension pursuant to the Borrower’s request and in accordance with this Section 2.08(e), any such Lender shall, by notice to the Borrower and the Administrative Agent given not later than fifteen (15) days following receipt of the Borrower’s request pursuant to this clause (e), advise the Borrower and the Administrative Agent whether or not it agrees to such one year extension (and the Administrative Agent shall promptly notify the Borrower and the Lenders of the Lenders’ responses), and any Lender that has not so advised the Borrower and the Administrative Agent by such day shall be deemed to have declined to agree to such one year extension; provided that, and notwithstanding anything to the contrary contained herein, the Borrower shall not have the right provided in this clause (e) in the event that its original request for an extension of two years was not approved by the Lenders pursuant to the terms of this Section 2.08(e) and the Borrower’s alternative request pursuant to this clause (e) is made (or would be made) by notice to the Administrative Agent given less than 45 days prior to the Maturity Date.
     Section 2.09 Repayment of Loans; Evidence of Debt.
          (a) Any Lender may request that Loans made by it be evidenced by the Borrower’s issuance, execution and delivery of a Note payable to the order of each such Lender in the amount of such Lender’s Commitment. If any Lender’s Commitment increases or decreases for any reason (whether pursuant to Section 2.08, Section 2.10, Section 10.04(b) or otherwise), the Borrower shall, at the request of any such Lender, deliver on the effective date of such increase or decrease a new Note payable to the order of such Lender in a principal amount equal to its Commitment after giving effect to such increase or decrease, and otherwise duly completed and executed. Upon delivery of such new or replacement Note, each applicable Lender shall promptly return to the Borrower all Notes previously delivered to such Lender pursuant to this Agreement.
          (b) The Borrower hereby unconditionally promises to pay (i) to the Administrative Agent, for the account of each Lender, the then unpaid principal amount of each Revolving Loan of such Lender on the Maturity Date, and (ii) to the Swingline Lender the then unpaid principal amount of each Swingline Loan on the dates provided in, and in accordance with, Section 2.05(d). The Borrower hereby further agrees to pay interest on the unpaid principal amount of the Loans from time to time outstanding from the date hereof until payment in full thereof at the rates per annum, and on the dates, set forth in Section 2.12.
          (c) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the Lender Indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.
          (d) The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Class and Type thereof and the Interest Period, if any, applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.
          (e) The entries made in the accounts maintained pursuant to Section 2.09(c) or Section 2.09(d) shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided, that, the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans in accordance with the terms of this Agreement.
     Section 2.10 Prepayment of Loans; Commitment Reductions.
          (a) The Borrower shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, without premium or penalty except as expressly provided in this Agreement, subject to prior notice in accordance with Section 2.10(b).

          (b) The Borrower shall notify the Administrative Agent (and, in the case of prepayment of a Swingline Loan, the Swingline Lender) by telephone, telecopy or electronic mail (confirmed, in the case of original notice by telephone, by telecopy or electronic mail) of any prepayment hereunder (i) in the case of prepayment of a Eurodollar Borrowing, not later than 12:00 noon, Dallas, Texas time, three (3) Business Days before the date of prepayment, (ii) in the case of prepayment of an ABR Revolving Borrowing, not later than 12:00 noon, Dallas, Texas time, one (1) Business Day before the date of prepayment, and (iii) in the case of prepayment of a Swingline Borrowing, not later than 12:00 noon, Dallas, Texas time, on the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid; provided, that, if a notice of prepayment is given in connection with a conditional notice of termination of the Commitments as contemplated by Section 2.08(c), then such notice of prepayment may be revoked if such notice of termination is revoked in accordance with Section 2.08(c). Promptly following receipt of any such notice relating to a Borrowing, the Administrative Agent shall advise the Lenders of the contents thereof. Each partial prepayment of ABR Revolving Borrowings shall be in the minimum principal amount of $500,000 and in integral multiples of $100,000, each partial prepayment of Eurodollar Borrowings shall be in the minimum principal amount of $1,000,000 and in integral multiples of $500,000 (provided, that, such amounts shall not apply to the payments required by the other clauses of this Section 2.10) (and, if any Eurodollar Borrowing is prepaid other than at the end of the Interest Period applicable thereto, such prepayment shall include any amounts payable pursuant to Section 2.16), and Swingline Loans may be prepaid in any amount. Each prepayment of a Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing. Prepayments shall be accompanied by accrued interest to the extent required by Section 2.12 and by any other amounts then due under this Agreement (including all amounts due under Section 2.16).
          (c) If at any time after the Closing Date any Credit Party shall receive Net Cash Proceeds from any Material Asset Disposition (including, without limitation, pursuant to any Casualty Event), but without waiving the requirement of the Required Lenders’ consent to any such disposition in violation of any Loan Document, then, (i) unless a Reinvestment Notice shall have been delivered by the Borrower to the Administrative Agent in respect thereof on or before the date of such Credit Party’s receipt of such Net Cash Proceeds, the Commitments shall be reduced on the next Business Day following the date of receipt of such Net Cash Proceeds by an amount equal to 100% of such Net Cash Proceeds and (ii) if a Reinvestment Notice shall have been delivered by the Borrower to the Administrative Agent in respect thereof prior to the date of receipt of such Net Cash Proceeds, the Commitments shall, on or before the first Business Day following the end of the Reinvestment Period applicable thereto, be reduced by an amount equal to the Reinvestment Prepayment Amount with respect to such Material Asset Disposition; provided, that, notwithstanding the foregoing, if an Event of Default has occurred and is continuing at the time of any Material Asset Disposition, the Commitments shall be reduced on the next Business Day following the date of such Credit Party’s receipt of such Net Cash proceeds by an amount equal to 100% of such Net Cash Proceeds.
          (d) If at any time after the Closing Date any Credit Party shall receive Net Cash Proceeds from any Debt Offering (but without waiving the requirement of the Required Lenders’ consent to any such offering in violation of any Loan Document), the Commitments shall be reduced on the next Business Day following the date of such Credit Party’s receipt of such Net Cash Proceeds by an amount equal to 100% of such Net Cash Proceeds.
          (e) If, after giving effect to any reduction or termination of the Commitments, the aggregate principal amount of all Loans then outstanding is in excess of the Total Commitment, the Borrower shall make a prepayment of Loans in an amount equal to such excess, together with any related costs required to be paid in accordance herewith (including funding losses, if any, resulting from such prepayment being made other than on the last day of an Interest Period with respect to any Eurodollar Loan as provided in Section 2.16). Any such prepayment shall be payable in full one Business Day following the date on which the reduction or termination of the Commitments pursuant to Section 2.08 or Section 2.10 becomes effective.
          (f) Each prepayment under this Section 2.10 shall be applied first to ABR Loans and then to Eurodollar Loans next maturing.
     Section 2.11 Fees.
          (a) The Borrower agrees to pay to the Administrative Agent, for the account of each Lender, a commitment fee which shall accrue at the Applicable Rate on such Lender’s percentage of the average daily amount of the unused portion of the Total Commitment during the period from and including the Closing Date to but excluding the date on which such Lender’s Commitment terminates. Accrued commitment fees shall be payable in arrears on each Payment Date, commencing on the first Payment Date to occur after the Closing Date and on the date on which the Commitments terminate. All commitment fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).
          (b) The Borrower agrees to pay to (i) the Administrative Agent and BAS, in each case for its own account and, if applicable, for the account of the Lenders, fees payable in the amounts and at the times separately agreed upon between or among the Borrower, BAS and the Administrative Agent, including, without limitation, pursuant to the BofA Fee Letter, and, if and when applicable, an extension fee as provided in Section 2.08(e), and (ii) BNP Paribas and BNPPSC, in each case for its own account, fees payable in the amounts and at the times separately agreed upon between or among the Borrower, BNP Paribas and BNPPSC, including, without limitation, pursuant to the BNP Fee Letter.
          (c) Except as otherwise provided herein or in the Fee Letters, all fees payable hereunder shall be paid on the dates due, in immediately available funds, to the Administrative Agent (or to L/C Issuer, in the case of fees payable to it) for its own account, or for distribution, as applicable, to the Lenders. Fees paid shall not be refundable under any circumstances absent manifest error (e.g., as a result of a clerical mistake).
          (d) The Borrower agrees to pay to the Administrative Agent or L/C Issuer, as applicable, the fees set forth and described in Section 2.06(i) and Section 2.06(j). All participation and fronting fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

     Section 2.12 Interest.
          (a) Subject to Section 10.13, the Loans comprising each ABR Revolving Borrowing shall bear interest for each day that such Loans are outstanding at the Alternate Base Rate plus the Applicable Rate for ABR Loans for such day.
          (b) Subject to Section 10.13, the Loans comprising each Eurodollar Borrowing shall bear interest for each day that such Loans are outstanding at the Adjusted Eurodollar Rate for the Interest Period in effect for such Borrowing plus the Applicable Rate for Eurodollar Loans for such day.
          (c) Subject to Section 10.13, the Loans comprising each Swingline Borrowing shall bear interest for each day that such Loans are outstanding at (i) the Alternate Base Rate plus the Applicable Rate for ABR Loans for such day, or (ii) the Specified Rate plus the Applicable Rate for Specified Rate Swingline Loans for such day, as elected by the Borrower pursuant to Section 2.05(b).
          (d) Notwithstanding the foregoing, but subject to Section 10.13, if any principal of or interest on any Loan or any fee or other amount payable by the Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall until paid or waived in writing bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan, the lesser of (A) 2% plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section 2.12 or (B) the Highest Lawful Rate or (ii) in the case of any other amount, the lesser of (A) 2% plus the rate applicable to ABR Revolving Loans as provided in Section 2.12(a) or (B) the Highest Lawful Rate.
          (e) Subject to Section 10.13, accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan and upon termination of the Commitments; provided, that, (i) interest accrued pursuant to Section 2.12(d) shall be payable on demand of the Administrative Agent or the Required Lenders, (ii) in the event of any repayment or prepayment of any Loan (whether due to acceleration or otherwise), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Eurodollar Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.
          (f) Subject to Section 10.13, all interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Alternate Base Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). Promptly after the determination of any interest rate provided for herein or any change therein, the Administrative Agent shall notify the Lenders to which such interest is payable and the Borrower thereof. Each determination by the Administrative Agent of an interest rate or fee hereunder shall, except in cases of manifest error, be final, conclusive and binding on the parties.

     Section 2.13 Alternate Rate of Interest. If prior to the commencement of any Interest Period for a Eurodollar Borrowing:
          (a) the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted Eurodollar Rate or Eurodollar Rate, as applicable, for such Interest Period;
          (b) the Administrative Agent is advised by the Required Lenders that the Adjusted Eurodollar Rate for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans included in such Borrowing for such Interest Period; or
          (c) the Administrative Agent determines in good faith (which determination shall be conclusive) that by reason of circumstances affecting the interbank dollar market generally, deposits in dollars in the London interbank dollar market are not being offered for the applicable Interest Period and in an amount equal to the amount of the Eurodollar Loan requested by the Borrower;
then the Administrative Agent shall give notice thereof to the Borrower and the Lenders by telephone or telecopy as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, which notice the Administrative Agent shall give promptly after becoming aware thereof, (i) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurodollar Borrowing for the affected Interest Period shall be ineffective and (ii) if any Borrowing Request requests a Eurodollar Borrowing, such Borrowing shall be made as a Eurodollar Loan having the shortest Interest Period which is not unavailable under clauses (a) through (c) of this Section, and if no Interest Period is available, as an ABR Revolving Borrowing.
     Section 2.14 Illegality.
          (a) Notwithstanding any other provision of this Agreement to the contrary, if (i) by reason of the adoption of any applicable Governmental Rule or any change in any applicable Governmental Rule or in the interpretation or administration thereof by any Governmental Authority or compliance by any Lender with any request or directive (whether or not having the force of law) of any central bank or other Governmental Authority or (ii) circumstances affecting the London interbank dollar market or the position of a Lender therein shall at any time make it unlawful in the sole discretion of a Lender exercised in good faith for such Lender or its Applicable Lending Office to (A) honor its obligation to make Eurodollar Loans either generally or for a particular Interest Period provided for hereunder, or (B) maintain Eurodollar Loans either generally or for a particular Interest Period provided for hereunder, then such Lender shall promptly notify the Borrower thereof in writing through the Administrative Agent (who will endeavor to, but not be liable for failing to, provide the Borrower with the basis therefor in reasonable detail) and such Lender’s obligation to make or maintain Eurodollar Loans having an affected Interest Period hereunder shall be suspended until such time as such Lender may again make and maintain Eurodollar Loans having an affected Interest Period (in which case the provisions of Section 2.14(b) hereof shall be applicable). Before giving such notice pursuant to this Section 2.14, such Lender will designate a different available Applicable Lending Office for the affected Eurodollar Loans of such Lender or take such other action as the Borrower may request if such designation or action will avoid the need to suspend such Lender’s obligation to make Eurodollar Loans hereunder and will not, in the sole opinion of such Lender exercised in good faith, be disadvantageous to such Lender (provided, that such Lender shall have no obligation so to designate an Applicable Lending Office for Eurodollar Loans located in the United States of America).
          (b) If the obligation of any Lender to make or maintain any Eurodollar Loans shall be suspended pursuant to Section 2.14(a) hereof, all Loans having an affected Interest Period which would otherwise be made by such Lender as Eurodollar Loans shall be made instead as ABR Revolving Loans (and, if such Lender so requests by written notice to the Borrower with a copy to the Administrative Agent, each Eurodollar Loan having an affected Interest Period of such Lender then outstanding shall be automatically converted into an ABR Revolving Loan on the last day of the Interest Period for such Eurodollar Loans unless earlier conversion is required by applicable law) and, to the extent that Eurodollar Loans are so made as (or converted into) ABR Revolving Loans, all payments of principal which would otherwise be applied to such Eurodollar Loans shall be applied instead to such ABR Revolving Loans.
     Section 2.15 Increased Costs.
          (a) If any Change in Law shall:
          (i) impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted Eurodollar Rate) or L/C Issuer (whether or not pursuant to Regulation D of the Board); or
          (ii) impose on any Lender, L/C Issuer or the London interbank market any other condition affecting this Agreement or Eurodollar Loans made by such Lender (except any such reserve requirements reflected in the Adjusted Eurodollar Rate) or any Letter of Credit or participation therein;
and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurodollar Loan (or of maintaining its obligation to make any such Loan) or to increase the cost to such Lender or L/C Issuer of participating in, issuing or maintaining any Letter of Credit or to reduce the amount of any sum received or receivable by such Lender or L/C Issuer hereunder (whether of principal, interest or otherwise) with respect to any Eurodollar Loan or Letter of Credit, then the Borrower will pay, in accordance with Section 2.15(c), to such Lender or L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or L/C Issuer, as the case may be, for such additional costs incurred or reduction suffered with respect to any Eurodollar Loan or Letter of Credit.
          (b) If any Lender or L/C Issuer determines in good faith that any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s or L/C Issuer’s capital or on the capital of such Lender’s or L/C Issuer’s holding company, if any, as a consequence of this Agreement or the Loans made by, or the participation in Letters of Credit held by, such Lender, or the Letters of Credit issued by L/C Issuer, to a level below that which such Lender or L/C Issuer or such Lender’s or L/C Issuer’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or L/C Issuer’s policies and the policies of such Lender’s or L/C Issuer’s holding company with respect to capital adequacy), then from time to time the Borrower will pay, in accordance with Section 2.15(c), to such Lender or such L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or L/C Issuer or such Lender’s or L/C Issuer’s holding company for any such reduction suffered.
          (c) A certificate of a Lender or L/C Issuer setting forth the amount or amounts necessary to compensate such Lender or L/C Issuer or such Lender’s or L/C Issuer’s holding company, as the case may be, as specified in Section 2.15(a) or Section 2.15(b), shall be delivered to the Borrower and shall be conclusive absent manifest error. Except as provided in Section 2.15(d), the Borrower shall pay such Lender or L/C Issuer, as the case may be, the amount shown as due on any such certificate within ten (10) Business Days after receipt thereof.
          (d) Failure or delay on the part of any Lender or L/C Issuer to demand compensation pursuant to this Section 2.15 shall not constitute a waiver of such Lender’s or L/C Issuer’s right to demand such compensation; provided, that, the Borrower shall not be required to compensate a Lender or L/C Issuer pursuant to this Section 2.15 for any increased costs or reductions incurred more than 180 days prior to the date that such Lender or L/C Issuer, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or L/C Issuer’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.
     Section 2.16 Break Funding Payments. In the event of:
          (a) the payment (including prepayment) of any principal of any Eurodollar Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default);
          (b) the conversion of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto;
          (c) the failure to borrow, convert, continue or prepay any Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.10 and is revoked in accordance therewith); or
          (d) the assignment of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 2.08(d) or Section 2.19;
then, in any such event, the Borrower shall compensate each Lender for the loss, cost and expense attributable to such event. In the case of a Eurodollar Loan, such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted Eurodollar Rate that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for dollar deposits of a comparable amount and period from other banks in the London interbank market. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section 2.16 shall be delivered to the Borrower and the Administrative Agent and shall be conclusive absent manifest error. Except as provided in the last sentence of this Section 2.16, the Borrower shall pay such Lender the amount shown as due on any such certificate within ten (10) Business Days after receipt thereof. Failure or delay on the part of any Lender or L/C Issuer to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or L/C Issuer’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender or L/C Issuer pursuant to this Section for any such loss, cost or expense described in this Section 2.16 incurred more than 180 days prior to the date that such Lender or L/C Issuer, as the case may be, notifies the Borrower of the circumstance giving rise to such loss, cost or expense described in this Section 2.16 and of such Lender’s or L/C Issuer’s intention to claim compensation therefor.
     Section 2.17 Taxes.
          (a) Any and all payments by or on account of any obligation of the Borrower hereunder or under any other Loan Document shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes; provided, that, if the Borrower shall be required to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 2.17) the Administrative Agent, each Lender or L/C Issuer (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions and (iii) the Borrower shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law; provided, that, if a Lender has breached or is in breach of its obligations under Section 2.17(e), then the Borrower shall have no obligations under clause (i) of this Section 2.17(a) with respect to payments made or to be made to such Lender where Indemnified Taxes and/or Other Taxes arise in respect of such payments as a consequence of such Lender’s status as a Foreign Lender.
          (b) In addition, the Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.
          (c) THE BORROWER SHALL INDEMNIFY THE ADMINISTRATIVE AGENT, EACH LENDER AND L/C ISSUER, WITHIN TEN (10) BUSINESS DAYS AFTER WRITTEN DEMAND THEREFOR, FOR THE FULL AMOUNT OF ANY INDEMNIFIED TAXES OR OTHER TAXES PAID BY THE ADMINISTRATIVE AGENT, SUCH LENDER OR L/C ISSUER, AS THE CASE MAY BE, ON OR WITH RESPECT TO ANY PAYMENT BY OR ON ACCOUNT OF ANY OBLIGATION OF THE BORROWER HEREUNDER OR

UNDER ANY OTHER LOAN DOCUMENT (INCLUDING INDEMNIFIED TAXES OR OTHER TAXES IMPOSED OR ASSERTED ON OR ATTRIBUTABLE TO AMOUNTS PAYABLE UNDER THIS SECTION 2.17) AND ANY PENALTIES, INTEREST AND REASONABLE EXPENSES ARISING THEREFROM OR WITH RESPECT THERETO, WHETHER OR NOT SUCH INDEMNIFIED TAXES OR OTHER TAXES WERE CORRECTLY OR LEGALLY IMPOSED OR ASSERTED BY THE RELEVANT GOVERNMENTAL AUTHORITY; PROVIDED, THAT, IF SUCH PAYMENTS OR LIABILITIES ARISE FROM THE LENDER HAVING BREACHED OR BEING IN BREACH OF ITS OBLIGATIONS UNDER SECTION 2.17(e), THEN THE BORROWER SHALL HAVE NO OBLIGATIONS UNDER THIS SECTION 2.17(c) WITH RESPECT TO SUCH PAYMENTS OR LIABILITIES. A CERTIFICATE AS TO THE AMOUNT OF SUCH PAYMENT OR LIABILITY DELIVERED TO THE BORROWER BY A LENDER OR L/C ISSUER OR BY THE ADMINISTRATIVE AGENT ON ITS OWN BEHALF OR ON BEHALF OF A LENDER OR L/C ISSUER, SHALL BE CONCLUSIVE ABSENT MANIFEST ERROR.
          (d) As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower to a Governmental Authority, if available, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.
          (e) Each Lender that is not organized under the laws of the United States of America or a state thereof agrees that such Lender will deliver to the Borrower and the Administrative Agent two (2) duly completed copies of United States Internal Revenue Service Form W-8 BEN or W-8 ECI or successor forms (or if such forms are no longer required, a representation by such Lender) certifying in either case that such Lender is entitled to receive payments from the Credit Parties under the Loan Documents without deduction or withholding of any United States federal income taxes. Each Lender which so delivers a Form W-8 BEN or W-8 ECI further undertakes to deliver to the Borrower and the Administrative Agent two (2) additional copies of such form (or a successor form) on or before such form expires or becomes obsolete or after the occurrence of any event requiring a change in the most recent form so delivered by it and such amendments thereto or extensions or renewals thereof as may be reasonably requested by the Borrower or the Administrative Agent, in each case, certifying that such Lender is entitled to receive payments from the Borrower under the Loan Documents without deduction or withholding of any United States federal income taxes, unless (i) an event (including without limitation any change in treaty, law or regulation) has occurred prior to the date on which any such delivery would otherwise be required which renders all such forms inapplicable or which would prevent such Lender from duly completing and delivering any such form with respect to it and (ii) such Lender advises the Borrower and the Administrative Agent that it is not capable of receiving such payments without any deduction or withholding of United States federal income tax.
          (f) If the Borrower at any time pays an amount under Section 2.17(a), (b) or (c) to any Lender, the Administrative Agent or L/C Issuer, and such payee receives a refund of or credit for any part of any Indemnified Taxes or Other Taxes which such payee determines in its reasonable judgment is made with respect to such amount paid by the Borrower, such Lender, the Administrative Agent or L/C Issuer, as the case may be, shall pay to the Borrower the amount of such refund or credit promptly, and in any event within 30 days, following the receipt of such refund or credit by such payee.
          (g) If the Borrower pays any amount pursuant to Section 2.17(a) or (c) with respect to any payment to a Lender or, with the prior written consent of such Lender, provides any security therefor pursuant to applicable law, and the Borrower at its expense wishes to contest the eligibility of the relevant Taxes and furnishes to such Lender an opinion of tax counsel satisfactory to such Lender, acting reasonably, to the effect that there exists a reasonable basis for contesting such Taxes, the Borrower may contest such Taxes, provided that:
          (i) the Borrower has otherwise complied with this Section 2.17(g);
          (ii) the Borrower has delivered to such Lender such additional security or assurances as such Lender may require, acting reasonably, in order to be satisfied that such Lender will not incur any liability by reason of any contestation, including legal fees, disbursements, interest and penalties; and
          (iii) the conduct of such proceedings (including the settlement or compromise of same) will remain within the sole discretion of such Lender and will forthwith be abandoned if such Lender so requires, acting reasonably, having regard to its overall tax and related interests.
     Section 2.18 Payments Generally; Pro Rata Treatment; Sharing of Set-offs.
          (a) The Borrower shall make each payment required to be made by the Borrower hereunder or under any other Loan Document (whether of principal, interest, fees or reimbursement of Unreimbursed Amounts, or of amounts payable under Section 2.15, Section 2.16, or Section 2.17 or otherwise) prior to the time expressly required hereunder or under such other Loan Documents for such payment (or, if no such time is expressly required hereunder or thereunder, prior to 2:00 p.m., Dallas, Texas time), on the date when due, in immediately available funds, without set-off or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent at its offices at 901 Main Street, Mail Code: TX1-492-14, Dallas, Texas 75202-3714, Attention: Tonya R. Parker, phone: (214) 290-2133, telecopy: (214) 290-9438, except payments to be made directly to L/C Issuer or the Swingline Lender as expressly provided herein and except that payments pursuant to Section 2.15, Section 2.16, Section 2.17 and/or Section 10.03 shall be made directly to the Persons entitled thereto and payments pursuant to other Loan Documents shall be made to the Persons specified therein. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. Except as set forth in clause (a) of the definition of “Interest Period,” if any payment under any Loan Document shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments under each Loan Document shall be made in dollars.

          (b) Subject to Section 8.02, if at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, Unreimbursed Amounts, interest and fees then due hereunder, such funds shall be applied, subject to Section 10.14, (i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal and unreimbursed L/C Obligations then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and unreimbursed L/C Obligations then due to such parties.
          (c) If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Revolving Loans and any participation in L/C Advances or Swingline Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Revolving Loans and participations in L/C Advances and Swingline Loans and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Revolving Loans and participations in L/C Advances and Swingline Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Revolving Loans and participations in L/C Advances and Swingline Loans; provided, that, (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Revolving Loans or participations in L/C Advances and Swingline Loans to any assignee or participant, other than to any Credit Party (as to which the provisions of this paragraph shall apply). The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.
          (d) Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or L/C Issuer hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or L/C Issuer, as the case may be, the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders or L/C Issuer, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or L/C Issuer with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

          (e) If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.04(b), Section 2.06, Section 2.18(d) or Section 10.03(c), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.
     Section 2.19 Mitigation Obligations; Replacement of Lenders.
          (a) If any Lender requests compensation under Section 2.15, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the reasonable judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.15 or Section 2.17, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.
          (b) If (i) any Lender asserts that events have occurred suspending its obligation to make or maintain Eurodollar Loans under Section 2.14 when substantially all other Lenders have not also done so, (ii) any Lender requests compensation under Section 2.15, (iii) the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, or (iv) if any Lender defaults in its obligation to fund Loans hereunder, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 10.04), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided, that, (A) if the assignee is not a Lender or an Affiliate of a Lender, the Borrower shall have received the prior written consent of the Administrative Agent and L/C Issuer, which consent of the Administrative Agent and L/C Issuer shall not unreasonably be withheld, conditioned or delayed, (B) such Lender shall have received payment of an amount equal to the outstanding principal of its Revolving Loans and participations in L/C Advances and Swingline Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts), (C) the assignee and assignor shall have entered into an Assignment and Acceptance, and (D) in the case of any such assignment resulting from a claim for compensation under Section 2.15, or payments required to be made pursuant to Section 2.17, such assignment will result in a reduction in such compensation or payments. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

          (c) In addition to the foregoing provisions of Section 2.19(b), the Borrower shall be permitted to replace any Lender who becomes a Non-Consenting Lender (as defined below) with a replacement financial institution (which may be an existing Lender) pursuant to an assignment and delegation, without recourse (in accordance with and subject to the restrictions contained in Section 10.04), of all of such Non-Consenting Lender’s interests, rights and obligations under this Agreement to such replacement financial institution that shall assume such obligations; provided, that (i) if the proposed assignee is not a Lender or an Affiliate of a Lender, the Borrower shall have received the prior written consent of the Administrative Agent and L/C Issuer, which consent of the Administrative Agent and L/C Issuer shall not unreasonably be withheld, conditioned or delayed, (ii) such Non-Consenting Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in L/C Advances and Swingline Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts), (iii) the assignee and assignor shall have entered into an Assignment and Acceptance, and (iv) the assignee shall consent, at the time of such assignment, to each matter in respect of which such Non-Consenting Lender refused to consent. In the event that, at any time, (A) the Borrower has requested the Lenders to extend the Maturity Date in accordance with Section 2.08(e), and (B) the Supermajority Lenders, but not all Lenders, have agreed to such extension of the Maturity Date, then any Lender, at such time, who does not agree to such extension of the Maturity Date shall be deemed a “Non-Consenting Lender.”
ARTICLE III
REPRESENTATIONS AND WARRANTIES
     In order to induce the Administrative Agent, the Syndication Agent, the Co-Documentation Agents, the L/C Issuer and the Lenders to enter into this Agreement and to make Loans and issue or participate in Letters of Credit hereunder, the Borrower represents and warrants to the Administrative Agent, the Syndication Agent, the Co-Documentation Agents, the L/C Issuer and the Lenders (which representations and warranties are deemed made after giving effect to the Closing Transactions) that each of the following statements is true and correct:
     Section 3.01 Existence and Power. Each Credit Party (a) is a corporation, partnership or limited liability company duly incorporated or organized (as applicable), validly existing and, if applicable for such Credit Party in the jurisdiction in issue, in good standing under the laws of its jurisdiction of incorporation or organization, (b) has all requisite corporate, partnership or limited liability company power (as applicable) required to carry on its businesses as now conducted, and (c) is duly qualified to transact business as a foreign corporation, partnership or limited liability company in each jurisdiction where a failure to be so qualified would reasonably be expected to have a Material Adverse Effect.
     Section 3.02 Credit Party and Governmental Authorization; Contravention. The execution, delivery and performance of this Agreement and the other Loan Documents by each Credit Party (to the extent each Credit Party is a party to this Agreement and such Loan Documents) (a) are within such Credit Party’s corporate, partnership or limited liability company (as applicable) powers, (b) when executed will be duly authorized by all necessary corporate, partnership or limited liability company (as applicable) action, (c) require no action by or in respect of, or filing with, any Governmental Authority (other than (i) actions or filings pursuant to the Exchange Act, (ii) actions or filings necessary to create or perfect the Liens required hereby or by any other Loan Document, (iii) actions or filings that have been taken or made and are in full force and effect, and (iv) actions or filings which, if not taken or made, would not reasonably be expected to have a Material Adverse Effect) and (d) do not (i) contravene, or constitute a default under, any provision of (A) applicable Governmental Rule (including, without limitation, Regulation U), except any contravention or default that would not reasonably be expected to have a Material Adverse Effect, (B) the articles or certificate of incorporation or formation, bylaws, regulations, partnership agreement, limited liability company agreement or comparable charter documents of any Credit Party, or (C) any agreement, judgment, injunction, order, decree or other instrument binding upon any Credit Party, except any contravention or default that would not reasonably be expected to have a Material Adverse Effect, or (ii) result in the creation or imposition of any Lien on any Mortgaged Property or other Collateral other than the Liens securing the Lender Indebtedness.
     Section 3.03 Binding Effect. This Agreement constitutes, and each other Loan Document when executed and delivered will constitute, valid and binding obligations of each Credit Party which is a party thereto, enforceable against each such Credit Party which executes the same in accordance with its terms except as the enforceability thereof may be limited by (a) bankruptcy, insolvency, reorganization, moratorium, or similar Governmental Rules affecting creditors’ rights generally, and (b) equitable principles of general applicability (whether enforcement is sought by proceedings at law or in equity).
     Section 3.04 Financial Condition; No Material Adverse Effect.
          (a) The Current Information fairly presents, in all material respects, the financial condition and results of operations of the Borrower and its Consolidated Subsidiaries on a consolidated basis as of the dates and for the periods reflected therein in conformity with GAAP (except that the balance sheet and other financial statements delivered pursuant to Section 6.01(b) do not include footnotes required in accordance with GAAP and are subject to normal year end audit adjustments).
          (b) Except as disclosed in writing to the Lenders prior to the execution and delivery of this Agreement, since December 31, 2006, no event or circumstance which would reasonably be expected to have a Material Adverse Effect has occurred.
          (c) The Borrower and each of its Subsidiaries, on a consolidated basis, are Solvent.
     Section 3.05 Properties.
          (a) Each Credit Party has Defensible Title to all of its Property, and none of such Property is subject to any Lien other than Permitted Encumbrances.
          (b) Subject to Permitted Encumbrances, the Pipeline Systems are covered by fee deeds, rights of way, easements, leases, servitudes, permits, licenses, or other instruments (collectively, “rights of way”) in favor of the applicable Credit Parties, recorded or filed, as applicable and if and to the extent required in accordance with applicable law to be so recorded or filed, in the Real Property Records of the county where the property covered thereby is located or with the office of the applicable Railroad Commission or the applicable Department of Transportation, except where the failure of the Pipeline Systems to be so covered, or any such documentation to be so recorded or filed, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect. Subject to Permitted Encumbrances and except to the extent the failure would not reasonably be expected to have a Material Adverse Effect, the rights of way granted to the Borrower or any other Credit Party that cover any Pipeline Systems establish a continuous right of way for such Pipeline Systems such that the applicable Credit Parties are able to construct, operate, and maintain the Pipeline Systems in, over, under, or across the land covered thereby in the same way that a prudent owner and operator would construct, operate, and maintain similar assets.
          (c) Subject to the Permitted Encumbrances, the Processing Plants are covered by fee deeds, real property leases, or other instruments (collectively “deeds”) in favor of the Credit Parties, except to the extent the failure to be so covered would not reasonably be expected to have a Material Adverse Effect. Subject to Permitted Encumbrances and except to the extent the failure would not reasonably be expected to have a Material Adverse Effect, the deeds do not contain any restrictions that would prevent the Credit Parties from constructing, operating and maintaining the Processing Plants in, over, under, and across the land covered thereby in the same way that a prudent owner and operator would construct, operate, and maintain similar assets.
          (d) There is no (i) breach or event of default on the part of the Borrower or any other Credit Party with respect to any right of way or deed granted to the Borrower or any other Credit Party that covers any of the Processing Plants or Pipeline Systems, (ii) to the knowledge of any Responsible Officer of the General Partner, breach or event of default on the part of any other party to any right of way or deed granted to the Borrower or any other Credit Party that covers any of the Processing Plants or Pipeline Systems, and (iii) event that, with the giving of notice or lapse of time or both, would constitute such breach or event of default on the part of the Borrower or any other Credit Party with respect to any right of way or deed granted to the Borrower or any other Credit Party that covers any of the Processing Plants or Pipeline Systems or, to the knowledge of any Responsible Officer of the General Partner, on the part of any other party thereto, in the case of clauses (i), (ii) and (iii) above, to the extent any such breach, default or event, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect. The rights of way and deeds granted to the Borrower or any other Credit Party that cover any of the Processing Plants or Pipeline Systems (to the extent applicable) are in full force and effect in all material respects and are valid and enforceable against the applicable Credit Party party thereto in accordance with their terms (subject to the effect of any applicable bankruptcy, reorganization, insolvency, moratorium, fraudulent transfer, fraudulent conveyance or similar laws effecting creditors’ rights generally and subject, as to enforceability to the effect of general principles of equity) and all rental and other payments due thereunder by the applicable Credit Parties have been duly paid in accordance with the terms of the deeds and rights of way (as such terms are defined in this Section 3.05) except, in each case, to the extent that a failure, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

          (e) The Pipeline Systems are located within the confines of the rights of way granted to the Borrower or any other Credit Party and do not encroach upon any adjoining property, except to the extent the failure to be so located or any such encroachment would not reasonably be expected to have a Material Adverse Effect. The Processing Plants are located within the boundaries of the property affected by the deeds, leases or other instruments to the Borrower or the other Credit Parties and do not encroach upon any adjoining property, except to the extent the failure to be so located or any such encroachment would not reasonably be expected to have a Material Adverse Effect. The buildings and improvements owned or leased by the Borrower and the other Credit Parties, and the operation and maintenance thereof, do not (i) contravene any applicable zoning or building law or ordinance or other administrative regulation or (ii) violate any applicable restrictive covenant or any Governmental Rule, except to the extent the contravention or violation of which would not reasonably be expected to have a Material Adverse Effect.
          (f) The material Properties used or to be used in the Credit Parties’ Midstream Activities are in good repair, working order, and condition, normal wear and tear excepted, except to the extent the failure would not reasonably be expected to have a Material Adverse Effect. Neither the Properties of the Borrower nor any of the other Credit Parties has been affected, since the Closing Date, in any adverse manner as a result of any fire, explosion, earthquake, flood, drought, windstorm, accident, strike or other labor disturbance, embargo, requisition or taking of Property or cancellation of contracts, permits or concessions by a Governmental Authority, riot, activities of armed forces or acts of God or of any public enemy in each case that either (i) would reasonably be expected to have a Material Adverse Effect or (ii) has not since been repaired, restored or replaced in a manner, or with substitute assets, that, in the commercially reasonable judgment of the Borrower, make such affected Properties substantially comparable or better than immediately prior to any such occurrence or, in the case of replacement assets, are substantially comparable to or better than the affected Properties prior to such occurrence.
          (g) No eminent domain proceeding or taking has been commenced or, to the knowledge of any Responsible Officer of the General Partner, is contemplated with respect to all or any portion of the Pipeline Systems or the Processing Plants except for that which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.
          (h) No portion of the Processing Plants is located in a special flood hazard area as designated by any Governmental Authority.
          (i) Each Credit Party owns, or is licensed to use, all trademarks, tradenames, copyrights, patents and other intellectual property material to its business, and the use thereof by the Credit Parties does not infringe upon the rights of any other Person, except for any failure to own or be licensed to use such intellectual property, or any such infringements, in each case that would not reasonably be expected to have a Material Adverse Effect.

     Section 3.06 Litigation and Environmental Matters.
          (a) Except for the Disclosed Matters, there are no actions, suits or proceedings not fully covered by insurance (except for normal deductibles and provided that the applicable insurance company has acknowledged such coverage and a copy thereof is provided to the Administrative Agent) by or before any arbitrator or Governmental Authority pending against or, to the knowledge of any Responsible Officer of the General Partner, threatened against any Credit Party in which there is a reasonable possibility of an adverse decision which would reasonably be expected to have a Material Adverse Effect.
          (b) Except for the Disclosed Matters, no Credit Party (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, except where such failure to comply, obtain or maintain would not reasonably be expected to have a Material Adverse Effect, (ii) has become subject to any Environmental Liability which would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (iii) has received written notice of any claim with respect to any Environmental Liability that would reasonably be expected to have a Material Adverse Effect or (iv) knows of any basis for any Environmental Liability, except to the extent such event, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.
     Section 3.07 Compliance with Laws and Agreements. The business and operations of the Credit Parties have been and are being conducted in accordance with all applicable Governmental Rules applicable to it or its Property, including, without limitation, all FERC and State Pipeline Regulatory Agency regulations, except to the extent any noncompliance would not reasonably be expected to have a Material Adverse Effect.
     Section 3.08 Investment Company Status. No Credit Party is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940, as amended and in effect from time to time.
     Section 3.09 Taxes. Except as otherwise permitted by Section 6.04, each Credit Party (a) has timely filed or caused to be filed all tax returns and reports required to have been filed with any applicable Governmental Authority, except when (i) extensions for the filing thereof have been obtained in accordance with applicable Governmental Rules, or (ii) the failure would not reasonably be expected to have a Material Adverse Effect, and (b) has paid or caused to be paid all Taxes required to have been paid by it.
     Section 3.10 ERISA. No Credit Party nor any ERISA Affiliate has at any time within six years prior to the Closing Date sponsored, maintained or contributed to any Multiemployer Plan, and no act, omission or transaction has occurred which could result in an imposition on any Credit Party or any ERISA Affiliate (whether directly or indirectly) of (a) either a civil penalty assessed pursuant to Subsections (c), (i) or (l) of Section 502 of ERISA or a tax imposed pursuant to Chapter 43 of Subtitle D of the Code or (b) breach of fiduciary duty liability damages under Section 409 of ERISA which, in either case, would reasonably be expected to have a Material Adverse Effect.

     Section 3.11 Disclosure. The Borrower has disclosed to the Administrative Agent all matters known to it (other than matters of general public knowledge including matters contained in the Borrower’s or the Parent’s filings with the Securities and Exchange Commission), that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect. All information heretofore furnished by each Credit Party to the Administrative Agent or any Lender for purposes of or in connection with this Agreement, any Loan Document or any transaction contemplated hereby or thereby is, and all such information hereafter furnished by or on behalf of any Credit Party to the Administrative Agent or any Lender will be, true, complete and accurate in every material respect; provided, that, with respect to projected and pro forma financial information, the Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time made, it being recognized by the Agents and Lenders that such financial information as it relates to future events is not to be viewed as fact and that actual results during the period covered by such financial information may differ from the provided results as set forth therein by a material amount.
     Section 3.12 Capital Structure. Schedule 3.12 hereto accurately reflects, as of the Closing Date, (a) the jurisdiction of incorporation or organization of Borrower and each of the other Credit Parties, (b) each jurisdiction in which any Credit Party is qualified to transact business as a foreign corporation, foreign partnership or foreign limited liability company, (c) the organizational identification number (if applicable) of the Borrower and each of the other Credit Parties in its jurisdiction of organization, (d) the outstanding Equity Interests of Borrower and each of the other Credit Parties, and (e) each of the Material Subsidiaries.
     Section 3.13 Use of Loans. The proceeds of the Loans will be used only (a) to partially finance the Closing Distributions on the Closing Date, (b) to finance the fees and expenses related to the Closing Transactions, (c) to make the Restricted Payments in compliance with Section 7.05(c), (d) to fund the Credit Parties’ Capital Expenditures and permitted acquisitions and for working capital and other general partnership purposes, and (e) for the issuance of Letters of Credit. No part of the proceeds of any Loan will be used, whether directly or indirectly, for any purpose that entails a violation of any of the regulations of the Board, including Regulation U. Subject to the terms set forth in this Agreement, Letters of Credit will be issued to support the general business requirements and purposes of the Credit Parties.
     Section 3.14 Material Contracts. Schedule 3.14 lists, as of the Closing Date and after giving effect to the Closing Transactions, each Material Contract. The Gathering and Processing Agreement is in full force and effect, except for such matters in respect of such Gathering and Processing Agreement that individually, or in the aggregate, would not reasonably be expected to have a Material Adverse Effect. The Credit Parties have in all material respects performed all obligations required to be performed by them under the Gathering and Processing Agreement, and are not in default under any obligation of such Gathering and Processing Agreement, and, to the knowledge of any Responsible Officer of the General Partner, no other party to such Gathering and Processing Agreement is in default thereunder, except, in each case, to the extent any such failure to perform or any such defaults, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect. As of the Closing Date, the Credit Parties have not (a) assigned to any Person (other than the Administrative Agent) any of their rights under the Material Contracts, or (b) waived any of their rights of material value under the Material Contracts.

     Section 3.15 Hedging Agreements. As of the Closing Date, no Credit Party has entered into, or has any liability with respect to, any Hedging Agreement.
     Section 3.16 Defaults. No Default hereunder has occurred and is continuing.
     Section 3.17 Insurance. Schedule 3.17 attached hereto sets forth, as of the Closing Date, an accurate and complete description of all material policies of fire, liability, workmen’s compensation and other forms of insurance owned or held by, or maintained on behalf and for the benefit of, the Borrower and the other Credit Parties. All such policies, or the replacement and additional policies required to be obtained pursuant to the terms of this Agreement, are in full force and effect, all premiums due with respect thereto have been paid, and no notice of cancellation or termination has been received with respect to any such policy. Such policies, and/or such replacement or additional policies required to be obtained or maintained pursuant to the terms of this Agreement as may be in full force and effect as of any date subsequent to the Closing Date, are sufficient for compliance in all material respects with all applicable requirements of law and of all agreements to which the Borrower and the other Credit Parties are party; are valid, outstanding and enforceable policies; provide adequate aggregate coverage in at least such amounts and against at least such risks (but including in any event public liability) as are usually insured against in the same general area by companies engaged in the same or similar business for the assets and operations of the Borrower and the other Credit Parties, and will not in any way be affected by, or terminate or lapse by reason of, the transactions contemplated by this Agreement.
     Section 3.18 Priority; Security Matters. Subject to the proviso to the second sentence of Article V hereof and the last sentence of Section 6.09(a), the Lender Indebtedness is and shall be at all times secured by valid, perfected first and prior Liens (subject only to Permitted Encumbrances) in favor of the Administrative Agent, covering and encumbering (a) the Mortgaged Property, (b) all of the outstanding Equity Interests owned by the Borrower of each existing and future Material Subsidiary (except that, if such Material Subsidiary is a Foreign Subsidiary, the Equity Interests of such Material Subsidiary to be pledged shall be limited to 65% of the total combined voting power of all classes of voting Equity Interests of such Material Subsidiary and 100% of all non-voting Equity Interests of such Material Subsidiary), (c) all of the outstanding Equity Interests owned by each Pledging Subsidiary of the Borrower of each existing and future Material Subsidiary thereof (except that, if such Material Subsidiary is a Foreign Subsidiary, the Equity Interests of such Material Subsidiary to be pledged shall be limited to 65% of the total combined voting power of all classes of voting Equity Interests of such Material Subsidiary and 100% of all non-voting Equity Interests of such Material Subsidiary) and (d) all other Collateral owned by the Borrower or any Material Subsidiary, pursuant to the Guaranty and Collateral Agreement, the Mortgages and other Security Instruments delivered pursuant to Section 4.01(f), or otherwise delivered pursuant to this Agreement or the other Loan Documents, to the extent perfection has or will occur, by the recording of a Mortgage, the filing of a UCC financing statement, or by possession or control.
     Section 3.19 Licenses, Permits, Etc. Each Credit Party possesses such valid franchises, certificates of convenience and necessity, operating rights, licenses, permits, consents, authorizations, exemptions and orders of Governmental Authorities as are necessary to carry on its business as now conducted and as proposed to be conducted, except to the extent a failure to obtain any such item would not reasonably be expected to have a Material Adverse Effect.
     Section 3.20 Supplemental Indenture. So long as and to the extent Section 10.20 is in effect pursuant to the terms of such Section 10.20, neither the Borrower nor any of its Subsidiaries is a “Restricted Subsidiary” as such term, or any comparable term, is defined in the Supplemental Indenture, or any comparable term in any other documentation now or hereafter evidencing any Indebtedness of the Parent.
ARTICLE IV
CONDITIONS
     Section 4.01 Effective Date. This Agreement, the obligation of each Lender to make the Loans on the Effective Date, and the obligation of L/C Issuer to issue the initial Letters of Credit hereunder, is subject to the satisfaction (or waiver in accordance with Section 10.02) of each of the following conditions:
          (a) The Administrative Agent (or its counsel) shall have received from each party hereto either (i) a counterpart of this Agreement signed on behalf of such party or (ii) written evidence satisfactory to the Administrative Agent (which may include telecopy or other acceptable electronic transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement.
          (b) The Administrative Agent shall have received written opinions (addressed to the Administrative Agent and the Lenders and dated the Effective Date) of (i) Jones Day, counsel to the Credit Parties, and (ii) General Counsel of the General Partner, in each case in form and substance reasonably satisfactory to the Administrative Agent, such opinions covering such matters relating to the Credit Parties and the Loan Documents as the Administrative Agent shall reasonably request.
          (c) The Administrative Agent shall have received such documents and certificates as the Administrative Agent or its counsel may reasonably request relating to the organization, existence and good standing in its jurisdiction of organization of each of the Credit Parties, the authorization of the Financing Transactions and any other legal matters relating to the Borrower, the other Credit Parties, this Agreement, the Closing Transactions or the Financing Transactions, all in form and substance reasonably satisfactory to the Administrative Agent and its counsel.
          (d) The Administrative Agent shall have received a certificate, dated the Effective Date and signed by a Responsible Officer of the General Partner on behalf of the Borrower, confirming compliance with the conditions set forth in Section 4.02(a) and Section 4.02(b).
          (e) Each Lender requesting a Note shall have received a duly completed and executed Note, payable to the order of such Lender.

          (f) The Administrative Agent shall have received each of the Security Instruments, including those described on Exhibit C-1, duly completed and executed in sufficient number of counterparts for recording, if necessary.
          (g) The Administrative Agent shall have received certificates of insurance coverage evidencing that insurance is being maintained on behalf and for the benefit of the Credit Parties in accordance with Section 6.05 and otherwise reasonably satisfactory to the Administrative Agent in all respects.
          (h) The Administrative Agent shall have (i) satisfactorily completed (in its reasonable determination) its review of (A) the title information of the Mortgaged Properties, and (B) the processes, contracts, business model, historical cash flow and gas throughput with respect to the Mortgaged Properties and (ii) received true, correct and complete copies of all Material Contracts requested by the Administrative Agent, and the Administrative Agent shall be satisfied with the terms and conditions thereof in its reasonable discretion.
          (i) The Administrative Agent shall have received, and satisfactorily completed (in its reasonable determination) its review of, environmental reports prepared for the benefit of the Credit Parties relating to the Mortgaged Properties to the extent such environmental reports exist.
          (j) The Administrative Agent shall be satisfied in its reasonable discretion with the organizational and capital structure of the Borrower.
          (k) The Borrower and the other Credit Parties shall have obtained, and the Administrative Agent shall have received, copies of all material governmental and other material third party approvals and consents (if any) necessary in connection with the Financing Transactions, the Closing Transactions and the continuing operation and maintenance of the Pipeline Systems and the Processing Plants, and all applicable waiting periods and appeal periods shall have expired, in each case without the imposition of any materially burdensome conditions. There shall be no actual government or judicial action restraining, preventing or imposing materially burdensome conditions on the Closing Transactions or Financing Transactions.
          (l) The Closing Transactions shall have occurred (or the Administrative Agent shall be satisfied that such transactions will occur simultaneously with the Effective Date and initial Borrowing hereunder).
          (m) The Administrative Agent shall have received appropriate UCC search reports with respect to the Borrower and the other Credit Parties reflecting no prior Liens, except for Permitted Encumbrances or Liens that have been released. All filings, notices, recordings and other action necessary to perfect the Liens in the Collateral shall have been made, given or accomplished or arrangements for the completion thereof reasonably satisfactory to the Administrative Agent and its counsel shall have been made and all filing fees and other expenses related to such actions either have been paid in full or arrangements have been made for their payment in full which are reasonably satisfactory to the Administrative Agent.

          (n) There shall not have occurred since December 31, 2006 any events that, individually or in the aggregate, have had a Material Adverse Effect.
          (o) The Administrative Agent, the Syndication Agent and the Arrangers shall have received all fees and other amounts due and payable on or prior to the Effective Date with respect to this Agreement, including, without limitation, fees pursuant to the Fee Letters and, to the extent the Borrower receives an invoice therefor at least two Business Days prior to the Effective Date, reimbursement or payment of all reasonable out-of-pocket expenses required to be reimbursed or paid by the Borrower hereunder.
          (p) The Administrative Agent shall have received a certificate of a Responsible Officer of the General Partner on behalf of the Borrower setting forth a reasonably detailed calculation of the Consolidated Leverage Ratio as of the Closing Date (and after giving pro forma effect to the Closing Transactions), which calculation shall demonstrate that such Consolidated Leverage Ratio does not exceed 4.75:1.00.
          (q) The Administrative Agent shall have received a copy of the Parent Subordinated Note, duly executed by the Borrower.
          (r) The Administrative Agent shall have received such other customary instruments and documents as any of the Administrative Agent, the Lenders or their counsel may reasonably request, other than title insurance policies, surveys and appraisals with respect to any owned or leased real property of the Borrower or any of its Subsidiaries.
The Administrative Agent shall notify the Borrower and the Lenders of the Effective Date, and such notice shall be conclusive and binding. Notwithstanding the foregoing, the obligation of each Lender to make its Loans on the Effective Date, and the obligation of L/C Issuer to issue the initial Letters of Credit, shall not become effective unless each of the foregoing conditions is satisfied or waived in accordance with Section 10.02.
     Section 4.02 Each Credit Event. The obligation of each Lender to make, convert or continue a Loan on the occasion of any Borrowing, and of the L/C Issuer to make any L/C Credit Extension, is subject to the satisfaction of the following conditions:
          (a) The representations and warranties of the Credit Parties set forth in this Agreement and the other Loan Documents (other than the representations and warranties set forth in Section 3.05(b), which representations and warranties shall only be made as of the Effective Date and also in accordance with Section 6.01(c)) shall be true and correct in all material respects on and as of the date of such Borrowing or L/C Credit Extension (unless stated to relate solely to an earlier date, in which case such representation and warranty shall have been true and correct in all material respects on and as of such earlier date), except to the extent previously waived in writing by the Lenders or the Required Lenders, as applicable.
          (b) At the time of and immediately after giving effect to such Borrowing or L/C Credit Extension, no Default or Event of Default shall have occurred and be continuing.

Each Borrowing and each L/C Credit Extension shall be deemed to constitute a representation and warranty by the Borrower on the date thereof as to the matters specified in Section 4.02(a) and Section 4.02(b).
ARTICLE V
SECURITY
     Subject to the proviso to the immediately following sentence and the last sentence of Section 6.09(a), the Lender Indebtedness shall be secured by perfected, first priority Liens (subject only to Permitted Encumbrances) on and encumbering (a) all of the Equity Interests of the Credit Parties (other than the Borrower and except that a pledge of Equity Interests of a Foreign Subsidiary shall be limited to 65% of the total combined voting power of all classes of voting Equity Interests and 100% of all non-voting Equity Interests), and (b) substantially all assets of the Credit Parties, whether now owned or hereafter acquired and wherever located, as provided in the Security Instruments. In furtherance of the foregoing, the Borrower hereby agrees to execute and deliver (and to cause the other Credit Parties to execute and deliver) to the Administrative Agent for the benefit of the Lenders and Secured Affiliates, promptly upon request by the Administrative Agent, such Security Instruments and other documents, instruments, agreements and certificates as required by applicable law to create, evidence and perfect the Liens contemplated by this Article V and the Security Instruments; provided, that, notwithstanding anything to the contrary contained in any Loan Document, the Credit Parties shall in no event be required to pledge or grant any security interests in any of the following that may now or hereafter be owned or leased by the Borrower or any Material Subsidiary, or to which the Borrower or any Material Subsidiary is a party: (i) Intellectual Property (as such term is defined in the Guaranty and Collateral Agreement) rights, privileges and priorities that arise under Governmental Rules other than those of the United States or any state, province or other jurisdiction thereof, (ii) Vehicles (as such term is defined in the Guaranty and Collateral Agreement), (iii) leases with a primary term of twelve months or less or which can be terminated by the lessee upon notice of one year or less without incurring a penalty, or which, for any lease, provides for receipt or payment of less than $500,000, (iv) Equipment (as such term is defined in the Guaranty and Collateral Agreement) leased by a Credit Party under a lease that prohibits the granting of a Lien on such Equipment or other Property subject to Liens permitted by clause (o) of the definition of “Permitted Encumbrances” to the extent the contract or agreement related thereto prohibits the granting of a Lien in such Property, (v) Foreign Subsidiary Voting Stock (as such term is defined in the Guaranty and Collateral Agreement) to the extent (but only to the extent) required to prevent the Collateral from including more than 65% of all voting Equity Interests in such Foreign Subsidiary, (vi) securities accounts, investment accounts, escrow accounts for sales and collateral accounts and bonds for the benefit of regulatory authorities, (vii) cash (other than (A) as provided in Section 6.11 hereof or in Section 5.11 of the Guaranty and Collateral Agreement, and (B) Cash Collateral deposited with the Administrative Agent for the benefit of the L/C Issuer and the Lenders pursuant to the terms of this Agreement), (viii) Equity Interests of any Person that a Credit Party is not required to pledge in accordance with Section 3.18 and that such Credit Party does not elect to pledge in order to have Investments in such Person be Permitted Investments in accordance with this Agreement, (ix) hydrocarbons owned or controlled by producers or other third parties, and (x) any General Intangibles (as such term is defined in the Guaranty and Collateral Agreement), or other rights arising under any contract, agreement, instrument, indenture, lease, license, permit, franchise, letter of credit or other document, if (but only to the extent that) the grant of a security interest therein or the assignment thereof is prohibited by applicable law or results in a breach or termination of, or constitutes a default under, any agreement, instrument, indenture, lease, license, permit, franchise, letter of credit or other document governing or pertaining to any such General Intangible or any such other right or under which any such General Intangible or other right arises, unless and until all required consents shall have been obtained (it being understood that the foregoing shall not be deemed to obligate the applicable Credit Party, and the applicable Credit Party shall not be obligated, to obtain any such consent). The Borrower hereby authorizes (and each other Credit Party hereby authorizes) the Administrative Agent, and its agents, successors and assigns, to file any and all necessary financing, assignment, amendment and/or continuation statements under the UCC as necessary from time to time (in the Administrative Agent’s reasonable discretion) to perfect (or continue perfection of) the Liens granted pursuant to the Security Instruments, , and hereby ratifies its authorization for any such financing statements filed prior to the date hereof.
ARTICLE VI
AFFIRMATIVE COVENANTS
     Until the Commitments have expired or been terminated and the principal of and interest on each Loan and all fees payable hereunder shall have been paid in full, and all Letters of Credit shall have expired or terminated and all L/C Obligations shall have been paid or reimbursed in full, the Borrower covenants and agrees with the Lenders that:
     Section 6.01 Financial Statements and Other Information. The Borrower will furnish, or cause to be furnished, to the Administrative Agent:
          (a) as soon as available, but in any event within 120 days after the end of each Fiscal Year (or not later than one Business Day after such earlier filing date as may be required under any applicable regulations of the Securities and Exchange Commission, or any successor thereto), the audited consolidated balance sheet of the Borrower and its Consolidated Subsidiaries and the related statements of operations, partners’ capital and cash flows as of the end of and for such Fiscal Year, setting forth in each case in comparative form the figures for the previous Fiscal Year, with such consolidated statements reported on by a firm of independent public accountants of recognized national standing to the effect that such consolidated statements present fairly in all material respects the financial condition and results of operations of the Borrower and its Consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied;
          (b) as soon as available, but in any event within 60 days after the end of the first three Fiscal Quarters of each Fiscal Year (or not later than one Business Day after such earlier filing date as may be required under any applicable regulations of the Securities and Exchange Commission, or any successor thereto), the unaudited consolidated balance sheet of the Borrower and its Consolidated Subsidiaries and the related statements of operations as of the end of and for such Fiscal Quarter and the then elapsed portion of the Fiscal Year and the related statement of cash flows for the then elapsed portion of the Fiscal Year, setting forth in each case in comparative form the figures for the corresponding period or periods (or, in the case of the balance sheet, as of the end of) of the previous Fiscal Year, with such consolidated statements certified by a Responsible Officer of the General Partner on behalf of the Borrower as presenting fairly in all material respects the financial condition and results of operations of the Borrower and its Consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied (other than the inclusion of footnotes required in accordance with GAAP and subject to normal year end adjustments);
          (c) concurrently with any delivery of financial statements under Section 6.01(a) or Section 6.01(b) above, a certificate of a Responsible Officer of the General Partner on behalf of the Borrower (i) certifying as to whether a Default then exists, and, if a Default then exists, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (ii) setting forth reasonably detailed calculations demonstrating compliance with Section 7.13 and Section 7.14, and setting forth a calculation of the Consolidated Interest Coverage Ratio and the Consolidated Leverage Ratio as of the date ending on the last day of the Fiscal Year or Fiscal Quarter to which such financial statements relate, and (iii) certifying that the representations and warranties set forth in Section 3.05(b) are true and correct in all material respects on and as of the date of such certificate;
          (d) promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials, if any, filed by any Credit Party with the Securities and Exchange Commission, or any Governmental Authority succeeding to any or all of the functions of said Commission, or with any national securities exchange, and not otherwise required to be delivered to the Administrative Agent pursuant to this Agreement (except to the extent any of the foregoing are publicly available on the Securities and Exchange Commission’s LivEdgar website and the Borrower has provided notice to the Administrative Agent thereof);
          (e) promptly following the annual renewal of the insurance policies required to be maintained by or for the benefit of the Credit Parties pursuant to Section 6.05 each May 1 after the Effective Date, certificate(s) of insurance coverage from the applicable insurer(s) in form and substance reasonably satisfactory to the Administrative Agent evidencing the insurance coverage required to be maintained by or for the benefit of the Credit Parties pursuant to Section 6.05 and, if requested by the Administrative Agent, copies of the applicable insurance policies referenced therein;
          (f) promptly following any reasonable request therefore by the Administrative Agent (but in no event more than four (4) times each Fiscal Year), a report of gas gathering output and throughput with respect to the Pipeline Systems and Processing Plants, each such report to be in form and substance reasonably satisfactory to the Administrative Agent;
          (g) promptly, but in no event later than five (5) Business Days following any Debt Offering (but without waiving the requirement of the Required Lenders’ consent to any such offering in violation of any Loan Document), true, correct and complete copies of the material definitive documents regarding such Debt Offering;
          (h) as soon as available but in no event later than five (5) Business Days following the closing of any Material Acquisition (but without waving the requirement of the Required Lenders’ consent to any such Acquisition in violation of any Loan Document), true, correct and complete copies of the definitive documents regarding the acquired assets, including any schedules reflecting litigation liabilities, environmental liabilities, and other assumed liabilities, and any other information regarding the acquired assets as the Administrative Agent may reasonably request; and
          (i) promptly following any request therefore by the Administrative Agent, such other information regarding the operations, business affairs and financial condition of any Credit Party, or compliance with the terms of this Agreement, in each case as the Administrative Agent may reasonably request.
     Notwithstanding the foregoing in this Section 6.01, reports and other information required to be delivered pursuant to Section 6.01(a), Section 6.01(b) and Section 6.01(d) shall be deemed to have been delivered on the date on which the Borrower posts such reports on its Intralinks website, the Securities and Exchange Commission’s website or at such other website as, in each case, notified to the Administrative Agent.
     Section 6.02 Notices of Certain Events. Promptly but in no event later than five (5) Business Days (if such occurrence continues to exist as of such fifth Business Day) after a Responsible Officer of the General Partner learns of the receipt or occurrence of any of the following, the Borrower will furnish to the Administrative Agent a certificate of the Borrower, signed by a Responsible Officer of the General Partner on behalf of the Borrower, specifying (a) any official notice of any violation, possible violation, non-compliance or possible non-compliance, or claim made by any Governmental Authority pertaining to all or any part of the properties or assets of the Borrower or any of its Subsidiaries, in each case, which would reasonably be expected to have a Material Adverse Effect; (b) any event which constitutes a Default or Event of Default, together with a detailed statement specifying the nature thereof and the steps being taken to cure such Default or Event of Default; (c) the receipt of any notice from, or the taking of any other action by, the holder of any Material Indebtedness of any Credit Party with respect to a claimed default, together with a detailed statement specifying the notice given or other action taken by such holder and the nature of the claimed default and what action the Borrower is taking or proposes to take with respect thereto; (d) any event or condition not previously disclosed to the Administrative Agent which violates any Environmental Law and which would reasonably be expected to have a Material Adverse Effect; (e) any event or condition which has had a Material Adverse Effect; (f) any notice of the institution of, or any judgment rendered in, any action, suit or proceeding or any governmental investigation or any arbitration, before any Governmental Authority or arbitrator, against any Credit Party or any material property or asset of any thereof, in which the amount involved is material and is not covered by insurance (except for normal deductibles) and which, if adversely determined, would reasonably be expected to have a Material Adverse Effect; or (g) the occurrence of a “prohibited transaction,” as such term is defined in Section 406 of ERISA or Section 4975 of the Code, with respect to any Plan which would reasonably be expected to have a Material Adverse Effect, which such notice shall specify the nature thereof, the Borrower’s proposed response thereto (and, if applicable, the proposed response thereto of any Subsidiary and of any ERISA Affiliate) and, where known, any action taken or proposed by the Internal Revenue Service, the Department of Labor or the PBGC with respect thereto.
     Section 6.03 Existence; Conduct of Business. The Borrower will, and will cause each of the other Credit Parties to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits, privileges and franchises material to the conduct of its business, except where the failure to do so would not reasonably be expected to have a Material Adverse Effect (it being agreed that failure of the Borrower to preserve, renew and keep its legal existence shall not be included in this exception); provided, that the foregoing shall not prohibit any action permitted by Section 7.03 or Section 7.10.
     Section 6.04 Payment of Obligations. The Borrower will, and will cause each of the other Credit Parties to, pay (a) all Taxes imposed upon it or any of its assets or with respect to any of its franchises, business, income or profits before any material penalty or interest accrues therein, and (b) all material claims (including, without limitation, claims for labor, services, materials and supplies) for sums which have become due and payable and which by law have or might become a Lien (other than a Permitted Encumbrance) on any of its assets; except where (i) the validity, amount or applicability thereof is currently being contested in good faith by appropriate proceedings, no material part of the Property of any Credit Party is subject to any pending levy or execution, and the Borrower or such other Credit Party has set aside on its books adequate reserves with respect thereto as and to the extent required in accordance with GAAP or (ii) the failure to make payment pending such contest would not reasonably be expected to have a Material Adverse Effect or result in the seizure or levy of any material Property of any Credit Party.
     Section 6.05 Maintenance of Properties; Insurance.
          (a) The Borrower will, and will cause each of the other Credit Parties to, (i) except as permitted by Section 7.10, keep and maintain all of its material Property in good working order and condition, ordinary wear and tear excepted, except to the extent the failure would not reasonably be expected to have a Material Adverse Effect, and (ii) maintain, or cause to be maintained, with financially sound and reputable insurance companies, insurance in such amounts, against such risks and with such deductibles as are customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations.
          (b) The Borrower will, and will cause each of the other Credit Parties to (i) maintain or cause the maintenance of the interests and rights with respect to the rights-of-way for the Pipeline Systems and the deeds for the Processing Plants except to the extent individually or in the aggregate the failure would not reasonably be expected to have a Material Adverse Effect, (ii) subject to the Permitted Encumbrances and except to the extent the failure would not reasonably be expected to have a Material Adverse Effect, maintain the Pipeline Systems within the confines of the rights of way granted to the applicable Credit Party with respect thereto without material encroachment upon any adjoining property and maintain the Processing Plants within the boundaries of the deeds and without material encroachment upon any adjoining property, (iii) maintain such rights of ingress and egress necessary to permit the Credit Parties to inspect, operate, repair, and maintain the Pipeline Systems and the Processing Plants to the extent that failure to maintain such rights, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect and provided that the Borrower or any other Credit Party may hire third parties to perform these functions, and (iv) maintain all material agreements, licenses, permits, and other rights required for any of the foregoing described in clauses (i), (ii) and (iii) of this Section 6.05(b) in full force and effect in accordance with their terms, timely make any payments due thereunder, and prevent any default thereunder which could result in a termination or loss thereof, except any such failure to maintain any thereof or make any such payments, or any such default, that would not reasonably, individually or in the aggregate, be expected to have a Material Adverse Effect.
          (c) On the Closing Date, and as provided in Section 6.01(e), the Borrower will furnish or cause to be furnished to the Administrative Agent a certificate of property and casualty insurance coverage and of liability insurance coverage from the applicable insurance broker with respect to all insurance required to be maintained pursuant to Section 6.05(a) in form and scope reasonably satisfactory to the Administrative Agent and, if requested, will furnish the Administrative Agent copies of the applicable policies showing the Administrative Agent as loss payee or additional insured as its interest may appear on all such property and casualty insurance policies. All such policies of insurance shall either have attached thereto a loss payable endorsement for the benefit of the Administrative Agent in form reasonably satisfactory to the Administrative Agent or shall name the Administrative Agent as an additional insured, as applicable. All policies or certificates of insurance shall set forth the coverage, the limits of liability, the name of the carrier, the policy number, and the period of coverage. The Borrower shall take all commercially reasonable efforts to cause all such certificates of insurance with respect to the Borrower and the other Credit Parties to contain a provision that notwithstanding any contrary agreements with the applicable insurance company, such policies will not be canceled, allowed to lapse without renewal, surrendered or amended (which provision shall include any reduction in the scope or limits of coverage) without the applicable insurance company endeavoring to provide at least thirty days’ prior written notice to the Administrative Agent.
          (d) Promptly, and in any event within five (5) Business Days after a Responsible Officer of the General Partner obtaining knowledge thereof, the Borrower shall notify the Administrative Agent of any Casualty Event where the aggregate damage (net of any insurance proceeds received in connection with such damage) to the Collateral exceeds or is reasonably expected to exceed $1,500,000. With respect to any potential claims under any property insurance maintained by the Borrower, after the occurrence and during the continuance of an Event of Default, the Administrative Agent may, but shall not be required to, in consultation with the Borrower, make proof of loss under, settle and adjust any claims under, and receive the proceeds under any such insurance or direct the Borrower to take such actions at the direction of the Administrative Agent, and the reasonable expenses incurred by the Administrative Agent in adjustment and collection of such proceeds shall be paid by the Borrower. The Administrative Agent shall not be liable or responsible for failure to collect or exercise diligence in the collection of any insurance proceeds, absent the gross negligence or willful misconduct of the Administrative Agent.
     Section 6.06 Books and Records; Inspection Rights. The Borrower, on behalf of itself and its Consolidated Subsidiaries, will keep proper books of record and account in which proper, true and correct entries are made of all dealings and transactions in relation to its business and activities, as and to the extent required in accordance with GAAP. The Borrower will, and will cause each of the other Credit Parties to, permit any representatives designated by the Administrative Agent or any Lender, upon reasonable prior notice, to visit and inspect its properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with the officers of the General Partner and, so long as the Borrower shall have been given reasonable notice thereof, its independent accountants, all at such reasonable times during the Borrower’s or such Credit Party’s normal business hours (and in a manner so as, to the extent practicable, not to interfere with the normal business operations of the Borrower or such other Credit Party) and as often as reasonably requested, and upon and during the continuance of an Event of Default, all at the expense of the Borrower. Notwithstanding the foregoing, as long as no Event of Default has occurred and is continuing, the Borrower will not be required to bear the expense of more than one inspection during any calendar year; provided, that, if an Event of Default has occurred and is continuing, the Administrative Agent shall be entitled to conduct more frequent inspections at the expense of the Borrower.
     Section 6.07 Compliance with Laws. The Borrower will, and will cause each of the other Credit Parties to, comply with all Governmental Rules applicable to it or its Property, except to the extent any noncompliance, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.
     Section 6.08 Further Assurances. The Borrower will, and will cause each of the other Credit Parties to, cure promptly any defects in the creation and issuance of the Notes and the execution and delivery of the Security Instruments and this Agreement. The Borrower will, and will cause each of the other Credit Parties to, promptly deliver to the Administrative Agent, upon request, such information about the business and affairs and financial condition of such Credit Parties as the Administrative Agent or any Lender shall reasonably request. Without limiting the foregoing, the Borrower, at its expense, will, and will cause each of the other Credit Parties to, promptly execute and deliver to the Administrative Agent, upon receipt, all such other documents, agreements and instruments to comply with or accomplish the covenants and agreements of the Borrower or any other Credit Party, as the case may be, in the Security Instruments and this Agreement, or to further evidence and more fully describe the collateral intended as security for the Lender Indebtedness, or to correct any omissions in the Security Instruments, or to state more fully the security obligations set out herein or in any of the Security Instruments, or to perfect, protect or preserve any Liens created pursuant to any of the Security Instruments, or to make any recordings, to file any notices or obtain any consents, all as may be necessary or appropriate in connection therewith.
     Section 6.09 Additional Collateral.
     (a) Subject to the limitations in the proviso to the second sentence of Article V hereof and the last sentence of this Section 6.09(a), should the Borrower or any of the other Credit Parties acquire or construct any additional Major Asset after the Closing Date in accordance with, and as permitted by, the terms of this Agreement, the Borrower will, or will cause such other Credit Party to, grant to the Administrative Agent as security for the Lender Indebtedness and the obligations of the Credit Parties under the Loan Documents a first-priority Lien (subject only to Permitted Encumbrances) on the Borrower’s or such Credit Party’s interest in any such assets not already subject to a Lien under the Security Instruments, which Lien will be created and perfected by and in accordance with the provisions of the Mortgages or other Security Instruments, all in form and substance reasonably satisfactory to the Administrative Agent and in sufficient executed (and acknowledged where necessary or appropriate) counterparts for recording purposes. Subject to the limitations in the proviso to the second sentence of Article V hereof and the last sentence of this Section 6.09(a), the Borrower shall, or shall cause each applicable Credit Party to, promptly following the acquisition or construction of any additional Major Asset in accordance with, and as permitted by, the terms of this Agreement, notify the Administrative Agent in writing of such acquisition or construction and, by the applicable date required by the last sentence of this Section 6.09(a), supply the Administrative Agent with property descriptions on all such newly-acquired or constructed assets and shall, by the applicable date required by the last sentence of this Section 6.09(a), execute and deliver additional or supplemental Mortgages covering same as collateral security for the Lender Indebtedness and the obligations of the Credit Parties under the Loan Documents. Notwithstanding anything to the contrary contained herein, after the Closing Date, the requirement to supply property descriptions for, execute and deliver additional or supplemental Mortgages with respect to, and/or grant and perfect Liens in any assets that necessitate the filing of a Mortgage (or comparable document) to create or perfect a Lien therein, pursuant to this Section 6.09(a) or any other provision of any Loan Document shall be satisfied and consummated, as applicable, semi-annually on April 30 and October 31 of each year for all Property acquired on or before the date that is not less than 45 days before such semi-annual date (and if such Property is acquired less than 45 days before such semi-annual date, such requirement shall be satisfied and consummated on the next following semi-annual date), commencing October 31, 2007.
          (b) Concurrently with the granting of the Lien or other action referred to in Section 6.09(a) above, upon the reasonable request of the Administrative Agent, the Borrower will provide to the Administrative Agent title information (including, without limitation, to the extent reasonably required by the Administrative Agent in consultation with the Borrower, acceptable title insurance policies, surveys and appraisals) in form and substance reasonably satisfactory to the Administrative Agent with respect to the Credit Party’s interests in such Properties.
          (c) With respect to any new Material Subsidiary designated or defined as such after the Closing Date in accordance with the terms of the definition thereof and the terms of this Agreement, the Borrower will, or will cause the applicable Subsidiaries to, promptly (i) execute and deliver to the Administrative Agent such Security Instruments as the Administrative Agent deems necessary or advisable in order to grant to the Administrative Agent, for the benefit of the Lenders and Secured Affiliates, a perfected first priority security interest (subject only to Permitted Encumbrances) in the Equity Interests of such new Material Subsidiary which is owned by the Borrower or a Pledging Subsidiary (except that a pledge of Equity Interests of a Foreign Subsidiary shall be limited to 65% of the total combined voting power of all classes of voting Equity Interests and 100% of all non-voting Equity Interests), (ii) deliver to the Administrative Agent the certificates representing such Equity Interests (as applicable), together with undated stock powers, in blank, executed and delivered by a Responsible Officer of such Credit Party or its general partner or other applicable governing entity, as the case may be, (iii) cause such new Material Subsidiary (other than a Foreign Subsidiary) (A) to become a party to the Guaranty and Collateral Agreement and (B) to take such actions necessary or advisable to grant to the Administrative Agent for the benefit of the Lenders and Secured Affiliates, a perfected first priority security interest (subject only to Permitted Encumbrances) in such Material Subsidiary’s (other than a Foreign Subsidiary’s) right, title and interest in the Collateral (as such term is defined and described in the Guaranty and Collateral Agreement) with respect to such new Material Subsidiary, including, without limitation, authorizing (to the extent not previously authorized) the Administrative Agent to file UCC financing statements in such jurisdictions as may be required by the Guaranty and Collateral Agreement or by applicable law or as may be reasonably requested by the Administrative Agent, and (iv) if requested by the Administrative Agent, deliver to the Administrative Agent legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent.
          (d) Without limiting the foregoing, concurrently with the delivery of any new Mortgage in accordance with Section 6.09(a) which is to be recorded in any jurisdiction outside the State of Texas, upon the reasonable request of the Administrative Agent, the Borrower will provide to the Administrative Agent an opinion addressed to the Administrative Agent for the benefit of the Lenders in form and substance reasonably satisfactory to the Administrative Agent from local counsel reasonably acceptable to the Administrative Agent, stating that such Mortgage is valid, binding and enforceable in accordance with its terms and in legally sufficient form for recording in such jurisdiction.
     Section 6.10 Environmental Matters.
          (a) The Borrower will, and will cause each other Credit Party to, establish and implement such policies and procedures as are reasonably calculated to assure on an on-going basis the following: (i) all assets of the Borrower and the other Credit Parties and the operations conducted thereon and other activities of the Borrower and the other Credit Parties are in compliance with Environmental Laws, and (ii) no Hazardous Materials are disposed of or otherwise released on or to any Properties owned by any such party in violation of any Environmental Laws, except to the extent the non-compliance, disposal or release would not reasonably be expected to have a Material Adverse Effect.
          (b) In connection with the acquisition or construction by any Credit Party of any Major Asset, to the extent a Credit Party obtains (or may obtain upon request) or is provided the same, the Borrower will, promptly following such Credit Party’s obtaining or being provided with the same, deliver to the Administrative Agent all environmental reports and results of environmental reviews (including Phase I environmental reports) of such Major Asset.
     Section 6.11 Establishment of Bank Accounts. From and after the Closing Date, so long as this Agreement is in effect or any Lender Indebtedness (other than contingent indemnification obligations and Cash Collateralized L/C Obligations) shall be outstanding, the Borrower agrees that all deposit accounts (other than escrow accounts for sales and collateral accounts for the benefit of regulatory authorities) of the Credit Parties shall be established and maintained with the Administrative Agent or such other financial institution which has provided a depository control agreement in accordance with the terms of the Guaranty and Collateral Agreement, executed by such financial institution and the applicable Credit Party in accordance with the terms of the Guaranty and Collateral Agreement. The Borrower hereby acknowledges and agrees that (a) the Borrower and the other Credit Parties have granted a Lien on and pledged to the Administrative Agent as additional collateral security for the Lender Indebtedness, all funds in such accounts, and (b) such account and all funds on deposit therein shall be subject to the absolute dominion and control of the Administrative Agent upon and during the continuance of an Event of Default.

     Section 6.12 Information Regarding Collateral. The Borrower will furnish to the Administrative Agent promptly, and in any event within thirty (30) days upon a Responsible Officer of the General Partner becoming aware of the following changes, written notice of any change (a) in any Credit Party’s legal name, (b) in the location of any Credit Party’s chief executive office or its principal place of business, (c) in any Credit Party’s identity or organizational structure, (d) in any Credit Party’s organizational number issued to it in its jurisdiction of organization, and (e) in the location of the Collateral to any jurisdiction in which any registration of, or in respect of, the Security Instruments may not be effective to protect the Lien created thereunder, including, without limitation, information regarding the time of such relocation, the items being relocated and the intended new locality of such items.
     Section 6.13 Pledge of Equity Interests in non-Credit Parties. Prior to any Investment being considered a Permitted Investment pursuant to subsections (p) and (q) of the definition of “Permitted Investment”, the Borrower or relevant Subsidiary (which shall not be a Foreign Subsidiary), as applicable, will pledge all Equity Interests in the Person into which the Investment was or will be made which are owned by the Borrower or such Subsidiary (except that, if such Person is a Foreign Entity, the Equity Interests of such Person to be pledged shall be limited to 65% of the total combined voting power of all classes of voting Equity Interests of such Person and 100% of all non-voting Equity Interests of such Person owned by the Borrower or such Subsidiary) and shall execute and deliver to the Administrative Agent a Guaranty and Collateral Agreement together with (a) all certificates (or other evidence acceptable to the Administrative Agent) evidencing the issued and outstanding Equity Interests owned by the Borrower or such Subsidiary (subject to the 65% and 100% limitations described above with respect to a Foreign Entity) of any such Person of every class owned by the Borrower or such Subsidiary (as applicable) which shall be duly endorsed or accompanied by stock powers executed in blank (as applicable), and (b) such UCC 1 financing statements as the Administrative Agent shall deem reasonably necessary or appropriate to grant, evidence and perfect the Liens required hereunder in the issued and outstanding Equity Interests of each such Person.
ARTICLE VII
NEGATIVE COVENANTS
     Until the Commitments have expired or terminated and the principal of and interest on each Loan and all fees payable hereunder have been paid in full, and all Letters of Credit shall have expired or terminated and all L/C Obligations shall have been paid or reimbursed in full, the Borrower covenants and agrees with the Lenders that:
     Section 7.01 Indebtedness. The Borrower will not, and will not permit any other Credit Party to, create, incur, assume or permit to exist any Indebtedness, except:
          (a) the Lender Indebtedness;
          (b) Indebtedness existing on the date hereof and set forth in Schedule 7.01 and extensions, renewals, refinancings and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof;

          (c) Indebtedness of any Material Subsidiary (other than a Foreign Subsidiary) to the Borrower or any other Material Subsidiary (other than a Foreign Subsidiary);
          (d) Guarantees by the Borrower or any Material Subsidiary of Indebtedness of any Material Subsidiary so long as such Guarantee only guarantees not more than the percentage of such Indebtedness that equals the percentage of equity owned directly or indirectly by the Borrower or any Material Subsidiary, as applicable, in such Material Subsidiary at the time such Guarantee is executed;
          (e) Indebtedness of the Borrower or any Material Subsidiary incurred to finance the acquisition, construction or improvement of any fixed or capital assets, including Capital Lease Obligations and any Indebtedness assumed in connection with the acquisition of any such assets or secured by a Lien on any such assets prior to the acquisition thereof, and extensions, renewals, refinancings and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof; provided that (i) such Indebtedness is incurred prior to or within 90 days after such acquisition or the completion of such construction or improvement and (ii) the aggregate principal amount of Indebtedness permitted by this Section 7.01(e), together with the aggregate principal amount of the Non-Recourse Indebtedness permitted by Section 7.01(f) below, shall not exceed $7,500,000 in the aggregate at any time outstanding;
          (f) Non-Recourse Indebtedness not to exceed $1,000,000 in the aggregate at any time outstanding;
          (g) Indebtedness of a Person which becomes a Credit Party after the date hereof, provided that (i) such Indebtedness existed at the time such Person became a Credit Party and was not created in anticipation thereof and (ii) immediately after giving effect to the acquisition of such Person by the Borrower or a Credit Party, no Default or Event of Default shall have occurred and be continuing; provided, further, that all Indebtedness incurred under this clause (g), does not exceed U.S.$5,000,000 in the aggregate;
          (h) endorsements of negotiable instruments for collection in the ordinary course of business;
          (i) Indebtedness consisting of performance bonds or surety or appeal bonds provided by the Borrower or any Credit Party in the ordinary course of business;
          (j) Indebtedness constituting Permitted Investments;
          (k) Indebtedness associated with worker’s compensation claims, unemployment insurance laws or similar legislation incurred in the ordinary course of business;
          (l) Taxes, assessments or other governmental charges which are not yet due or are being contested in good faith in accordance with Section 6.04;
          (m) Indebtedness outstanding from time to time under the Parent Subordinated Note, but not any extensions (except as required by the terms of the Parent Subordinated Note),

renewals, refinancings or replacements thereof; provided, that all Indebtedness incurred under this clause (m) does not exceed the aggregate amount set forth in Section 7.18(b);
          (n) Indebtedness pursuant to operating agreements (including the Omnibus Agreement), processing agreements, contracts for the sale, transportation or exchange of oil, natural gas or CO2 or other similar or customary agreements, transactions or arrangements entered into in the ordinary course of business;
          (o) Indebtedness associated with any obligation for the payment of rent or other amounts under any Operating Lease, whether directly or as a guarantor, in an aggregate amount not exceeding $7,500,000 at any time outstanding;
          (p) the Purchase Debt; and
          (q) other Indebtedness in an aggregate principal amount not exceeding $7,500,000 at any time outstanding.
     For the avoidance of doubt, to the extent any Indebtedness could be attributable to more than one subsection of this Section 7.01, the Borrower or any other Credit Party may categorize all or any portion of such Indebtedness to any one or more subsections of this Section 7.01 as it elects and unless as otherwise expressly provided, in no event shall the same portion of any Indebtedness be deemed to utilize or be attributable to more than one subsection of this Section 7.01.
     Section 7.02 Liens. The Borrower will not, and will not permit any other Credit Party to, create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it, or assign or sell any income or revenues (including accounts receivable) or rights in respect of any thereof, except Permitted Encumbrances.
     Section 7.03 Fundamental Changes.
          (a) The Borrower will not, and will not permit any other Credit Party to, merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or sell, transfer, lease or otherwise dispose of (in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired), or liquidate or dissolve, except that, if at the time thereof and immediately after giving effect thereto no Event of Default shall have occurred and be continuing (i) any Person may merge into or consolidate with the Borrower in a transaction in which the Borrower is the surviving entity, (ii) any Person (other than the Borrower) may merge into or consolidate with any Credit Party in a transaction in which the surviving entity is a Credit Party, (iii) any Credit Party may sell, transfer, lease or otherwise dispose of its assets to the Borrower or to another Credit Party and (iv) any Credit Party (other than the Borrower or a Credit Party that owns Mortgaged Properties) may liquidate, dissolve or cease operations if the Borrower determines in good faith that such liquidation, dissolution or cessation of operations is in the best interests of the Borrower and is not materially disadvantageous to the Lenders.
          (b) The Borrower will not, and will not permit any other Credit Party to, engage in any business other than Midstream Activities, businesses of the type conducted by the

Credit Parties on the date of execution of this Agreement and businesses reasonably related or complementary thereto.
     Section 7.04 Investments. The Borrower will not, and will not permit any other Credit Party to, directly or indirectly, make or have outstanding any Investment, other than Permitted Investments.
     Section 7.05 Restricted Payments. The Borrower will not, and will not permit any other Credit Party to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, except:
          (a) the Borrower may make the Closing Distributions on the Closing Date;
          (b) the Borrower may declare and pay dividends or make Distributions with respect to its Equity Interests payable (i) solely in additional units or partnership interests of (or options or warrants to acquire) its Equity Interests and (ii) in cash in lieu of fractional units or partnership interests;
          (c) provided (i) no Event of Default then exists or would result therefrom, and (ii) the Borrower shall be in compliance (after giving pro forma effect to the making of such Distribution) with the provisions of Section 7.13 and Section 7.14 as of the end of the immediately preceding Fiscal Quarter, the Borrower may make Distributions during any Fiscal Quarter in accordance with the Limited Partnership Agreement in an amount not to exceed Available Cash as of the end of the immediately preceding Fiscal Quarter;
          (d) any Credit Party may make Restricted Payments to the Borrower or any other Credit Party;
          (e) any Person in which the Borrower directly or indirectly owns Equity Interests may make Distributions to the Borrower and/or other Persons owning Equity Interests in such Person, so long as any such Distribution is in each case made to the Borrower and/or such other Persons ratably in accordance with its Equity Interests of the same class or series therein;
          (f) the Borrower may purchase or otherwise acquire Equity Interests in any Person using additional shares of its Equity Interests;
          (g) the Borrower or any Credit Party may make Restricted Payments pursuant to and in accordance with equity incentive option plans or other benefit plans for management or employees of the General Partner, the Borrower or any Subsidiary; and
          (h) provided (i) no Default or Event of Default then exists or would result therefrom, and (ii) the Borrower shall be in compliance (after giving pro forma effect to the making of such Distribution) with the provisions of Section 7.13 and Section 7.14 as of the end of the immediately preceding Fiscal Quarter, the Borrower may make other Distributions in an aggregate amount not to exceed $3,000,000 during any Fiscal Year.

     Section 7.06 Transactions with Affiliates. The Borrower will not, and will not permit any other Credit Party to, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except (a) Permitted Investments, (b) such transactions which are on material terms and conditions materially as favorable to the Borrower or such other Credit Party as could be obtained in a comparable arm’s-length transaction with a Person that is not an Affiliate, (c) transactions between or among the Borrower and its Subsidiaries, (d) any Restricted Payment permitted by Section 7.05, (e) the Credit Parties may enter into, and perform under, the Material Contracts, (f) the Closing Transactions, (g) the transactions contemplated by the Closing Transaction Documents, (h) transactions undertaken in connection with the IPO and described in the Registration Statement, (i) fees paid to members of the board of directors (or similar governing body) of the Borrower or the General Partner, (j) compensation arrangements for directors, officers and other employees of any of the Credit Parties or the General Partner, (k) such other transactions as are otherwise permitted under this Agreement or any other Loan Document and (l) transactions described in Schedule 7.06.
     Section 7.07 Negative Pledge Agreements. Subject to Sections 9.406 through 9.409 of the UCC, the Borrower will not, nor will the Borrower permit any other Credit Party to, create, assume or suffer to exist or enter into or become bound by any agreement (other than this Agreement and the other Loan Documents or pursuant to agreements creating purchase money security interests or governing Capital Lease Obligations, in each case to the extent the same are permitted pursuant to the Loan Documents) that prohibits or otherwise restricts the right of the Borrower or any other Credit Party to create, assume or suffer to exist any Lien on any of their respective assets in favor of the Administrative Agent for the ratable benefit of Lenders; provided, that, the foregoing shall not apply to restrictions and conditions existing on the date hereof identified on Schedule 7.07 (but shall apply to any extension or renewal of, or any amendment or modification expanding the scope of, any such restriction or condition).
     Section 7.08 Sale and Leaseback Arrangements. The Borrower will not, and will not permit any other Credit Party to, enter into any arrangement, directly or indirectly, with any Person whereby any Credit Party shall sell or transfer any asset, whether now owned or hereafter acquired, and whereby any Credit Party shall within 180 days after such sale rent or lease as lessee such asset or any part thereof or other asset which any Credit Party intends to use for substantially the same purpose or purposes as the asset sold or transferred.
     Section 7.09 ERISA Compliance. Except in such instances where an action, omission or failure would not reasonably be expected to have a Material Adverse Effect, the Borrower will not, nor will the Borrower permit any other Credit Party to, (a) take any action or fail to take any action which would result in a violation of ERISA, the Code or other Governmental Rules applicable to the Plans maintained or contributed to by it or any ERISA Affiliate, or (b) modify the terms of, or the funding obligations or contribution requirements under any existing Plan, establish a new Plan, or become obligated or incur any liability under a Plan that is not maintained or contributed to by the Borrower or any ERISA Affiliate as of the Closing Date.
     Section 7.10 Sale of Mortgaged Properties. The Borrower will not, and will not permit any other Credit Party to, sell, assign, convey or otherwise transfer (in this section collectively called “transfer”) any Mortgaged Property, any interest in any Mortgaged Property or any other Collateral; provided, however, such restriction shall not apply to (a) transfers of inventory or other assets in the ordinary course of business, (b) transfers of assets which are obsolete, worn out or otherwise not necessary or useful in the Credit Party’s business or that are replaced by other assets of comparable value and use, (c) transfers of Mortgaged Property or other Collateral to the Borrower or any Credit Party, (d) transfers of Mortgaged Property or other Collateral obtained as a result of mergers, consolidations or other transactions permitted under this Agreement, (e) Asset Dispositions in accordance with this Agreement, the Net Cash Proceeds of which are reinvested (whether through reparation, restoration or replacement of the assets in issue), within the Reinvestment Period applicable to such Asset Disposition, in assets useful in the Midstream Activities of the Credit Parties or otherwise applied to the reduction of the Commitment in accordance with Section 2.10(c), (f) the transfer of any Pledging Subsidiary’s Equity Interests to the Borrower or any other Credit Party, (g) transfers permitted by Sections 7.03 or 7.05, (h) the Closing Transactions and transfers of assets pursuant to, and in accordance with, the Contribution Agreement and the other Closing Transaction Documents, (i) Permitted Investments and the transfer or disposition of cash (to the extent not otherwise prohibited by the terms of the Loan Documents) or other Permitted Investments, or (j) provided no Default or Event of Default then exists or would result therefrom, other Asset Dispositions (which, for purposes of calculating compliance with the hereinafter dollar limitations on Asset Dispositions, shall include any casualty or condemnation proceeding relating to any Mortgaged Property), the fair market value of which does not (i) during any Fiscal Year exceed $10,000,000 in the aggregate, or (ii) during the term of this Agreement exceed $25,000,000 in the aggregate; provided, however, and without limiting the foregoing, the Borrower will not, and will not permit any other Credit Party to, transfer any of its or their accounts receivable other than (A) those accounts receivable deemed by the Borrower to be doubtful or uncollectible, (B) discounts or accounts receivable granted to settle collection of accounts receivable or (C) the transfer of defaulted accounts arising in the ordinary course of business in connection with the compromise or collection thereof and not in connection with any financing transaction. The Borrower shall pay all amounts as and when due under the terms of Section 2.10(c) in connection with any Material Asset Disposition (including in connection with any casualty or condemnation proceeding relating to any Mortgaged Property) to which Section 2.10(c) is applicable. In the event of any transfer of assets permitted under this Section 7.10, the Administrative Agent is authorized on behalf of the Lenders to release and shall promptly release any Liens in favor of the Administrative Agent for the benefit of the Lenders covering such assets upon the written request of the Borrower which specifically identifies the subject assets and certifies that such transfer complies with the terms of this Section 7.10.
     Section 7.11 Proceeds of Loans. The Borrower will not permit the proceeds of the Loans to be used for any purpose other than (a) to partially finance the Closing Distributions on the Closing Date, (b) to finance the fees and expenses related to the Closing Transactions, (c) to make the Restricted Payments in compliance with Section 7.05, (d) to fund the Credit Parties’ working capital requirements, capital expenditures, permitted acquisitions and other general partnership purposes, and (e) for the issuance of Letters of Credit. The Borrower will not take, or permit any Person acting on behalf of the Borrower to take, any action which might cause any of the Loan Documents to violate Regulation U or any other regulation of the Board. The Borrower will not permit, nor will permit any other Credit Party to permit, the issuance of Letters of Credit hereunder except to support the general business requirements and purposes of the Credit Parties.

     Section 7.12 Additional Subsidiaries. The Borrower will not, and will not permit any other Credit Party to, create any additional Subsidiaries after the Closing Date, except if the Borrower promptly notifies the Administrative Agent of the creation thereof.
     Section 7.13 Consolidated Interest Coverage Ratio. The Borrower will not permit the Consolidated Interest Coverage Ratio on the last day of any Fiscal Quarter, commencing with the Fiscal Quarter ending June 30, 2007, to be less than 2.50:1.00.
     Section 7.14 Consolidated Leverage Ratio. The Borrower will not permit the Consolidated Leverage Ratio on the last day of any Fiscal Quarter, commencing with the Fiscal Quarter ending June 30, 2007, to exceed the ratio for such period indicated below:

Consolidated
Fiscal Quarter Ending	Leverage Ratio
June 30, 2007	5.25:1.00
September 30, 2007	5.25:1.00
December 31, 2007	5.00:1.00
March 31, 2008	5.00:1.00
June 30, 2008	4.75:1.00
September 30, 2008	4.75:1.00
December 31, 2008 and each Fiscal Quarter thereafter	4.50:1.00
; provided, that, during an Acquisition Period, the maximum Consolidated Leverage Ratio shall be automatically increased by 0.50:1.00 from the otherwise applicable ratio set forth in the grid above (for example, the Consolidated Leverage Ratio that would otherwise be 5.25:1.00 will become 5.75:1.00 during the Acquisition Period). At the end of such Acquisition Period, the Consolidated Leverage Ratio will automatically revert to the ratio set forth above without any further action necessary from the Administrative Agent, any Lender or the Borrower. Notwithstanding anything to the contrary contained herein, and for the avoidance of doubt, any failure by the Borrower to be in compliance with the requirements of this Section 7.14 shall not (and may not) be remedied by a change in the Consolidated Leverage Ratio upon the election by the Borrower of an Acquisition Period.
     Section 7.15 Hedging Agreements. The Borrower will not, and will not permit any other Credit Party to, enter into any Hedging Agreement, other than Hedging Agreements entered into in the ordinary course of business to hedge or mitigate risks to which any Credit Party is exposed in the conduct of its business or the management of its liabilities (or to unwind or offset previous Hedging Agreements), provided, that, in no event shall:
          (a) Commodity Swap Agreements of the Borrower and its Subsidiaries cover net notional amounts which exceed 80% of the Borrower’s share of the projected tailgate plant volumes during the tenor of such Hedging Agreements; and

          (b) Interest Rate Swap Agreements of the Borrower and its Subsidiaries cover net notional amounts which exceed 100% of the Borrower’s and its Subsidiaries’ Indebtedness for borrowed money.
     Section 7.16 Acquisitions. The Borrower will not, and will not permit any other Credit Party to, make any Acquisition (by purchase, merger or otherwise), except (a) Acquisitions permitted under Section 7.03(a), (b) Acquisitions constituting Permitted Investments, (c) Acquisitions made using Equity Interests of the Borrower and/or using the proceeds from the contemporaneous sale or issuance of Equity Interests of the Borrower, (d) Acquisitions of the Specified Assets, or (e) provided that no Event of Default exists or would reasonably be expected to result from such Acquisition, and provided further that after giving effect to any such Acquisition on a pro forma basis the Borrower would have been in compliance with Section 7.14, other Acquisitions useful in the Credit Parties’ Midstream Activities.
     Section 7.17 Amendments to Organizational and Other Documents. The Borrower will not, and will not permit any other Credit Party to, enter into or permit any modification of, or waive any material right or obligation of any Person under (a) its certificate or articles of organization or formation, certificate of limited partnership, certificate or articles of incorporation, bylaws, regulations, operating agreement, limited liability company agreement, partnership agreement (including the Limited Partnership Agreement) or other organizational documents other than amendments, modifications and waivers which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (b) any Material Contract (other than the Parent Subordinated Note) other than amendments, modifications and waivers which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, or (c) the Parent Subordinated Note; provided, that, and subject to the last sentence of this Section 7.17, the Borrower may enter into or obtain amendments, modifications or waivers to or under the Parent Subordinated Note which do not provide for or have any of the following effects: (i) cause the outstanding principal balance of the Indebtedness evidenced by the Parent Subordinated Note to exceed $50,000,000 (plus any interest paid by capitalizing the accrued and unpaid interest on the Parent Subordinated Note and adding it to the then unpaid principal amount thereof in accordance with the terms of the Parent Subordinated Note) (as reduced by any prepayments to the extent permitted by Section 7.18 or any other principal payments made with the express written consent of the Required Lenders); (ii) increase the amount of any scheduled payment of principal or interest on the Parent Subordinated Note; (iii) shorten the maturity date or hasten or accelerate the date upon which any installment of principal or interest on the Parent Subordinated Note is due or otherwise accelerate any amortization schedule with respect thereto; (iv) increase the rate of interest payable in cash accruing on the Parent Subordinated Note (other than any increase after and during the continuance of a Note Event of Default (as defined in the Parent Subordinated Note) to a rate of interest not to exceed one percent above the interest rate applicable to past due Eurodollar Loans or ABR Loans as provided in Section 2.12(d), as applicable pursuant to the terms of the Parent Subordinated Note), or impose any additional premium or penalty in connection with the prepayment or late payment of such Parent Subordinated Note; (v) amend, modify or add any performance obligation of the Borrower thereunder in a manner which is materially more onerous or restrictive to the Borrower; or (vi) otherwise materially adversely affect the rights, privileges and protections of the Administrative Agent and the Lenders contained herein and in the Parent Subordinated Note. Notwithstanding anything to the contrary contained herein or in the Parent Subordinated Note, the Borrower may not enter into or obtain amendments, modifications or waivers to or under the Parent Subordinated Note with respect to (A) any subordination provision contained in the Parent Subordinated Note, including, without limitation, Section 7 of the Parent Subordinated Note, or (B) any Note Event of Default as defined in the Parent Subordinated Note, in each case without the prior written consent of the Required Lenders.
     Section 7.18 Parent Subordinated Note. In addition to the other restrictions contained in this Article VII, the Borrower will not, nor will the Borrower permit any other Credit Party to, directly or indirectly, (a) except in accordance with the terms of the Parent Subordinated Note, make any payment of principal or interest on the Parent Subordinated Note at any time, or (b) permit the outstanding principal balance of the Indebtedness evidenced by the Parent Subordinated Note to exceed $50,000,000 (plus any interest paid in kind added to such principal amount) (as reduced by any prepayments to the extent expressly permitted by the terms of the Parent Subordinated Note or any other principal payments made with the express written consent of the Required Lenders) at any time; provided, that, notwithstanding the foregoing, the Borrower may at all times (i) pay interest on the Parent Subordinated Note by capitalizing the accrued and unpaid interest on the Parent Subordinated Note and adding it to the then unpaid principal amount thereof, and (ii) make payments or prepayments, in whole or in part, with respect to the Parent Subordinated Note using Equity Interests of the Borrower and/or using the proceeds from the contemporaneous sale or issuance of Equity Interests of the Borrower.
     Section 7.19 Supplemental Indenture. So long as and to the extent Section 10.20 is in effect pursuant to the terms of such Section 10.20, the Borrower will not, nor will the Borrower permit any of its Subsidiaries to, at any time become or otherwise be designated a “Restricted Subsidiary,” or any comparable term, under the Supplemental Indenture, or any comparable term in any other documentation now or hereafter evidencing any Indebtedness of the Parent.
ARTICLE VIII
EVENTS OF DEFAULT
     Section 8.01 Events of Default. If any of the following events (“Events of Default”) shall occur:
          (a) the Borrower shall fail to pay any principal of any Loan when and as the same shall become due and payable, whether at the due date thereof or, unless such prepayment obligation can be revoked in accordance with the terms hereof, at a date fixed for prepayment thereof or otherwise;
          (b) the Borrower shall fail to pay any interest on any Loan, any reimbursement obligation in respect of any L/C Obligations or any fee or any other amount (other than an amount referred to in clause (a) above) payable under this Agreement or any other Loan Document, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of five (5) days following the due date thereof;
          (c) any representation or warranty made or deemed made by or on behalf of any Credit Party in or in connection with this Agreement or any other Loan Document or any amendment or modification hereof or thereof or waiver hereunder or thereunder, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with this Agreement or any other Loan Document or any amendment or modification hereof or thereof or waiver hereunder or thereunder, shall prove to have been incorrect in any material respect when made or deemed made;
          (d) the Borrower shall fail to observe or perform any covenant, condition or agreement contained in Section 6.03 (with respect to the Borrower’s legal existence), Section 6.05 (with respect to maintenance of insurance), Section 6.09(a) (with respect to semi-annual delivery of Mortgages, as applicable) or in Article VII;
          (e) the Borrower shall fail to observe or perform any covenant, condition or agreement contained in this Agreement (other than those specified in clauses (a), (b) or (d) above), or any Credit Party that is party to a Loan Document shall fail to observe or perform any covenant, condition or agreement contained in any other Loan Document, and, in each case, such failure shall continue unremedied for a period of 30 days after the earlier of (i) written notice thereof from the Administrative Agent to the Borrower at the request of the Required Lenders, or (ii) the date any Responsible Officer of the General Partner acquires knowledge thereof;
          (f) any Credit Party shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness (other than any Indebtedness evidenced by the Parent Subordinated Note), when and as the same shall become due and payable or within the grace period, if any, applicable thereto so long as such failure continues;
          (g) any event or condition occurs and is continuing that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; provided, that, this clause (g) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness;
          (h) an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of any Credit Party or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for any Credit Party or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed, undischarged, unbonded or unstayed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;
          (i) any Credit Party shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (h), (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for any Credit Party or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing;
          (j) one or more judgments that are not covered by insurance for the payment of money in an aggregate amount in excess of $5,000,000 shall be rendered against the Borrower, any other Credit Party or any combination thereof and the same shall remain undischarged for a period of 60 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of any Credit Party to enforce any such judgment;
          (k) a Change in Control shall occur;
          (l) (i) any default or event of default shall have occurred and be continuing under the Gathering and Processing Agreement which has not been cured within any applicable grace or cure period or waived, and which default or event of default would reasonably be expected to have a Material Adverse Effect, or (ii) the Gathering and Processing Agreement shall have terminated and no agreement (or agreements) with the Parent and/or any other Persons which are, in the Administrative Agent’s reasonable determination, comparable in materiality and value shall have been substituted or entered into in replacement thereof;
          (m) a “Note Event of Default” (as defined in the Parent Subordinated Note) shall have occurred and be continuing under the Parent Subordinated Note which has not been cured within any applicable grace or cure period or waived;
          (n) Parent (or any other holder of Indebtedness evidenced by the Parent Subordinated Note) shall (i) default in the observance or performance of any obligation to be observed or performed by Parent or such other holder under the Parent Subordinated Note, or (ii) repudiate the subordination provisions contained in the Parent Subordinated Note or assert in writing that the subordination provisions (or any of them) contained in the Parent Subordinated Note are not valid, binding and enforceable against any such party;
          (o) any event occurs with respect to any Plan or Plans pursuant to which (i) any Credit Party and/or any ERISA Affiliate incur a liability due and owing at the time of such event, without existing funding therefor, for benefit payments under such Plan or Plans in excess of $5,000,000; or (ii) any Credit Party, any ERISA Affiliate, or any other “party-in-interest” or “disqualified person,” as such terms are defined in section 3(14) of ERISA and section 4975(e)(2) of the Code, shall engage in transactions which in the aggregate would reasonably result in a direct or indirect liability to any Credit Party or any ERISA Affiliate in excess of $5,000,000 under section 409 or 502 of ERISA or section 4975 of the Code; or
          (p) this Agreement or any other Loan Document shall cease to be in full force and effect or shall be declared null and void or the validity or enforceability thereof shall be contested or challenged by any Credit Party, or any Credit Party shall deny that it has any further liability or obligation under any of the Loan Documents to which it is a party, or any Lien created by the Loan Documents shall for any reason (other than the release thereof in accordance with the Loan Documents) cease to be a valid, first priority, perfected Lien (subject to, with respect to priority, Permitted Encumbrances) upon any of the Collateral purported to be covered thereby;
then, and in every such event (other than an event with respect to the Borrower described in clauses (h) or (i) above), and at any time thereafter during the continuance of such event, the Administrative Agent may, with the consent of the Required Lenders, and shall, at the request of the Required Lenders, by notice to the Borrower, take any or all of the following actions, at the same or different times: (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately, (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower, and (iii) exercise on behalf of itself, the Lenders and L/C Issuer all rights and remedies available to it, the Lenders and L/C Issuer under the Loan Documents; provided, that, in case of any event with respect to the Borrower described in clauses (h) or (i) above, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall automatically become due and payable, and the obligation of the Borrower to Cash Collateralize the L/C Obligations as set forth in Section 2.06(g) shall automatically become effective, in each case without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower.
     Section 8.02 Application of Funds. Upon the occurrence and during the continuance of an Event of Default, after the exercise of remedies provided for in Section 8.01 (or after the Loans have automatically become immediately due and payable and the L/C Obligations have automatically been required to be Cash Collateralized as set forth in the proviso in the last paragraph of Section 8.01), any amounts received on account of the Lender Indebtedness shall be applied by the Administrative Agent in the following order, to the extent, in each case, such amounts are then payable to the Person in issue in accordance with the Loan Documents:
     First, to payment of that portion of the Lender Indebtedness constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to the Administrative Agent) payable to the Administrative Agent in its capacity as such;
     Second, to payment of that portion of the Lender Indebtedness constituting fees, indemnities and other amounts (other than principal, interest and Letter of Credit Fees) payable to the Lenders and the L/C Issuer (including fees, charges and disbursements of counsel to the respective Lenders and the L/C Issuer), ratably among them in proportion to the respective amounts described in this clause Second payable to them;
     Third, to payment of that portion of the Lender Indebtedness constituting accrued and unpaid Letter of Credit Fees and interest on the Loans, L/C Borrowings and other Lender

Indebtedness, ratably among the Lenders and the L/C Issuer in proportion to the respective amounts described in this clause Third payable to them;
     Fourth, to payment of that portion of the Lender Indebtedness constituting unpaid principal of the Loans and L/C Borrowings, ratably among the Lenders and the L/C Issuer in proportion to the respective amounts described in this clause Fourth held by them;
     Fifth, to the Administrative Agent for the account of the L/C Issuer, to Cash Collateralize that portion of L/C Obligations comprised of the aggregate undrawn amount of Letters of Credit;
     Sixth, to payment of that portion of the Lender Indebtedness constituting obligations and liabilities then due under Hedging Agreements with a Lender or a Secured Affiliate, ratably among the Lenders and the Secured Affiliates in proportion to the respective amounts described in this clause Sixth held by them; and
     Last, the balance, if any, after all of the Lender Indebtedness (other than contingent indemnification obligations and Cash Collateralized L/C Obligations) has been indefeasibly paid in full, to the Borrower or as otherwise required by applicable law.
Subject to Section 2.06(c), amounts used to Cash Collateralize the aggregate undrawn amount of Letters of Credit pursuant to clause Fifth above shall be applied to satisfy drawings under such Letters of Credit as they occur. If any amount remains on deposit as Cash Collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Lender Indebtedness, if any, in the order set forth above.
ARTICLE IX
THE AGENTS
     Section 9.01 Appointment and Authority. Each of the Lenders, L/C Issuer and the other Agents hereby irrevocably appoints (a) Bank of America to act on its behalf as Administrative Agent hereunder and under the other Loan Documents, (b) BNP Paribas to act on its behalf as Syndication Agent hereunder and under the other Loan Documents, and (c) JPMorgan Chase Bank, N.A., The Royal Bank of Scotland plc and Fortis Capital Corp. to act on its behalf as Co-Documentation Agents hereunder and under the Loan Documents, and authorizes each such Agent to take such actions on its behalf and to exercise such powers as are delegated to such Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. Except as provided in the second sentence of Section 9.06, the provisions of this Article are solely for the benefit of the Agents, the Lenders and L/C Issuer, and neither the Borrower nor any Subsidiary or Affiliate thereof shall have rights as a third party beneficiary of any of such provisions.
     Section 9.02 Rights as a Lender. The Person serving as an Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not an Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent, the Syndication Agent or Co-Documentation Agent (as applicable) hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not an Agent hereunder and without any duty to account therefor to Lenders.
     Section 9.03 Exculpatory Provisions. The Agents shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, the Agents:
          (a) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;
          (b) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that such Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Agents shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law; and
          (c) shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as an Agent or any of its Affiliates in any capacity.
The Agents shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as such Agent shall believe in good faith shall be necessary, under the circumstances as provided in Article VIII and Section 10.02) or (ii) in the absence of its own gross negligence or willful misconduct. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to the Administrative Agent by the Borrower, a Lender or L/C Issuer.
     The Agents shall not be responsible for or have any duty to ascertain or inquire into (A) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (B) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (C) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (D) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (E) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than the Administrative Agent’s confirmation of receipt of items expressly required to be delivered to the Administrative Agent.
     Section 9.04 Reliance by the Agents. Each Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. Each Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or L/C Issuer, the Administrative Agent may presume that such condition is satisfactory to such Lender or L/C Issuer unless the Administrative Agent shall have received notice to the contrary from such Lender or L/C Issuer prior to the making of such Loan or the issuance of such Letter of Credit. Agent may consult with legal counsel (who may be counsel for Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.
     Section 9.05 Delegation of Duties. The Agents may perform any and all of their duties and exercise their rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by such Agent. The Agents and any such sub-agent may perform any and all of their duties and exercise their rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Agents (including, without limitation, BAS and BNPPSC) and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as the Administrative Agent, the Syndication Agent or a Co-Documentation Agent, as applicable.
     Section 9.06 Resignation of the Administrative Agent. The Administrative Agent may at any time give notice of its resignation to the Lenders, L/C Issuer and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Borrower (and, provided no Event of Default has occurred that is then continuing, with the consent of the Borrower, such consent not to be unreasonably withheld or delayed), to appoint a successor, which shall be a commercial bank organized under the laws of the United States with an office in the United States having combined capital and surplus of at least $100,000,000, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders with such consent of the Borrower (unless an Event of Default has occurred and is continuing), and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may, on behalf of the Lenders and L/C Issuer, appoint a successor Administrative Agent meeting the qualifications set forth above; provided that if the Administrative Agent shall notify the Borrower and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (a) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders or L/C Issuer under any of the Loan Documents, the retiring Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (b) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and L/C Issuer directly, until such time as the Required Lenders (with, as applicable, the consent of the Borrower as provided herein) appoint a successor Administrative Agent as provided for above in this Section. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section). The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article and Section 10.03 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.
     Any resignation by Bank of America as Administrative Agent pursuant to this Section shall also constitute its resignation as L/C Issuer. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, (i) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer, (ii) the retiring L/C Issuer shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents, and (iii) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to the retiring L/C Issuer to effectively assume the obligations of the retiring L/C Issuer with respect to such Letters of Credit.
     Section 9.07 Non-Reliance on the Agents and Other Lenders. Each Lender and L/C Issuer acknowledges that it has, independently and without reliance upon any Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender and L/C Issuer also acknowledges that it will, independently and without reliance upon any Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.
     Section 9.08 No Other Duties, Etc. Except as set forth in Section 10.12, anything herein to the contrary notwithstanding, none of the Arrangers, the Syndication Agent, the Co-Documentation Agents nor any other Person (as applicable) now or hereafter appointed as syndication agent or documentation agent hereunder shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents.
     Section 9.09 Administrative Agent May File Proofs of Claim. In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other similar judicial proceeding relative to any Credit Party, the Administrative Agent (irrespective of whether the principal of any Loan or L/C Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:
          (a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, L/C Obligations and all other Lender Indebtedness

(other than Indebtedness evidenced by Hedging Agreements) that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, L/C Issuer and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, L/C Issuer and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders, L/C Issuer and the Administrative Agent under Section 2.06(i), Section 2.06(j), Section 2.11 and Section 10.03) allowed in such judicial proceeding; and
          (b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;
     and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and L/C Issuer to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders and L/C Issuer, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Section 2.11 and Section 10.03.
     Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or L/C Issuer any plan of reorganization, arrangement, adjustment or composition affecting the Lender Indebtedness or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.
     Section 9.10 Collateral and Guaranty Matters. The Lenders and L/C Issuer irrevocably authorize the Administrative Agent, at its option and in its discretion:
          (a) to release any Lien on any property granted to or held by the Administrative Agent under any Loan Document (i) upon termination of the Total Commitment and payment in full of all Lender Indebtedness (other than contingent indemnification obligations and Cash Collateralized L/C Obligations) and the expiration, termination or Cash Collateralization of all outstanding Letters of Credit, (ii) that is sold or to be sold as part of or in connection with any sale permitted hereunder or under any other Loan Document, or (iii) if approved, authorized or ratified in writing by the Required Lenders (provided, that, the consent of all Lenders shall be required for the release of all or substantially all of the Collateral); and
          (b) to release any Material Subsidiary from its obligations under its applicable Security Instruments if such Person ceases to be a Material Subsidiary as a result of a transaction or designation permitted hereunder.
     Upon request by the Administrative Agent at any time, the Lenders will confirm in writing the Administrative Agent’s authority to release its interest in particular types or items of property, or to release any Subsidiary from its obligations under the applicable Security Instruments, pursuant to this Section 9.10.
     Section 9.11 Execution of Security Instruments. Without limiting the powers and authority of the Administrative Agent described herein, the Lenders hereby empower and authorize the Administrative Agent to execute and deliver to the Borrower on their behalf the Mortgages, the Guaranty and Collateral Agreement, and any other Security Instruments or other agreements, documents or instruments as shall be necessary or appropriate to effect the purposes of the foregoing instruments, including any and all releases of the foregoing reasonably requested by the Borrower in connection with transactions permitted pursuant to this Agreement.
ARTICLE X
MISCELLANEOUS
     Section 10.01 Notices; Electronic Communication. (a) Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in Section 10.01(b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy or electronic mail (e-mail) (to the extent an e-mail address is provided), as follows:
          (i) if to the Borrower, to Quicksilver Gas Services LP, c/o Quicksilver Gas Services GP LLC, 777 West Rosedale Street, Suite 300, Fort Worth, Texas 76104, Attention: MarLu Hiller (Fax No. 817-665-5016, Electronic Mail (E-mail): MHiller@qrinc.com);
          (ii) if to the Administrative Agent, to Bank of America, N.A., 901 Main Street, Mail Code: TX1-492-14, Dallas, Texas 75202-3714, Attention: Renita M. Cummings (Fax No. 214-290-8371, Electronic Mail (E-mail): renita.m.cummings@bankofamerica.com, with a copy to Bank of America, N.A., 700 Louisiana Street, 8th Floor, TX4-213-08-14, Houston, Texas 77002, Attention: Ronald E. McKaig (Fax No. 713-247-7286, Electronic Mail (E-mail): ronald.e.mckaig@bankofamerica.com;
          (iii) if to L/C Issuer, to Bank of America, N.A., 1000 West Temple Street, 7th Floor, Mail Code: CA9-705-07-05, Los Angeles, California 90012-1514, Attention: Sandra Leon (Fax No. 213-580-8440), Electronic Mail (E-mail): sandra.leon@bankofamerica.com; and
          (iv) if to any other Agent or Lender (including the Swingline Lender), to it at its address (or telecopy number or electronic mail address) set forth in its Administrative Questionnaire (which addresses the Administrative Agent will promptly furnish to the Borrower upon receipt of same).
          (b) Notices and other communications to any Agent, the Lenders (including the Swingline Lender) and L/C Issuer hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites); provided that the foregoing shall not apply to notices to any Lender pursuant to Article II if such Lender has notified the Administrative Agent (which shall promptly notify the Borrower) that it is incapable of receiving notices under such Article by electronic communication. The Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.
          Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.
          Notwithstanding anything to the contrary contained in any Loan Document, all notices, elections, approvals, requests and other actions required or permitted to be made by the Borrower under any Loan Document shall only be executed, delivered, given or made by a Responsible Officer of the General Partner on behalf of the Borrower.
          Any party hereto may change its address, telecopy number or electronic mail address for notices and other communications hereunder by written notice to the other parties hereto. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.
     Section 10.02 Waivers; Amendments.
          (a) No failure or delay by the Administrative Agent, L/C Issuer or any Lender in exercising any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent, L/C Issuer and the Lenders hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of any Loan Document or consent to any departure by any Credit Party therefrom shall in any event be effective unless the same shall be permitted by Section 10.02(b), and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent, any Lender or L/C Issuer may have had notice or knowledge of such Default at the time.
          (b) Neither this Agreement nor any of the other Loan Documents nor any provision hereof or thereof may be waived, amended or modified except, in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by the Borrower and the Required Lenders or by the Borrower and the Administrative Agent with the consent of the Required Lenders, or, in the case of any other Loan Document, pursuant to an agreement or agreements in writing entered into by the relevant Credit Parties thereto and the Required Lenders or by the relevant Credit Parties thereto and the Administrative Agent with the consent of the Required Lenders; provided, that, no such agreement shall (i) increase the Commitment of any Lender without the written consent of such Lender, (ii) reduce, or otherwise release the Borrower from its obligation to pay, the principal amount of any Loan or L/C Obligation or reduce the rate of interest thereon, or reduce any fees payable hereunder, without the written consent of each Lender affected thereby, (iii) postpone the scheduled date of payment of the principal amount of any Loan or L/C Obligation, or any interest thereon, or any fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the Maturity Date, without the written consent of each Lender affected thereby, (iv) change Section 2.18(b) or Section 2.18(c) in a manner that would alter the pro rata sharing of payments required thereby, without the written consent of each Lender, (v) amend, modify or waive any L/C Obligation without the written consent of L/C Issuer, (vi) change any of the provisions of this Section 10.02, Section 2.10 or the definition of “Required Lenders” or any other provision of any Loan Document specifying the number or percentage of Lenders required to waive, amend or modify any rights of the Lenders thereunder or make any determination or grant any consent thereunder, without the written consent of each Lender, (vii) release any Credit Party from the Guaranty and Collateral Agreement (except as expressly provided in the Guaranty and Collateral Agreement or herein), or limit its liability thereunder, without the written consent of each Lender, or (viii) except as provided herein or in the Security Instruments, release all or any part of the Collateral from the Liens of the Security Instruments, without the written consent of each Lender; provided further that no such agreement shall amend, waive, modify or otherwise affect the rights or duties of any Agent, L/C Issuer or the Swingline Lender without the prior written consent of such Agent, L/C Issuer or Swingline Lender, as the case may be; and provided further that, without limiting the provisions of Section 7.10 or Section 9.10, the Administrative Agent shall have the right to execute and deliver any release of the Guaranty and Collateral Agreement or any Lien (or other similar instrument) without the consent of any Lender to the extent permitted by this Agreement or the other Loan Documents, or as otherwise required as a result of any Subsidiary ceasing to be a Material Subsidiary.
     Section 10.03 Expenses; Indemnity; Damage Waiver.
          (a) The Borrower shall pay (i) all legal, printing, recording, syndication, travel, advertising and other reasonable and substantiated out-of-pocket expenses incurred by the Administrative Agent and the Arrangers, including the reasonable and substantiated fees, charges and disbursements of one (1) outside counsel and applicable local counsel for the Administrative Agent and the Arrangers, in connection with the syndication of the credit facilities provided for herein, the preparation, execution, delivery and administration of this Agreement, the Loan Documents and each other document or instrument relevant to this Agreement or the Loan Documents and any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out-of-pocket expenses incurred by L/C Issuer in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder, (iii) the filing, recording, refiling or rerecording of the Mortgages, the Guaranty and Collateral Agreements and any other Security Instruments and/or any UCC financing statements relating thereto and all amendments, supplements and modifications to, and all releases and terminations of, any thereof and any and all other documents or instruments of further assurance required to be filed or recorded or refiled or rerecorded by the terms hereof or of the Mortgages, the Guaranty and Collateral Agreements and any other Security Instruments, and (iv) all reasonable and substantiated out-of-pocket expenses incurred by the Agents, L/C Issuer or any Lender, including the fees, charges and disbursements of any counsel for the Agents, L/C Issuer or any Lender, reasonably incurred in connection with the enforcement or protection of its rights in connection with the Loan Documents, including its rights under this Section, or in connection with the Loans made or Letters of Credit issued hereunder, including all such reasonable and substantiated out-of-pocket expenses reasonably incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.
          (b) EXCEPT TO THE EXTENT REIMBURSEMENT OF EXPENSES IS LIMITED BY SECTION 10.03(a) TO REIMBURSEMENT OF EXPENSES OF ONLY CERTAIN PARTIES, THE BORROWER SHALL INDEMNIFY THE AGENTS, L/C ISSUER, THE ARRANGERS AND EACH LENDER, AND EACH RELATED PARTY OF ANY OF THE FOREGOING PERSONS (EACH SUCH PERSON BEING CALLED AN “INDEMNITEE”) AGAINST, AND HOLD EACH INDEMNITEE HARMLESS FROM, ANY AND ALL LOSSES, CLAIMS, DAMAGES, LIABILITIES AND RELATED EXPENSES, INCLUDING THE REASONABLE OUT-OF-POCKET FEES, CHARGES AND DISBURSEMENTS OF ANY COUNSEL FOR ANY INDEMNITEE, INCURRED BY OR ASSERTED AGAINST ANY INDEMNITEE ARISING OUT OF, IN CONNECTION WITH, OR AS A RESULT OF (i) THE EXECUTION OR DELIVERY OF ANY LOAN DOCUMENT OR ANY OTHER AGREEMENT OR INSTRUMENT CONTEMPLATED HEREBY, THE PERFORMANCE BY THE PARTIES TO THE LOAN DOCUMENTS OF THEIR RESPECTIVE OBLIGATIONS THEREUNDER OR THE CONSUMMATION OF THE FINANCING TRANSACTIONS OR ANY OTHER TRANSACTIONS CONTEMPLATED HEREBY, (ii) ANY LOAN OR LETTER OF CREDIT OR THE USE OF THE PROCEEDS THEREFROM (INCLUDING ANY REFUSAL BY L/C ISSUER TO HONOR A DEMAND FOR PAYMENT UNDER A LETTER OF CREDIT IF THE DOCUMENTS PRESENTED IN CONNECTION WITH SUCH DEMAND DO NOT STRICTLY COMPLY WITH THE TERMS OF SUCH LETTER OF CREDIT), (iii) ANY ACTUAL OR ALLEGED PRESENCE OR RELEASE OF HAZARDOUS MATERIALS ON OR FROM ANY PROPERTY CURRENTLY OR FORMERLY OWNED OR OPERATED BY THE BORROWER OR ANY OF ITS SUBSIDIARIES, OR ANY ENVIRONMENTAL LIABILITY RELATED IN ANY WAY TO THE BORROWER OR ANY OF ITS SUBSIDIARIES, OR (iv) ANY ACTUAL OR PROSPECTIVE CLAIM, LITIGATION, INVESTIGATION OR PROCEEDING RELATING TO ANY OF THE FOREGOING, WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY AND REGARDLESS OF WHETHER ANY INDEMNITEE IS A PARTY THERETO; PROVIDED THAT SUCH INDEMNITY AND RELEASE SHALL NOT, AS TO ANY INDEMNITEE, BE AVAILABLE TO THE EXTENT THAT SUCH LOSSES, CLAIMS, DAMAGES, LIABILITIES OR RELATED EXPENSES (A) ARE DETERMINED BY A COURT OF COMPETENT JURISDICTION BY FINAL AND NONAPPEALABLE JUDGMENT TO HAVE RESULTED FROM THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF SUCH INDEMNITEE (IT BEING UNDERSTOOD THAT IT IS THE INTENTION OF THE PARTIES HERETO THAT EACH OF THE INDEMNITEES BE INDEMNIFIED IN THE CASE OF ITS OWN NEGLIGENCE (OTHER THAN GROSS NEGLIGENCE), REGARDLESS OF WHETHER SUCH NEGLIGENCE IS SOLE OR CONTRIBUTORY, ACTIVE OR PASSIVE, IMPUTED, JOINT OR TECHNICAL), (B) RELATE TO CLAIMS BETWEEN OR AMONG ANY OF

THE LENDERS, THE AGENTS, THE ARRANGERS OR ANY OF THEIR AFFILIATES, SHAREHOLDERS, PARTNERS OR MEMBERS, OR (C) ARE IN RESPECT OF ANY PROPERTY FOR ANY OCCURRENCE ARISING FROM THE ACTS OR OMISSIONS OF ANY AGENT OR ANY LENDER DURING THE PERIOD AFTER WHICH SUCH PERSON, ITS SUCCESSORS OR ASSIGNS SHALL HAVE OBTAINED POSSESSION OF SUCH PROPERTY (WHETHER BY FORECLOSURE OR DEED IN LIEU OF FORECLOSURE, AS MORTGAGEE-IN-POSSESSION OR OTHERWISE).
          (c) To the extent that the Borrower fails to pay any amount required to be paid by the Borrower to the Administrative Agent, L/C Issuer or the Swingline Lender under Section 10.03(a) or Section 10.03(b), each Lender severally agrees to pay to the Administrative Agent, L/C Issuer or the Swingline Lender, as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided, that, the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent, L/C Issuer or the Swingline Lender, as the case may be, in its capacity as such.
          (d) To the extent permitted by applicable law, no party hereto shall assert, and each party hereto hereby waives, any claim against any other party, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the Financing Transactions, any Loan or Letter of Credit or the use of the proceeds thereof.
          (e) All amounts due under this Section 10.03 shall be payable not later than thirty (30) days after written demand is received by the Borrower therefor.
     Section 10.04 Successors and Assigns.
          (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of L/C Issuer that issues a Letter of Credit), except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent, L/C Issuer and each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of L/C Issuer that issues a Letter of Credit) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, L/C Issuer and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.
          (b) Any Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it); provided that

          (i) except in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Loans at the time owing to it or in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund with respect to a Lender, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Acceptance, as of the Trade Date, shall not be less than $5,000,000 unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld, conditioned or delayed); provided, however, that concurrent assignments to members of an Assignee Group and concurrent assignments from members of an Assignee Group to a single Eligible Assignee (or to an Eligible Assignee and members of its Assignee Group) will be treated as a single assignment for purposes of determining whether such minimum amount has been met;
          (ii) after giving effect to any assignment pursuant to clause (i) above, the assigning Lender shall have a Commitment of not less than $5,000,000 unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld, conditioned or delayed);
          (iii) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or the Commitment assigned;
          (iv) any assignment of a Commitment must be approved by the Administrative Agent and L/C Issuer and, so long as no Event of Default has occurred and is continuing, the Borrower (which consent of the Borrower shall not be unreasonably withheld, conditioned or delayed) unless the Person that is the proposed assignee is itself a Lender (whether or not the proposed assignee would otherwise qualify as an Eligible Assignee); and
          (v) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Acceptance, together with a processing and recordation fee in the amount of $3,500; provided, however, that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The Eligible Assignee, if it shall not be a Lender, shall deliver to Administrative Agent an Administrative Questionnaire (a copy of which shall promptly be provided to the Borrower).
Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (d) of this Section, from and after the effective date specified in each Assignment and Acceptance, the Eligible Assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement and the other Loan Documents, and the assigning

Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement and the other Loan Documents (and, in the case of an Assignment and Acceptance covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Section 2.15, Section 2.17 and Section 10.03 with respect to facts and circumstances occurring prior to the effective date of such assignment. Upon request, the Borrower (at its expense) shall execute and deliver an applicable Note and/or Notes to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (e) of this Section.
          (c) The Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices in Boston, Massachusetts, Charlotte, North Carolina or Dallas, Texas a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount of the Loans and L/C Obligations owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent, L/C Issuer and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement and the other Loan Documents, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower, L/C Issuer and any Lender, at any reasonable time and from time to time upon reasonable prior notice. In connection with any changes to the Register, if necessary, the Administrative Agent will reflect the revisions on Schedule 2.01 and forward a copy of such revised Schedule 2.01 to the Borrower, L/C Issuer and each Lender.
          (d) Upon its receipt of a duly completed Assignment and Acceptance executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in Section 10.04(b) (to the extent not waived by the Administrative Agent in its sole discretion) and any written consent to such assignment required by Section 10.04(b), the Administrative Agent shall accept such Assignment and Acceptance and record the information contained therein in the Register and will provide prompt written notice to the Borrower of the effectiveness of such assignment. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.
          (e) Any Lender may, without the consent of the Borrower, the Administrative Agent, L/C Issuer or the Swingline Lender, sell participations to any Person (other than a natural person or the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent, the Lenders and L/C Issuer shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce the Loan Documents and to approve any amendment, modification or waiver of any provision of the Loan Documents; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 10.02(b) that affects such Participant. Subject to subsection (f) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Section 2.15 and Section 2.17 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.08 and Section 10.12 as though it were a Lender, provided such Participant agrees to be subject to Section 2.18(c) as though it were a Lender.
          (f) A Participant shall not be entitled to receive any greater payment under Section 2.15 or Section 2.17 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 2.17 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 2.17(e) as though it were a Lender.
          (g) Any Lender may at any time pledge or assign a Lien in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or, in the case of a Lender organized outside of the United States, a comparable Person, and this Section 10.04 shall not apply to any such pledge or assignment of a Lien; provided, that, no such pledge or assignment of a Lien shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.
          (h) The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Acceptance shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, or any applicable state laws based on the Uniform Electronic Transactions Act.
          (i) Notwithstanding anything to the contrary contained herein, if at any time Bank of America (which term, in this subsection (i), shall also refer to Bank of America as L/C Issuer) assigns all of its Commitment and Loans pursuant to subsection (b) above, Bank of America may, upon 30 days’ notice to the Borrower and the Lenders, resign as L/C Issuer. In the event of any such resignation as L/C Issuer, the Borrower shall be entitled to appoint from among the Lenders a successor L/C Issuer hereunder; provided, however, that no failure by the Borrower to appoint any such successor shall affect the resignation of Bank of America as L/C Issuer. If Bank of America resigns as L/C Issuer, it shall retain all the rights, powers, privileges and duties of L/C Issuer hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as L/C Issuer and all L/C Obligations with respect thereto (including the right to require the Lenders to make ABR Revolving Loans, participate in Swingline Loans or fund risk participations in Unreimbursed Amounts pursuant to Section

2.06(c)). Upon the appointment of a successor L/C Issuer, (i) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer, and (ii) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to Bank of America to effectively assume the obligations of Bank of America with respect to such Letters of Credit.
     Section 10.05 Survival. All covenants, agreements, representations and warranties made by the Credit Parties in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Document and the making of any Loans and L/C Credit Extensions, regardless of any investigation made by any such other party or on its behalf and notwithstanding that any Agent, L/C Issuer, the Arrangers or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid or any L/C Obligation is outstanding and so long as the Commitments have not expired or terminated. The provisions of Section 2.15, Section 2.16, Section 2.17, Section 10.03, Section 10.12 and Article IX shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Commitments, or the termination of this Agreement or any provision hereof.
     Section 10.06 Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by telecopy (or other electronic transmission acceptable to the Administrative Agent) shall be effective as delivery of a manually executed counterpart of this Agreement.
     Section 10.07 Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.
     Section 10.08 Right of Setoff. If an Event of Default shall have occurred and be continuing, each of the Agents, L/C Issuer, the Lenders and their Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by such Lender or Affiliate to or for the credit or the account of the Borrower or any of its Subsidiaries (other than any Foreign Subsidiary) against any and all the obligations of the Borrower now or hereafter existing under this Agreement held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement and although such obligations may be unmatured; provided, however, that any such set-off and application shall be subject to the provisions of Section 2.18. As security for such obligations, the Borrower hereby grants to the Agents, L/C Issuer and each Lender a continuing security interest in any and all balances, credits, deposits, accounts or moneys of the Borrower and its Subsidiaries then or thereafter maintained with any of the Agents, L/C Issuer and such Lenders. The rights of each Lender under this Section 10.08 are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.
     Section 10.09 Governing Law; Jurisdiction; Consent to Service of Process.
          (a) THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (OTHER THAN THOSE CONTAINING A CONTRARY EXPRESS CHOICE OF LAW PROVISION) SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS.
          (b) EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE JURISDICTION OF ANY COURT OF THE STATE OF TEXAS LOCATED IN TARRANT OR DALLAS COUNTY, TEXAS AND OF THE UNITED STATES DISTRICT COURT OF THE NORTHERN DISTRICT OF TEXAS, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH TEXAS STATE COURT OR, TO THE EXTENT PERMITTED BY LAW, IN SUCH FEDERAL COURT; PROVIDED, HOWEVER, THAT ANY SUIT SEEKING ENFORCEMENT AGAINST ANY COLLATERAL OR OTHER PROPERTY MAY BE BROUGHT, AT THE ADMINISTRATIVE AGENT’S OPTION, IN THE COURTS OF ANY JURISDICTION WHERE SUCH COLLATERAL OR OTHER PROPERTY MAY BE FOUND. EACH OF THE PARTIES HERETO AGREES THAT, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT SHALL AFFECT ANY RIGHT THAT THE AGENTS OR ANY LENDER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT AGAINST THE BORROWER OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.
          (c) EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT IT MAY LEGALLY AND EFFECTIVELY DO SO, ANY OBJECTION WHICH IT MAY NOW

OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT IN ANY COURT REFERRED TO IN PARAGRAPH (b) OF THIS SECTION. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.
          (d) EACH PARTY TO THIS AGREEMENT IRREVOCABLY CONSENTS TO SERVICE OF PROCESS BY REGISTERED MAIL, POSTAGE PREPAID, OR BY PERSONAL SERVICE WITHIN OR WITHOUT THE STATE OF TEXAS. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY TO THIS AGREEMENT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW.
     Section 10.10 WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (a) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (b) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.
     Section 10.11 Headings. Article and Section headings, the List of Defined Terms and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.
     Section 10.12 Confidentiality. In the event that a Credit Party, the General Partner, Parent or any of their respective Affiliates provides to the Agents, the Arrangers, L/C Issuer or the Lenders (including the Swingline Lender) confidential information belonging to such Credit Party, the General Partner, Parent or any of their respective Affiliates (whether before or after the date of this Agreement), then the Agents, the Arrangers, L/C Issuer and the Lenders (including the Swingline Lender) shall thereafter use such information only in connection with, or as contemplated by, this Agreement, the other Loan Documents and the transactions contemplated hereby and thereby and shall maintain such information in confidence in accordance with the standards of care and diligence that each utilizes in maintaining its own confidential information. This obligation of confidence shall not apply to such portions of the information which (a) are in the public domain due to no breach hereof by the Agents, the Arrangers, L/C Issuer or any of the Lenders (including the Swingline Lender), (b) hereafter become part of the public domain without the Agents, the Arrangers, L/C Issuer or the Lenders (including the Swingline Lender)

breaching their obligation of confidence to such Credit Party as required hereby or by any other Loan Document, (c) are previously known by the Agents, the Arrangers, L/C Issuer or the Lenders (including the Swingline Lender) from some source other than such Credit Party, the General Partner, Parent or any such Affiliate, (d) are hereafter developed by the Agents, the Arrangers, L/C Issuer or the Lenders (including the Swingline Lender) without using such Credit Party’s, the General Partner’s, Parent’s or any such Affiliate’s information, (e) are hereafter obtained by or available to the Agents, the Arrangers, L/C Issuer or the Lenders (including the Swingline Lender) from a third party who owes no obligation of confidence to such Credit Party, the General Partner, Parent, or any such Affiliate with respect to such information, (f) are disclosed with the Borrower’s or such Credit Party’s, the General Partner’s, Parent’s or any such Affiliate’s consent, (g) must be disclosed either pursuant to any Governmental Rule or to Persons regulating the activities of the Agents, the Arrangers, L/C Issuer or the Lenders (including the Swingline Lender), or (h) as may be required by law or regulation or order of any Governmental Authority in any judicial, arbitration or governmental proceeding. Further, an Agent, an Arranger, L/C Issuer or a Lender (including the Swingline Lender) may disclose any such information to any other Lender (including the Swingline Lender), any independent consultants, any independent certified public or chartered accountants, any legal counsel employed by such Person in connection with this Agreement or any other Loan Document, including without limitation, the enforcement or exercise of all rights and remedies thereunder, or any assignee or participant (including prospective assignees and participants) in the Loans; provided, however, that the Agents, the Arrangers, L/C Issuer or the Lenders (including the Swingline Lender) shall receive a confidentiality agreement from the Person to whom such information is disclosed such that said Person shall have the same obligation to maintain the confidentiality of such information as is imposed upon the Agents, the Arrangers, the L/C Issuer or the Lenders (including the Swingline Lender) hereunder.
     Section 10.13 Interest Rate Limitation. It is the intention of the parties hereto to conform strictly to applicable interest, usury and criminal laws and, anything herein to the contrary notwithstanding, the obligations of the Borrower and the other Credit Parties to a Lender, L/C Issuer or any Agent under this Agreement or any Loan Document shall be subject to the limitation that payments of interest shall not be required to the extent that receipt thereof would be contrary to provisions of law applicable to such Lender, L/C Issuer or Agent limiting rates of interest which may be charged or collected by such Lender, L/C Issuer or Agent. Accordingly, if the transactions contemplated hereby or thereby would be illegal, unenforceable, usurious or criminal under laws applicable to a Lender, L/C Issuer or any Agent (including the laws of any jurisdiction whose laws may be mandatorily applicable to such Lender, L/C Issuer or Agent notwithstanding anything to the contrary in this Agreement or any other Loan Document) then, in that event, notwithstanding anything to the contrary in this Agreement or any other Loan Document, it is agreed as follows:
          (a) the provisions of this Section shall govern and control;
          (b) the aggregate of all consideration which constitutes interest under applicable law that is contracted for, taken, reserved, charged or received under this Agreement or any Loan Document or otherwise in connection with this Agreement or any Loan Document by such Lender, L/C Issuer or such Agent shall under no circumstances exceed the maximum amount of interest allowed by applicable law (such maximum lawful interest rate, if any, with respect to each Lender, L/C Issuer and the Agents herein called the “Highest Lawful Rate”), and any excess shall be cancelled automatically and if theretofore paid shall be credited to the Borrower by such Lender, L/C Issuer or such Agent (or, if such consideration shall have been paid in full, such excess refunded to the Borrower);
          (c) all sums paid, or agreed to be paid, to such Lender, L/C Issuer or such Agent for the use, forbearance and detention of the indebtedness of the Borrower to such Lender, L/C Issuer or such Agent hereunder or under any Loan Document shall, to the extent permitted by laws applicable to such Lender, L/C Issuer or such Agent, as the case may be, be amortized, prorated, allocated and spread throughout the full term of such indebtedness until payment in full so that the actual rate of interest is uniform throughout the full term thereof;
          (d) if at any time the interest provided pursuant to this Section or any other clause of this Agreement or any other Loan Document, together with any other fees or compensation payable pursuant to this Agreement or any other Loan Document and deemed interest under laws applicable to such Lender, L/C Issuer or such Agent, exceeds that amount which would have accrued at the Highest Lawful Rate, then the amount of interest and any such fees or compensation to accrue to such Lender, L/C Issuer or such Agent pursuant to this Agreement or such other Loan Document shall be limited, notwithstanding anything to the contrary in this Agreement or any other Loan Document, to that amount which would have accrued at the Highest Lawful Rate, but any subsequent reductions, as applicable, shall not reduce the interest to accrue to such Lender, L/C Issuer or such Agent pursuant to this Agreement or such other Loan Document below the Highest Lawful Rate until the total amount of interest accrued pursuant to this Agreement or such other Loan Document, as the case may be, and such fees or compensation deemed to be interest equals the amount of interest which would have accrued to such Lender, L/C Issuer or Agent if a varying rate per annum equal to the interest provided pursuant to any other relevant Section hereof (other than this Section) or thereof, as applicable, had at all times been in effect, plus the amount of fees which would have been received but for the effect of this Section; and
          (e) with the intent that the rate of interest herein shall at all times be lawful, and if the receipt of any funds owing hereunder or under any other agreement related hereto (including any of the other Loan Documents) by such Lender, L/C Issuer or such Agent would cause such Lender to charge the Borrower a criminal rate of interest, the Lenders, L/C Issuer and the Agents agree that they will not require the payment or receipt thereof or a portion thereof which would cause a criminal rate of interest to be charged by such Lender, L/C Issuer or such Agent, as applicable, and if received such affected Lender, L/C Issuer or Agent will return such funds to the Borrower so that the rate of interest paid by the Borrower shall not exceed a criminal rate of interest from the date this Agreement was entered into.
     For purposes of Chapter 303 of the Texas Finance Code, as amended, to the extent applicable, the Borrower agrees that the Highest Lawful Rate shall be the “indicated (weekly) rate ceiling” as defined in such Chapter, provided that such Lender, L/C Issuer, or such Agent may also rely, to the extent permitted by applicable laws, on alternative maximum rates of interest under other laws applicable to such Lender, L/C Issuer or such Agent, if greater.

     Section 10.14 Secured Affiliate. For purposes of this Agreement and all other Loan Documents (other than applicable Hedging Agreements), if a Secured Affiliate of a Lender has entered into one or more Hedging Agreements with any Credit Party, then to the extent that such Secured Affiliate has rights or obligations (or if the affiliated Lender, rather than the Secured Affiliate, were the counterparty to the Hedging Agreement, such rights or obligations that such Lender has) hereunder or under any other Loan Document (other than applicable Hedging Agreements), such affiliated Lender shall be the agent and attorney-in-fact for such Secured Affiliate with regard to any such rights and obligations, or deemed rights and obligations, as if such Lender were the counterparty to the Hedging Agreement including, but not limited to, the following: (a) all distributions or payments in respect of Collateral owing to such Secured Affiliate shall be distributed or paid to such Lender, (b) all representations, statements or disclaimers made herein or in any Loan Document by or to such Lender shall be deemed to have been made by or to such Secured Affiliate, and (c) all obligations incurred by such Lender that would have been incurred by the Secured Affiliate if it were a party hereto shall be the obligations of such Lender, and such Lender, as the agent and attorney-in-fact of its Secured Affiliate, will make any and all payments owing to the Administrative Agent with respect to such obligations or deemed obligations of its Secured Affiliate. Each such Lender represents, warrants and covenants to and with the Administrative Agent that such Lender has, or at all applicable times will have, full power and authority to act as agent and attorney-in-fact for its Secured Affiliates. Under no circumstance shall any Secured Affiliate have any voting rights hereunder and the voting rights of any affiliated Lender shall not be increased by virtue of the obligations owing to any such Secured Affiliate.
     Section 10.15 USA Patriot Act Notice. Each Lender and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies the Borrower and each other Credit Party, which information includes the name and address of the Borrower and each other Credit Party and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Borrower and each other Credit Party in accordance with the Act.
     Section 10.16 Arrangers; Syndication Agent; Co-Documentation Agents; Other Agents. None of the Persons identified on the facing page or the signature pages of this Agreement as a “Co-Lead Arranger and Joint Bookrunner” or “Syndication Agent” or “Co-Documentation Agent” or any other Agent (other than the Administrative Agent) shall have any right, power, obligation, liability, responsibility or duty under this Agreement or any other Loan Document other than, except in the case of the Arrangers, those applicable to all Lenders as such. Without limiting the foregoing, none of the Arrangers, the Syndication Agent, the Co-Documentation Agents or any other Agent shall have or be deemed to have any fiduciary relationship with any Lender, and none of the Administrative Agent, the Arrangers, the Syndication Agent, the Co-Documentation Agents or any other Agent shall have or be deemed to have any fiduciary relationship with the Borrower or any of its Subsidiaries. The Borrower and each Lender acknowledges that it has not relied, and will not rely, on any of the Arrangers, the Syndication Agent, any of the Co-Documentation Agents or any other Agent in deciding to enter into this Agreement or in taking or not taking any action hereunder or under the Loan Documents.

     Section 10.17 Security Instruments. Each Lender on behalf of itself and any Secured Affiliate acknowledges and agrees that the Administrative Agent has entered into the Security Instruments on behalf of itself, the other Agents, Lenders and Secured Affiliates, and each of them (by their signature hereto or acceptance of the benefits of the Security Instruments) hereby agree to be bound by the terms of such Security Instruments, acknowledge receipt of copies of such Security Instruments and consent to the rights, powers, remedies, indemnities and exculpations given to the Administrative Agent thereunder. In the event of any inconsistency between this Agreement and the terms of any other Loan Document, this Agreement shall control.
     Section 10.18 Waiver of Consumer Credit Loans. Pursuant to Chapter 346 of the Texas Finance Code, as amended, the Borrower agrees that such Chapter 346 shall not govern or in any manner apply to the Loans.
     Section 10.19 NO ORAL AGREEMENTS. THIS WRITTEN AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES WITH RESPECT TO THE SUBJECT MATTER HEREOF AND THEREOF AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES.
     Section 10.20 No Recourse to Parent. Notwithstanding anything to the contrary in this Agreement or any other Loan Document, in no event shall the Administrative Agent or any of the Lenders or Secured Affiliates have any recourse against the assets of the Parent or any of its Restricted Subsidiaries (as such term is defined in the Supplemental Indenture), or any comparable term, or any comparable term in any other documentation evidencing any Indebtedness of the Parent, for any of the Lender Indebtedness pursuant to any of the Loan Documents, it being acknowledged by the Borrower that neither the Borrower nor any of its Subsidiaries are Restricted Subsidiaries as so defined; provided, however, that notwithstanding the foregoing, if at any time the Parent designates the Borrower or any of its Subsidiaries as a “Restricted Subsidiary” (or any such Person otherwise becomes a “Restricted Subsidiary”) as defined in the Supplemental Indenture, or any comparable term, or any comparable term in any other documentation evidencing any Indebtedness of the Parent, then this Section 10.20 will automatically upon such designation or event be null, void and of no further force or effect with respect to the Borrower or any such applicable Subsidiary, without any further action necessary from the Administrative Agent, any Lender, the Borrower or any of its Subsidiaries.
     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.
[Signature Pages to Follow]

QUICKSILVER GAS SERVICES LP, a Delaware limited partnership

By:	Quicksilver Gas Services GP LLC, a Delaware limited liability company, its General Partner

By:
MarLu Hiller,
Vice President — Treasurer
Signature Page 1 to Credit Agreement

BANK OF AMERICA, N.A., as a Lender and as L/C Issuer

By:
Name:
Title:

BANK OF AMERICA, N.A., as Administrative Agent

By:
Name:
Title:

Signature Page 2 to Credit Agreement

BNP PARIBAS, as a Lender and as Syndication Agent

By:
Name:
Title:

By:
Name:
Title:

Signature Page 3 to Credit Agreement

JPMORGAN CHASE BANK, N.A., as a Lender and as a Co-Documentation Agent

By:
Name:
Title:

Signature Page 4 to Credit Agreement

THE ROYAL BANK OF SCOTLAND plc, as a Lender and as a Co-Documentation Agent

By:
Name:
Title:

Signature Page 5 to Credit Agreement

FORTIS CAPITAL CORP., as a Lender and as a Co-Documentation Agent

By:
Name:
Title:

By:
Name:
Title:

Signature Page 6 to Credit Agreement

BMO CAPITAL MARKETS FINANCING, INC., as a Lender

By:
Name:
Title:

Signature Page 7 to Credit Agreement

COMPASS BANK, as a Lender

By:
Name:
Title:

Signature Page 8 to Credit Agreement

COMERICA BANK, as a Lender

By:
Name:
Title:

Signature Page 9 to Credit Agreement

SCHEDULE 2.01
COMMITMENTS

Lender	Commitment
Bank of America, N.A.	$19,500,000
BNP Paribas	$19,500,000
JPMorgan Chase Bank, N.A.	$19,500,000
The Royal Bank of Scotland plc	$19,500,000
Fortis Capital Corp.	$19,500,000
BMO Capital Markets Financing, Inc.	$17,500,000
Compass Bank	$17,500,000
Comerica Bank	$17,500,000
Total Commitment:	$150,000,000
Schedule 2.01 — 1

SCHEDULE 3.06
DISCLOSED MATTERS
(a)	Pending or Threatened Litigation – None.

(b)	Environmental Liability – None.
Schedule 3.06 — 1

SCHEDULE 3.12
CAPITAL STRUCTURE
[to be completed by Borrower]

					Outstanding
					Warrants, Options
	Jurisdiction of	Foreign	Equity		and Subscription
Entity Name	Organization	Qualification	Authorized	Equity Issued and Outstanding	Rights
Quicksilver Gas Services LP	Delaware	Texas	4294308	469,944 General Partner Units issued to Quicksilver Gas Services GP LLC 5,696,752 Common Units 11,513,625 Subordinated Units	None

Quicksilver Gas Services Operating LLC*	Delaware	Texas	4294303	100% equity interest owned by Quicksilver Gas Services LP	None

Quicksilver Gas Services Operating GP LLC*	Delaware	Texas	4294312	100% equity interest owned by Quicksilver Gas Services Operating LLC	None

Cowtown Gas Processing Partners L.P.*	Texas	None	800636089	1% general partnership interest owned by Quicksilver Gas Services Operating GP LLC 99% limited partnership interest owned by Quicksilver Gas Services Operating LLC	None
Schedule 3.12 — 1

					Outstanding
					Warrants, Options
	Jurisdiction of	Foreign	Equity		and Subscription
Entity Name	Organization	Qualification	Authorized	Equity Issued and Outstanding	Rights
Cowtown Pipeline Partners L.P.*	Texas	None	800636088	1% general partnership interest owned by Quicksilver Gas Services Operating GP LLC 99% limited partnership interest owned by Quicksilver Gas Services Operating LLC	None

*	Indicates a “Material Subsidiary”
Schedule 3.12 — 2

SCHEDULE 3.14
LIST OF MATERIAL CONTRACTS
[to be completed by Borrower]
     1. Fifth Amended and Restated Cowtown Gas Facilities Gas Gathering and Processing Agreement, dated as of [                     ___], 2007, among Quicksilver Resources Inc., Cowtown Gas Processing Partners L.P. and Cowtown Pipeline Partners L.P.
     2. Omnibus Agreement dated as of [                     ___], 2007, among Quicksilver Gas Services GP LLC, Quicksilver Gas Services LP, Quicksilver Gas Services Operating LLC and Quicksilver Resources Inc.
     3. Services and Secondment Agreement dated as of [                     ___], 2007, between Quicksilver Gas Services GP LLC and Quicksilver Resources Inc.
     4. Contribution, Conveyance and Assumption Agreement dated as of [                     ___], 2007 among Quicksilver Gas Services GP LLC, Quicksilver Gas Services LP, Quicksilver Gas Services Operating LLC and certain other Persons party thereto.
     5. Subordinated Promissory Note, dated as of [                     ___], 2007, made by Quicksilver Gas Services LP payable to the order of Quicksilver Resources Inc.
     6. Form of Indemnification agreement by and between Quicksilver Gas Services GP LLC and its officers and directors.
Schedule 3.14 — 1

SCHEDULE 3.17
INSURANCE

Insurance Carrier	Type of Coverage	Policy Number
St. Paul Fire & Marine	Commercial General Liability	VK04203252
St. Paul Fire & Marine	Automobile Liability & Physical Damage	VK04203252
XL Specialty	Non-Owned Aviation Liability	NAN 3041208
St. Paul Fire & Marine	Umbrella Liability	VK04203252
(Primary $25MM)
Axis Surplus	Excess/Umbrella Liability	EAU 726544012007
($15MM xs $25MM)
Chubb Custom	Excess/Umbrella Liability	79565071
($10MM xs $40MM)
AIG Casualty (50%) Zurich American (50%)	Property, including Boiler & Machinery and Business Interruption	261 2023 PCA9261090
Associated Electric & Gas Insurance Syndicate (Premiums paid through November 9, 2007)	Directors & Officers Liability, including Employment Practices	DO702A1A06 (Primary $10MM)
U.S. Specialty (Premiums paid through November 9, 2007)	Directors & Officers Liability	34MGU06A13383 ($10MM xs $10MM)
Associated Electric & Gas Insurance Syndicate (Premiums paid through November 9, 2007)	Directors & Officers Liability	DO702A2A06 ($10MM xs $20MM)
Schedule 3.17 — 1

SCHEDULE 7.01
EXISTING INDEBTEDNESS
None.
Schedule 7.01 — 1

SCHEDULE 7.02
EXISTING LIENS
None.
Schedule 7.02 — 1

SCHEDULE 7.04
INVESTMENTS
     1. Quicksilver Gas Services LP
          (a) 100% equity interest in Quicksilver Gas Services Operating LLC, a Delaware limited liability company
          (b) All investments owned by Quicksilver Gas Services Operating LLC are indirect investments of Quicksilver Gas Services LP
     2. Quicksilver Gas Services Operating LLC
          (a) 100% equity interest in Quicksilver Gas Services Operating GP LLC, a Delaware limited liability company
          (b) 99% limited partner equity interest in Cowtown Gas Processing Partners L.P., a Texas limited partnership
          (c) 99% limited partner equity interest in Cowtown Pipeline Partners L.P., a Texas limited partnership
          (d) All investments owned by Quicksilver Gas Services Operating GP LLC are indirect investments of Quicksilver Gas Services Operating LLC
     3. Quicksilver Gas Services Operating GP LLC
          (a) 1% general partner equity interest in Cowtown Gas Processing Partners L.P., a Texas limited partnership
          (b) 1% general partner equity interest in Cowtown Pipeline Partners L.P., a Texas limited partnership
     4. Cowtown Gas Processing Partners L.P.
          (a) None
     5. Cowtown Pipeline Partners L.P.
          (a) None
Schedule 7.04 — 1

SCHEDULE 7.06
TRANSACTIONS WITH AFFILIATES
None.
Schedule 7.06 — 1

SCHEDULE 7.07
NEGATIVE PLEDGE AGREEMENTS
[to be completed by Borrower]
     1. Limited Partnership Agreement of Cowtown Pipeline Partners L.P., dated as of April 1, 2006, as amended by that certain First Amendment to the Limited Partnership Agreement, dated                     , 2007.
     2. Limited Partnership Agreement of Cowtown Gas Processing Partners L.P., dated as of April 1, 2006, as amended by that certain First Amendment to the Limited Partnership Agreement, dated                     , 2007.
Schedule 7.07 — 1

EXHIBIT A
[FORM OF]
ASSIGNMENT AND ACCEPTANCE
     This Assignment and Acceptance (this “Assignment and Acceptance”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Acceptance as if set forth herein in full.
     For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of the Assignor’s rights and obligations as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below (including, without limitation, the Letters of Credit included in such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as, the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Acceptance, without representation or warranty by the Assignor.
     This Assignment and Acceptance is being delivered to the Administrative Agent together with (i) if the Assignee is a Foreign Lender, any documentation required to be delivered by the Assignee pursuant to Section 2.17(e) of the Credit Agreement, duly completed and executed by the Assignee, and (ii) if the Assignee is not already a Lender under the Credit Agreement, an Administrative Questionnaire in the form supplied by the Administrative Agent, duly completed by the Assignee. The [Assignor/Assignee] shall pay the fee payable to the Administrative Agent pursuant to Section 10.04(b) of the Credit Agreement to the extent not waived by the Administrative Agent in its sole discretion.
1. Assignor:                                                             .
2. Assignee:                                                              [and is an Affiliate/Approved Fund of [identify Lender]].

3. Borrower: Quicksilver Gas Services LP, a Delaware limited partnership.
4. Administrative Agent: Bank of America, N.A., as the administrative agent under the Credit Agreement.
5. Credit Agreement: Credit Agreement dated as of July ___, 2007, among Borrower, the Lenders from time to time party thereto, Bank of America, N.A., as Administrative Agent and L/C Issuer, BNP Paribas, as Syndication Agent, and JPMorgan Chase Bank, N.A., The Royal Bank of Scotland plc and Fortis Capital Corp., as Co-Documentation Agents.
6. Assigned Interest:

	Aggregate Amount of	Amount of	Percentage
	Commitment/Loans	Commitment/Loans	Assigned of	CUSIP
Facility Assigned	for all Lenders	Assigned	Commitment/Loans	Number
Revolving	$	$	%
	$	$	%
	$	$	%
[7. Trade Date:                                         ].
Effective Date:                                         , 20___[TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]
The terms set forth in this Assignment and Acceptance are hereby agreed to:

ASSIGNOR
[NAME OF ASSIGNOR]

By:
Name:
Title:

ASSIGNEE
[NAME OF ASSIGNEE]

By:
Name:
Title:

[CONSENTED TO AND] ACCEPTED:
BANK OF AMERICA, N.A., as Administrative Agent

By:
Name:
Title:

[CONSENTED TO [to be included to the extent required by Section 10.04(b)]:]
QUICKSILVER GAS SERVICES LP,
a Delaware limited partnership

By:	Quicksilver Gas Services GP LLC, a Delaware limited liability company, its General Partner

By:
Name:

Title:

ANNEX 1 TO ASSIGNMENT AND ACCEPTANCE
[                                        ]
STANDARD TERMS AND CONDITIONS FOR
ASSIGNMENT AND ACCEPTANCE
     1. Representations and Warranties.
     1.1. Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Acceptance and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries, any other Credit Party or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.
     1.2. Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Acceptance and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all requirements of an Eligible Assignee under the Credit Agreement (subject to receipt of such consents as may be required under the Credit Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 6.01 thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Acceptance and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Lender, and (v) if it is a Foreign Lender, attached hereto is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.
     2. Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest,

fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.
     3. General Provisions. This Assignment and Acceptance shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Acceptance may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Acceptance by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Acceptance. This Assignment and Acceptance shall be governed by, and construed in accordance with, the law of the State of Texas.

EXHIBIT B-1
[FORM OF]
REVOLVING BORROWING REQUEST
                    , 20___
Bank of America, N.A.,
as Administrative Agent
for the Lenders referred to below
901 Main Street
Mail Code: TX1-492-14
Dallas, Texas 75202-3714
Attention: Renita M. Cummings
Telephone: (214) 209-4130
Facsimile: (214) 290-8371
Re:       Quicksilver Gas Services LP — Credit Agreement
Dear Sirs:
     Reference is made to that certain Credit Agreement (as renewed, extended, amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), dated as of July ___, 2007, by and among Borrower, Bank of America, N.A. as the Administrative Agent, the other Agents party thereto, and the financial institutions from time to time parties thereto as lenders (collectively, the “Lenders”). Unless otherwise defined herein, terms defined in the Credit Agreement are used herein with the same meanings.
     This notice constitutes a Borrowing Request for Revolving Loans and the Borrower hereby requests a Revolving Borrowing under the Credit Agreement, and in that connection the Borrower specifies the following information with respect to the Revolving Borrowing requested hereby:

Principal amount of Revolving Borrowing[1]:

Interest rate basis[2]:

Effective date (which is a Business Day):

Interest Period[3]:

[1]	Not less than (i) $1,000,000 and an integral multiple of $500,000 with respect to Eurodollar Loans or (ii) $500,000 and an integral multiple of $100,000 with respect to ABR Revolving Borrowings (or, if less, the aggregate balance of the unutilized Total Commitment in the case of an ABR Revolving Borrowing).

[2]	Eurodollar Borrowing or ABR Revolving Borrowing.

B-1-1

Wire Instructions and Account Information:

     If the Revolving Borrowing results in an increase in the aggregate outstanding principal amount of the Revolving Loans, the Borrower hereby represents and warrants that the conditions specified in paragraphs (a) and (b) of Section 4.02 of the Credit Agreement are satisfied.
     The undersigned signatory certifies that he/she is a Responsible Officer of the General Partner of the Borrower.
     The Borrower has caused this Borrowing Request to be executed and delivered by a Responsible Officer of the General Partner this                      day of                     , 20___.

Very truly yours,

QUICKSILVER GAS SERVICES LP

By:	Quicksilver Gas Services GP LLC, a Delaware limited liability company, its General Partner

By:
Name:

Title:

[3]	If applicable, selected period must comply with the definition of “Interest Period” and end not later than the Maturity Date.

B-1-2

\

EXHIBIT B-2
[FORM OF]
INTEREST ELECTION REQUEST (REVOLVING BORROWING)
                    , 20
Bank of America, N.A.,
as Administrative Agent
for the Lenders referred to below
901 Main Street
Mail Code: TX1-492-14
Dallas, Texas 75202-3714
Attention: Renita M. Cummings
Telephone: (214) 209-4130
Facsimile: (214) 290-8371
Re:      Quicksilver Gas Services LP — Credit Agreement
Dear Sirs:
     Reference is made to that certain Credit Agreement (as renewed, extended, amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), dated as of July ___, 2007, by and among Borrower, Bank of America, N.A. as the Administrative Agent, the other Agents party thereto, and the financial institutions from time to time parties thereto as lenders (collectively, the “Lenders”). Unless otherwise defined herein, terms defined in the Credit Agreement are used herein with the same meanings.
     This notice constitutes an Interest Election Request and the Borrower hereby requests the conversion or continuation of a Revolving Borrowing under the Credit Agreement, and in that connection the Borrower specifies the following information with respect to the Revolving Borrowing to be converted or continued as requested hereby:

Revolving Borrowing to which this request applies[1]:

Principal amount of Revolving Borrowing to be converted/continued[2]:

Effective date of election (which is a Business Day):

Interest rate basis of resulting Revolving Borrowing[3]:

[1]	Specify existing Type and last day of current Interest Period.

[2]	Not less than (i) $1,000,000 and an integral multiple of $500,000 with respect to Eurodollar Loans or (ii) $500,000 and an integral multiple of $100,000 with respect to ABR Revolving Borrowings (or, if less, the aggregate balance of the unutilized Total Commitment in the case of an ABR Revolving Borrowing).

B-2-1

Interest Period of resulting Revolving Borrowing[4]:

The undersigned signatory certifies that he/she is a Responsible Officer of the General Partner of the Borrower.
     The Borrower has caused this Interest Election Request to be executed and delivered by a Responsible Officer of the General Partner this                      day of                     , 20          .

Very truly yours,

QUICKSILVER GAS SERVICES LP

By:	Quicksilver Gas Services GP LLC, a Delaware
limited liability company, its General Partner

By:

Name:

Title:

[3]	Eurodollar Borrowing or ABR Revolving Borrowing.

[4]	Which must comply with the definition of “Interest Period” and end not later than the Maturity Date.
B-2-2

EXHIBIT B-3
[FORM OF]
SWINGLINE BORROWING REQUEST
                    , 20
Bank of America, N.A.,
as Administrative Agent
for the Lenders referred to below
901 Main Street
Mail Code: TX1-492-14
Dallas, Texas 75202-3714
Attention: Renita M. Cummings
Telephone: (214) 209-4130
Facsimile: (214) 290-8371
Re:      Quicksilver Gas Services LP — Credit Agreement
Dear Sirs:
     Reference is made to that certain Credit Agreement (as renewed, extended, amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), dated as of July ___, 2007, by and among Borrower, Bank of America, N.A. as the Administrative Agent, the other Agents party thereto, and the financial institutions from time to time parties thereto as lenders (collectively, the “Lenders”). Unless otherwise defined herein, terms defined in the Credit Agreement are used herein with the same meanings.
     This notice constitutes a Borrowing Request for Swingline Loans and the Borrower hereby requests a Swingline Borrowing under the Credit Agreement, and in that connection the Borrower specifies the following information with respect to the Swingline Borrowing requested hereby:

Principal amount of Swingline Borrowing[1]:

Interest rate basis[2]:

Effective date (which is a Business Day):

Wire Instructions and Account Information (or other disbursement instructions):

[1]	Not less than $500,000 and an integral multiple of $100,000 (or, if less, the aggregate balance of the unutilized Total Commitment).

[2]	Specified Rate Swingline Borrowing or ABR Swingline Borrowing.
B-3-1

     The Borrower hereby represents and warrants that the conditions specified in paragraphs (a) and (b) of Section 4.02 of the Credit Agreement are satisfied.
     The undersigned signatory certifies that he/she is a Responsible Officer of the General Partner of the Borrower.
     The Borrower has caused this Borrowing Request to be executed and delivered by a Responsible Officer of the General Partner this                      day of                     , 20          .

Very truly yours,

QUICKSILVER GAS SERVICES LP

By:	Quicksilver Gas Services GP LLC, a Delaware
limited liability company, its General Partner

By:

Name:

Title:

B-3-2

EXHIBIT B-4
[FORM OF]
INTEREST ELECTION REQUEST (SWINGLINE BORROWING)
________________, 20___
Bank of America, N.A.,
as Administrative Agent
for the Lenders referred to below
901 Main Street
Mail Code: TX1-492-14
Dallas, Texas 75202-3714
Attention: Renita M. Cummings
Telephone: (214) 209-4130
Facsimile: (214) 290-8371
Re: Quicksilver Gas Services LP — Credit Agreement
Dear Sirs:
     Reference is made to that certain Credit Agreement (as renewed, extended, amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), dated as of July ___, 2007, by and among Borrower, Bank of America, N.A. as the Administrative Agent, the other Agents party thereto, and the financial institutions from time to time parties thereto as lenders (collectively, the “Lenders”). Unless otherwise defined herein, terms defined in the Credit Agreement are used herein with the same meanings.
     This notice constitutes an Interest Election Request and the Borrower hereby requests the conversion of a Swingline Borrowing under the Credit Agreement, and in that connection the Borrower specifies the following information with respect to the Swingline Borrowing to be converted as requested hereby:

Swingline Borrowing to which this request applies[1]:

Principal amount of Swingline Borrowing to be converted[2]:

Effective date of election (which is a Business Day):

Interest rate basis of resulting Revolving Borrowing[3]:

[1]	Specify existing Type.

[2]	Not less than $500,000 and an integral multiple of $100,000 (or, if less, the total outstanding principal balance of the Swingline Loan).

B-4-1

Interest Period of resulting Revolving Borrowing[4]:

The undersigned signatory certifies that he/she is a Responsible Officer of the General Partner of the Borrower.
     The Borrower has caused this Interest Election Request to be executed and delivered by a Responsible Officer of the General Partner this ___ day of ___, 20___.

Very truly yours,

QUICKSILVER GAS SERVICES LP

By:	Quicksilver Gas Services GP LLC, a Delaware limited liability company, its General Partner

By:

Name:

Title:

[3]	Eurodollar Borrowing or ABR Revolving Borrowing.

[4]	Which must comply with the definition of “Interest Period” and end not later than the Maturity Date.

B-4-2

EXHIBIT C-1
LIST OF
SECURITY INSTRUMENTS
     1. Guaranty and Collateral Agreement executed by the Borrower and the other Credit Parties for the benefit of the Administrative Agent.
          A. Financing Statement(s) relating to document 1 above.
     2. Mortgages executed by each of the Cowtown Entities for the benefit of the Administrative Agent.
          A. Financing Statement(s) relating to document 2 above.

C-1-1

EXHIBIT C-2
[FORM OF]
MORTGAGE
(attached)

C-2-1

EXHIBIT C-3
[FORM OF]
GUARANTY AND COLLATERAL AGREEMENT
(attached)

C-3-1

EXHIBIT D
[FORM OF]
NOTE

$	, 20___
     The undersigned, QUICKSILVER GAS SERVICES LP, a Delaware limited partnership (the “Borrower”), for value received, promises and agrees to pay to ___ (the “Lender”), or order, at the payment office of BANK OF AMERICA, N.A. (the “Administrative Agent”), at 901 Main Street, Mail Code: TX1-492-14, Dallas, Texas 75202-3714, the principal sum of ___ DOLLARS ($___), or such lesser amount as shall equal the aggregate principal amount of the Loans made by the Lender hereunder to the Borrower under the Credit Agreement, as hereinafter defined, in lawful money of the United States of America and in immediately available funds, on the dates and in the principal amounts provided in the Credit Agreement referred to below, and to pay interest on the unpaid principal amount as provided in the Credit Agreement for such Loans made by the Lender to the Borrower under the Credit Agreement, at such office, in like money and funds, for the period commencing on the Effective Date until such Loans shall be paid in full, at the rates per annum and on the dates provided in the Credit Agreement.
     In addition to and cumulative of any payments required to be made against this Note pursuant to the Credit Agreement, this Note, including all principal and accrued interest then unpaid, shall be due and payable on the Maturity Date. All payments shall be applied first to accrued interest and the balance to principal, except as otherwise expressly provided in the Credit Agreement. Prepayments on this Note shall be applied in the manner set forth in the Credit Agreement.
     This Note is one of the Notes referred to in the Credit Agreement dated as of July ___, 2007, by and among the Borrower, Bank of America, N.A., individually, and as Administrative Agent, BNP Paribas, as Syndication Agent, JPMorgan Chase Bank, N.A., The Royal Bank of Scotland plc and Fortis Capital Corp., as Co-Documentation Agents, and the financial institutions parties thereto (including the Lender) (such Credit Agreement, together with all amendments, restatements, renewals, extensions, supplements or other modifications thereto, being the “Credit Agreement”). This Note evidences the Loans made by the Lender thereunder and shall be governed by the Credit Agreement. Capitalized terms used but not defined in this Note and which are defined in the Credit Agreement shall have the respective meanings herein as are assigned in the Credit Agreement.
     The Lender is hereby authorized by the Borrower to endorse on Schedule A (or a continuation thereof) attached to this Note, the Type of Loans, the amount and date of each payment or prepayment of principal of such Loans received by the Lender and the Interest Periods and interest rates applicable to such Loans, provided, that, any failure by the Lender to make any such endorsement shall not affect the obligations of the Borrower under the Credit Agreement or under this Note in respect of such Loans.

     Except only for any notices which are specifically required by the Credit Agreement or the other Loan Documents, the Borrower and any and all co-makers, endorsers, guarantors and sureties severally waive notice, demand, presentment for payment, protest, diligence in collecting and the filing of suit for the purpose of fixing liability, and consent that the time of payment hereof may be extended and re-extended from time to time without notice to any of them. Each such Person agrees that his, her or its liability on or with respect to this Note shall not be affected by any release of or change in any guaranty or security at any time existing or by any failure to perfect or maintain perfection of any lien against or security interest in any such security or the partial or complete enforceability of any guaranty or other surety obligation, in each case in whole or in part, with or without notice and before or after maturity.
     The Credit Agreement provides for the acceleration of the maturity of this Note upon the occurrence of certain events and for prepayment of Loans upon the terms and conditions specified therein. Reference is made to the Credit Agreement for all other pertinent purposes.
     This Note is issued pursuant to and is entitled to the benefits of the Credit Agreement and is secured by the Security Instruments.
     THIS NOTE SHALL BE CONSTRUED IN ACCORDANCE WITH AND BE GOVERNED BY THE LAWS OF THE STATE OF TEXAS FROM TIME TO TIME IN EFFECT.
     THIS WRITTEN NOTE AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES WITH RESPECT TO THE SUBJECT MATTER HEREOF AND THEREOF AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES.

QUICKSILVER GAS SERVICES LP, a
Delaware limited partnership

By:	Quicksilver Gas Services GP LLC, a Delaware limited liability company, its General Partner

By:

Name:

Title:

SCHEDULE A
This Note evidences the Loans made by the Lender under the within-described Credit Agreement to the Borrower, in the principal amounts set forth below, which Loan is of the Type, at the interest rate and for the Interest Periods and was made on the dates set forth below, subject to the payments of principal set forth below:

Interest
	Principal			Period/	Date of	Amount	Balance
Date	Amount		Interest	Maturity	Payment or	Paid or	Out-
Made	of Loan	Type	Rate	Date	Prepayment	Prepaid	standing

EXHIBIT E
[FORM OF]
COMMITMENT INCREASE CERTIFICATE
                    , 20___

To:	Bank of America, N.A.,
as Administrative Agent
for the Lenders referred to below
700 Louisiana Street, 8th Floor
Mail Code: TX4-213-08-14
Houston, Texas 77002
Attention: Ronald E. McKaig
Facsimile: (713) 247-7286
     The undersigned Borrower, Bank of America, N.A., as the Administrative Agent, certain other Agents party thereto and the financial institutions from time to time parties thereto as lenders (the “Lenders”) have heretofore entered into a Credit Agreement, dated as of July ___, 2007, as amended, restated, supplemented or otherwise modified from time to time (the “Credit Agreement”). Capitalized terms not otherwise defined herein shall have the meaning given to such terms in the Credit Agreement.
     This Commitment Increase Certificate is being delivered pursuant to Section 2.08(d) of the Credit Agreement.
     Please be advised that the undersigned Lender has agreed (a) to increase its Commitment under the Credit Agreement effective as of ___, 20___from $[___] to $[___] and (b) that it shall continue to be a party in all respects to the Credit Agreement and the other Loan Documents.

QUICKSILVER GAS SERVICES LP

By:	Quicksilver Gas Services GP LLC, its General Partner

By:

Name:

Title:

E-1

ACCEPTED AND AGREED:
BANK OF AMERICA, N.A., as Administrative Agent

By:
Name:
Title:

ACCEPTED AND AGREED:
[                                                                                                     ], as a Lender

By:
Name:
Title:

E-2

EXHIBIT F
[FORM OF]
ADDITIONAL LENDER CERTIFICATE
                    , 20___

To:	Bank of America, N.A.,
as Administrative Agent
for the Lenders referred to below
700 Louisiana Street, 8th Floor
Mail Code: TX4-213-08-14
Houston, Texas 77002
Attention: Ronald E. McKaig
     The undersigned Borrower, Bank of America, N.A., as the Administrative Agent, certain other Agents party thereto, and the financial institutions from time to time parties thereto as lenders (the “Lenders”) have heretofore entered into a Credit Agreement, dated as of July ___, 2007, as amended, restated, supplemented or otherwise modified from time to time (the “Credit Agreement”). Capitalized terms not otherwise defined herein shall have the meaning given to such terms in the Credit Agreement.
     This Additional Lender Certificate is being delivered pursuant to Section 2.08(d) of the Credit Agreement.
     Please be advised that the undersigned Additional Lender has agreed (a) to become a Lender under the Credit Agreement effective as of ___, 20___with a Commitment of $[___] and (b) that it shall be a party in all respects to the Credit Agreement and the other Loan Documents.
     This Additional Lender Certificate is being delivered to the Administrative Agent together with (i) if the Additional Lender is a Foreign Lender, any documentation required to be delivered by such Additional Lender pursuant to Section 2.17(e) of the Credit Agreement, duly completed and executed by the Additional Lender, and (ii) an Administrative Questionnaire in the form supplied by the Administrative Agent, duly completed by the Additional Lender. [The [Borrower/Additional Lender] shall pay the fee payable to the Administrative Agent pursuant to Section 2.08(d)(ii)(F) of the Credit Agreement.]

Very truly yours,

QUICKSILVER GAS SERVICES LP

By:	Quicksilver Gas Services GP LLC, its General Partner

By:

F-1

Name:

Title:

ACCEPTED AND AGREED:
BANK OF AMERICA, N.A., as Administrative Agent

By:
Name:
Title:

ACCEPTED AND AGREED:
[                                                                                                 ], as Additional Lender

By:
Name:
Title:

F-2

EXHIBIT G
[FORM OF]
PARENT SUBORDINATED NOTE

G-1